AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 1998

                                                      REGISTRATION NO. 333-34875
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                   -----------
                                 POST EFFECTIVE
                                 AMENDMENT NO. 2
                                     TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------
                                U S LIQUIDS INC.
               (Exact name of Registrant as specified in charter)

          DELAWARE                                 8980                          76-0519797
(State or other jurisdiction of       (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)        Classification Code Number)          Identification Number)

                                 W. GREGORY ORR
                                    PRESIDENT
                   411 N. SAM HOUSTON PARKWAY EAST, SUITE 400
                            HOUSTON, TEXAS 77060-3545
                                 (281) 272-4500

                   (Name and address, including zip code, and
                    telephone number, including area code, of
               Registrant's principal executive offices and agent
                                  for service)
                                   -----------
                                   COPIES TO:

                             JOHN D. ROBERTSON, ESQ.
                             HARTZOG CONGER & CASON
                         201 ROBERT S. KERR, SUITE 1600
                          OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-7000
                                   -----------
                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: From time to time after this
                    Registration Statement becomes effective.
                                   -----------
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE A SALE OF ANY OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      SUBJECT TO COMPLETION: June 22, 1998

                                4,990,000 Shares

                                U S LIQUIDS INC.

                                  Common Stock

         This Prospectus relates to the offering of up to 3,000,000 shares of common stock, par value $.01 per share ("Common Stock"), of U S Liquids Inc., a Delaware corporation (the "Company"), that may be issued from time to time by the Company in acquisitions of other businesses, properties and/or assets in business combination transactions. Shares may be issued directly in exchange for assets or securities of other issuers or for cash to be used in business combination transactions. It is expected that the terms of transactions in which Common Stock is issued will be determined by direct negotiation with the owners, controlling persons or management of the businesses, properties and/or assets to be acquired. Shares of Common Stock issued in exchange for assets or securities in business combination transactions are expected to be valued at prices reasonably related to the market price of the Common Stock at the time the terms of the transaction are agreed upon or at the time the shares are issued, and shares issued for cash in connection with business combination transactions are expected to be issued at the market price when the shares are sold. See "Plan of Distribution." The Company does not intend to pay any underwriting or selling commissions in connection with the sale of the shares being offered by this Prospectus, although finder's fees may be paid from time to time with respect to specific business combination transactions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended.

         This Prospectus also relates to the offering of up to 1,990,000 shares of Common Stock by the holders thereof (the "Selling Stockholders"). Shares offered by the Selling Stockholders pursuant to this Prospectus may be offered from time to time in transactions on the American Stock Exchange ("AMEX"), in negotiated transactions and other methods of sale, at prevailing market prices and at negotiated prices. The Selling Stockholders may sell their shares directly and through agents, dealers and underwriters. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

        The Common Stock is listed on AMEX. On June 19, 1998, the last sales price of the Common Stock as reported on AMEX was $19 5/8 per share. See "Price Range of Common Stock and Dividend Policy."

               FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE
                  CONSIDERED IN EVALUATING THE PURCHASE OF ANY
                    SHARES OFFERED HEREBY, SEE "RISK FACTORS"
                    COMMENCING ON PAGE 6 OF THIS PROSPECTUS.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JUNE __, 1998

                               PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. SINCE THE COMPANY'S INITIAL PUBLIC OFFERING (THE "IPO") IN AUGUST 1997, THE COMPANY HAS ACQUIRED OR CONTRACTED TO ACQUIRE 20 BUSINESSES (THE "ACQUISITIONS"), WHICH COLLECTIVELY HAD 1997 PRO FORMA REVENUES OF APPROXIMATELY $111.8 MILLION. ALL OF THESE ACQUISITIONS HAVE BEEN CONSUMMATED EXCEPT THE ACQUISITION FROM USA WASTE SERVICES, INC. ("USA WASTE") OF ONE BUSINESS IN FLORIDA WITH APPROXIMATELY $6.6 MILLION IN 1997 REVENUES (THE "UNIVERSAL WASTE ACQUISITION") WHICH IS UNDER DEFINITIVE AGREEMENT. PENDING THE CONSUMMATION OF THE UNIVERSAL WASTE ACQUISITION, WHICH IS EXPECTED TO OCCUR UPON ISSUANCE OF CERTAIN REGULATORY PERMITS, USA WASTE WILL OPERATE THE BUSINESS ON TERMS THAT HAVE THE SAME EFFECT ON THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS IF THE ACQUISITION HAD BEEN CONSUMMATED. EXCEPT AS OTHERWISE NOTED HEREIN, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNIVERSAL WASTE ACQUISITION HAS BEEN CONSUMMATED.

                                   THE COMPANY

      U S Liquids Inc. (the "Company") is a rapidly growing provider of integrated liquid waste management services, including collection, processing, recovery and disposal services. The Company's primary focus of operations is industrial and commercial wastewater treatment, although the Company also collects, processes and disposes of oilfield waste. The Company operates 34 processing facilities located in eight states and serves over 20,000 customers. The services provided by the Company to any particular customer vary depending on the type of liquid waste generated, local regulations and the treatment capabilities of local publicly-operated treatment works ("POTWs").

      The Company has adopted an acquisition-based growth strategy and intends to continue its expansion, generally through (i) acquiring liquid waste processing facilities; (ii) securing captive waste streams for its facilities by acquiring collection companies and by entering into long-term contracts directly with customers or collection companies; and (iii) integrating acquired companies into the Company's operations to achieve operating efficiencies and economies of scale. The Company believes that the liquid waste industry is highly fragmented and that substantial acquisition opportunities exist throughout North America. Since the Company's IPO in August 1997, the Company has acquired 20 businesses, which collectively had 1997 pro forma revenues of approximately $111.8 million.

      The Company provides liquid waste management services through a number of subsidiaries which are organized into two divisions. The Industrial Wastewater Division collects, processes and disposes of liquid waste (such as industrial wastewater, grease and grit trap waste, bulk liquids and unsaleable beverages, and certain hazardous wastes) and recovers saleable by-products (such as fats, oils, feed proteins, ethanol and solvents) from certain of the waste streams. Typically, the Company uses a variety of physical, chemical, thermal and biological techniques to break down the liquid waste into constituent components. Water extracted from the liquid waste is pretreated and then discharged into a POTW and solid materials are dried and disposed of in a solid waste landfill. The Oilfield Waste Division collects, processes and disposes of waste generated in oil and gas exploration and production. The Company's Industrial Wastewater Division generated 82.0% of the Company's 1997 pro forma revenues of $150.0 million and the Oilfield Waste Division generated the remaining 18.0% of such pro forma revenues.

      The Company believes that as it expands it is likely to gain numerous competitive advantages relative to smaller operators, including: servicing multiple customer locations, treating a wide variety of liquid waste streams, achieving operating efficiencies (including collection route densification and consolidation, and increased equipment and facility utilization), increased economies of scale (including access to lower-cost capital, lower insurance rates, decreased proportional selling, general and administrative expenses and increased purchasing power), and adapting to changing regulations.

      According to The McIlvaine Company, the industrial and commercial wastewater treatment market is highly fragmented with thousands of businesses generating an estimated $25 billion in revenues in 1995. The Company believes that the growth in demand for wastewater treatment services in the United States is driven by the following trends: (i) municipalities refusing to accept certain industrial wastewaters due to limited treatment capabilities and a lack of resources needed to expand or modernize their POTWs, (ii) industrial and commercial businesses avoiding POTW surcharges by using third parties to process and dispose of their wastewater, (iii) industrial and commercial businesses outsourcing their wastewater treatment needs, (iv) continued industrial and commercial expansion, and (v) increasingly strict regulations governing the disposal of industrial wastewater and other liquid wastes, as well as more stringent enforcement of such regulations.

STRATEGY

      The Company's objective is to continue to grow throughout North America by expanding its services in markets where it can be one of the largest and most profitable integrated liquid waste management service companies. The Company has assembled a management team with significant operating and consolidation experience in the waste management industry. The key elements of the Company's strategy are:

                EXPAND THROUGH ACQUISITIONS. The Company intends to continue to aggressively pursue acquisitions of liquid waste management companies in new geographic areas, while increasing its facility and equipment utilization and expanding its market penetration and range of services offered in its existing markets through "tuck-in" acquisitions.

                INTERNAL GROWTH. The Company intends to expand its customer base by positioning itself as a multi-city, single source provider of liquid waste management services for national and regional generators of liquid waste. The Company also plans to expand the capacity and processing capabilities of its existing liquid waste facilities, and is seeking to amend its permits for certain facilities in order to receive additional liquid waste streams.

                OPERATIONAL ENHANCEMENTS. The Company will seek to enhance the operations of its existing facilities and acquired businesses through collection route densification and consolidation and increased facility and equipment utilization. The Company also expects to realize economies of scale, as well as cost savings by consolidating certain administrative functions at its corporate offices.

                OPERATE ON DECENTRALIZED BASIS. The Company intends to continue to manage its various businesses on a decentralized basis, with local management maintaining responsibility for the day-to-day operations, profitability and growth of the business. The Company believes that such a decentralized operating structure will allow the Company to capitalize on the considerable local and regional market knowledge and customer relationships possessed by local management.

                                  THE OFFERING

             This Prospectus relates to 3,000,000 shares of Common Stock to be issued by the Company from time to time in connection with the acquisition of other businesses, properties and/or assets in business combination transactions. The Company currently has no binding agreements to make any acquisitions. See "Plan of Distribution." This Prospectus also relates to the offering of up to 1,990,000 shares of Common Stock by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

                             SUMMARY FINANCIAL DATA

         The historical statement of operations data below sets forth the financial data of the Company for the year ended December 31, 1997, derived from the consolidated financial statements audited by Arthur Andersen LLP, which appear elsewhere in this Prospectus. The historical statement of operations for the three months ended March 31, 1997 and 1998 and the balance sheet data as of March 31, 1998 have been derived from the unaudited consolidated financial statements of the Company. The unaudited consolidated financial statements for all periods have been prepared on the same basis as the audited consolidated financial statements and in the opinion of the Company reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The statement of operations data below present depreciation and amortization expenses separately from operating expenses and selling, general and administrative expenses. Depreciation and amortization expenses are included in the operating and the selling, general and administrative expense captions set forth in the audited financial statements.

         The unaudited pro forma financial data set forth below present certain financial information for the Company which gives effect to (i) the Acquisitions and certain pro forma adjustments to the historical financial statements of the businesses acquired, including adjusting depreciation and amortization expenses to reflect purchase price allocations, recording interest expense to reflect debt issued in connection with the Acquisitions, certain reductions in salaries and benefits payable to the owners of the businesses acquired which were agreed to in connection with the Acquisitions and the related income tax effects of these adjustments, and (ii) the sale of 3,450,000 shares of Common Stock in the secondary public offering consummated by the Company in June 1998 (the "Secondary Offering") and the application of the net proceeds therefrom. The pro forma financial information is not necessarily indicative of results the Company would have obtained had these events actually then occurred or the Company's future results and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Selected Financial Data."

                                                                   HISTORICAL                             PRO FORMA AS ADJUSTED(1)
                                                       -----------------------------------        ----------------------------------

                                                         YEAR             THREE MONTHS              YEAR            THREE MONTHS
                                                         ENDED               ENDED                  ENDED              ENDED
                                                       DECEMBER 31,         MARCH 31,             DECEMBER 31,        MARCH 31,
                                                                     ---------------------                        -----------------
                                                          1997         1997           1998           1997         1997         1998
                                                                                   (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues .........................................      $38,159      $ 7,862       $ 12,343       $149,983      $34,499      $41,678
Operating expenses ...............................       21,353        4,675          7,011        101,868       24,424       27,736
Depreciation and amortization ....................        2,990          633            987          9,292        1,944        2,631
Selling, general and administrative
  expenses .......................................        5,750          690          1,467         18,186        3,487        4,644
                                                        -------      -------       --------       --------      -------      -------
Income from operations ...........................        8,066        1,864          2,878         20,637        4,644        6,667
Interest expense, net ............................        1,734          509            346          2,590          713          540
Other (income) expense, net ......................           41          (28)            (5)           154           91          100
                                                        -------      -------       --------       --------      -------      -------
Income before provision for income taxes .........        6,291        1,383          2,537         17,893        3,840        6,027
Provision for income taxes .......................        2,416          504          1,002          7,336        1,574        2,471
                                                        -------      -------       --------       --------      -------      -------
Net income .......................................      $ 3,875      $   879       $  1,535       $ 10,557      $ 2,266      $ 3,556
                                                        =======      =======       ========       ========      =======      =======
Diluted earnings per common and
  common equivalent share ........................      $  0.55      $  0.16       $   0.18       $   0.81      $  0.18      $  0.27
                                                        =======      =======       ========       ========      =======      =======

Weighted average common and common
  equivalent shares outstanding(2) ...............        7,078        5,418          8,737         13,095       12,933       13,261
EBITDA(3) ........................................      $11,056      $ 2,497       $  3,865       $ 29,929      $ 6,588      $ 9,298

                                                   MARCH 31, 1998
                                      ------------------------------------------
                                                        PRO          PRO FORMA
                                      HISTORICAL        FORMA(4)         AS
                                                    (IN THOUSANDS)   ADJUSTED(5)
BALANCE SHEET DATA:
Cash and cash equivalents .........    $ 5,733        $  7,476       $  7,476
Working capital ...................      5,478           7,691          7,691
Property, plant and equipment,
   net ............................     40,501          76,736         76,736
Total assets ......................     70,240         181,341        181,341
Long-term obligations, net of
   current maturities .............     25,346          90,816         30,026
Stockholders' equity ..............     25,424          46,265        107,055

     (1) Pro forma for the effect of the Acquisitions as if each had occurred on January 1, 1997 and as adjusted to reflect the sale of 3,450,000 shares of Common Stock by the Company in the Secondary Offering and the application of the net proceeds therefrom. See "Capitalization."

     (2) The pro forma as adjusted weighted average common and common equivalent shares outstanding includes: (i) 5,937,435 shares, 5,238,875 shares and 7,438,910 shares outstanding for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively, (ii) 3,450,000 shares issued in connection with the Secondary Offering, (iii) 2,515,124 shares, 3,211,085 shares and 1,073,578 shares for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively, issued in connection with the Acquisitions and the Company's IPO as if each had occurred on January 1, 1997, and (iv) 1,192,531 shares, 1,032,585 shares and 1,298,072 shares for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively, representing the effect of outstanding warrants and options to purchase Common Stock, using the treasury stock method. Excludes 281,250 shares issuable pursuant to options, the vesting of which are contingent upon the successful completion of certain corporate development activities.

     (3) EBITDA represents earnings presented above before interest, other (income) expense, income taxes, depreciation and amortization expense. EBITDA is not a measure of cash flow, operating results or liquidity, as determined in accordance with generally accepted accounting principles, and differs from net cash provided by operating activities as determined under generally accepted accounting principles in that EBITDA excludes interest expense and does not reflect the effects of changes in working capital or deferred income tax items. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flows provided by operations, as determined in accordance with generally accepted accounting principles. The EBITDA amounts shown for the Company may not be comparable to EBITDA as reported by or for other companies because the Company's EBITDA may not be calculated on the same basis as EBITDA as reported by or for other companies.

     (4) Pro forma for the effect of the Acquisitions consummated subsequent to March 31, 1998 as if each had occurred on March 31, 1998.

     (5) Pro forma for the effect of the Acquisitions consummated subsequent to March 31, 1998 as if each had occurred on March 31, 1998 and as adjusted to reflect the sale of 3,450,000 shares of Common Stock by the Company in the Secondary Offering and the application of the net proceeds therefrom. See "Capitalization."

                                  RISK FACTORS

     THE COMMON STOCK BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S STRATEGIES, PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF ANY NUMBER OF FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

LIMITED OPERATING HISTORY; ABSENCE OF COMBINED OPERATING HISTORY

     The Company was organized in November 1996 and began active operations in December 1996. As a result, the Company has very little operating history as an integrated liquid waste management business to which investors may look to evaluate the Company's performance. In addition, since its IPO in August 1997, the Company has completed 20 acquisitions. There can be no assurance that the Company will be able to successfully integrate the operations of the acquired businesses or any subsequently acquired business or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the entire combined enterprise on a profitable basis. In addition, there can be no assurance that the Company's management group will be able to effectively manage the combined entity or to effectively implement the Company's acquisition program and internal growth strategy. The Pro Forma Financial Statements of the Company cover periods when the businesses acquired in the Acquisitions were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate these acquired businesses successfully would have a material adverse effect on the Company's business, results of operations and financial condition, as well as its acquisition program. See "Business --Acquisition Program" and "Management."

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The Company intends to grow significantly through the acquisition of additional liquid waste management businesses. The Company expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or manage additional businesses profitably or to integrate successfully any acquired businesses into the Company without substantial or material unanticipated costs, delays or other operational or financial problems. Businesses acquired by the Company may have liabilities that the Company does not discover or may be unable to discover during its pre-acquisition investigations, including liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, and for which the Company, as a successor owner or operator, may be responsible. Certain environmental liabilities, even if not expressly assumed by the Company, may nonetheless be imposed on the Company under certain legal principles of successor liability, including those under the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"). Three of the businesses acquired in the Acquisitions process hazardous substances at their facilities. The Company may be required under federal, state or local law to investigate and remediate any contamination that may have resulted from the processing of any hazardous substances by any of these businesses. Any indemnitees or warranties, due to their limited scope, amount, duration, the financial limitations of the indemnitor or warrantor, or other reasons, may not fully cover such liabilities. Further, acquisitions involve a number of other special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events, all of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if the Company is not able to successfully integrate the operations of one or more of its acquired businesses, the benefits expected to be derived by the Company from consolidating certain overhead functions such as cash management, human resources, finance and insurance will not be realized. The Company currently has no binding agreements to make any acquisitions. See "Business -- Acquisition Program" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

MANAGEMENT OF GROWTH

     To manage its growth effectively, the Company will be required to continue to implement and improve its operational, financial and management information systems and controls, and to train, motivate and manage its employees. The Company intends to continually review and upgrade its management information systems, as well as hire additional management and other personnel in order to maintain the adequacy of its operational, financial and management controls. The Company's failure to manage its growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management."

RISKS RELATED TO ACQUISITION FINANCING

     The timing, size and success of the Company's future acquisition efforts and the associated capital requirements cannot be readily predicted at this time. The Company currently intends to finance future acquisitions by using a combination of Common Stock and cash. In the event shares of Common Stock are issued in connection with future acquisitions or earn-out provisions of completed acquisitions, purchasers of Common Stock in this offering may experience dilution in the net tangible book value of their stock. If the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources, if available, or incur indebtedness in order to continue its acquisition program. The Company has a $100.0 million credit facility (the "Credit Facility") with a group of banks under which the Company may borrow to fund acquisitions and working capital requirements; however, under the Credit Facility the banks' consent is required in order for the Company to consummate certain acquisitions or incur indebtedness (including, without limitation, debt assumed in connection with acquisitions). As of the date of this Prospectus, the outstanding principal balance of the Credit Facility was approximately $38.0 million. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain such financing when required or that such financing will be available on terms and conditions reasonably acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS RELATED TO OPERATING AND INTERNAL GROWTH STRATEGY

     Key elements of the Company's strategy are to improve the profitability and increase the revenues of its existing operations and any subsequently acquired businesses. The Company intends to improve the profitability of its existing operations and any subsequently acquired businesses by various means, including achieving operating efficiencies and economies of scale. The Company's ability to increase the revenues of its existing operations and any subsequently acquired businesses will be affected by various factors, including the demand for liquid waste collection, processing and disposal services, as well as the demand for by-products recovered by the Company from certain liquid waste streams, and the Company's ability to expand the range of services offered to customers, develop national and regional accounts for its liquid waste management services and other marketing programs. Many of these factors are beyond the Company's control, and there can be no assurance that the Company's operating and internal growth strategies will be successful or that the Company will be able to generate cash flow adequate for its operations and to support internal growth. See "Business -- Strategy."

COMPETITION

     The liquid waste industry is highly fragmented and very competitive. The Company competes with other liquid waste processing facilities and alternative methods of disposal of certain waste streams provided by area landfills and injection wells, as well as the alternative of illegal disposal. In addition, competitive products and services have been and will continue to be successfully developed and marketed by others. Furthermore, future technological change and innovation may result in a reduction in the amount of liquid waste being generated or alternative methods of processing and/or disposal being developed. The Company's inability to procure sufficient quantities of liquid waste would have a material adverse effect on the Company's business, results of operations and financial condition. The market for the various by-products recovered by the Company for sale to third parties is also very competitive and is served by several large companies and a number of smaller, owner-operated companies. With respect to its oilfield waste operations, the Company must compete with alternative methods of off-site disposal of oilfield waste. The Company also faces competition from customers who seek to enhance and develop their own methods of disposal instead of using the services of third parties such as the Company. Future technological change and innovation may increase the amount of internal oilfield waste processing and disposal as well as the number of competitors in this market. Increased use of internal processing and disposal methods and other competitive factors could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, until August 2001, the Company is prohibited from engaging in certain activities relating to the collection, transportation or disposal of oilfield waste generated in the Gulf of Mexico and certain surrounding states and other related businesses. See " -- Dependence on Newpark for Offshore-Generated Oilfield Waste; Covenant Not to Compete; and Obligation to Treat Oilfield Waste Received from Newpark at Below-Market Prices," "Business -- Operations and Services Provided" and "Certain Transactions -- Campbell Wells Acquisition."

     Competitors of the Company may be better capitalized, have greater name recognition or be able to provide services or products at a lower cost. In addition, as the liquid waste market matures, competition can be expected to increase. As a result of these competitive factors, there can be no assurance that the Company's growth strategy will be successful or that the Company will be able to generate cash flow adequate for its operations and to support future acquisitions and internal growth. See "Business -- Competition."

FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS

     The Company's operations are subject to numerous and continually evolving federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters, including the Clean Water Act, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and the Clean Air Act. If existing regulatory requirements change, the Company may, among other things, be required to make significant unanticipated capital and operating expenditures. Although the Company believes that it is presently in material compliance with applicable laws and regulations, there can be no assurance that it will be deemed to be in compliance in the future. Governmental authorities may seek to impose fines and penalties on the Company or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under such circumstances, the Company might be required to curtail or cease operations or conduct site remediation until a particular problem is remedied, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if the Company's operations resulted in the release of hazardous substances, the Company could incur liability under CERCLA. See "Business -- Regulatory Background."

IMPACT OF FAILURE TO OBTAIN OR MAINTAIN NECESSARY GOVERNMENTAL APPROVALS

     The Company operates in a highly regulated environment and the facilities at which the Company processes liquid waste are required to have permits and approvals from federal, state and local governments. Any of such permits or approvals or applications may be subject to denial, revocation or modification under various circumstances. In addition, in the event new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are enforced differently, the Company may be required to obtain additional operating permits or approvals. The process of obtaining a required permit or approval may be lengthy and expensive and the issuance of such permits or the obtaining of such approval may be subject to public opposition. There can be no assurance that the Company will be successful in obtaining or maintaining all required permits and approvals. Any such failure could have a material adverse effect on the Company's business, results of operations and financial condition.

POTENTIAL ENVIRONMENTAL LIABILITY; INSUFFICIENCY OF INSURANCE

     The Company processes and disposes of various types of hazardous and nonhazardous wastes at its facilities. There may be various adverse consequences to the Company in the event that a facility owned or operated by the Company (including any acquired business) causes environmental damage, in the event that waste transported by the Company causes environmental damage at another site, in the event the Company fails to comply with applicable environmental and land use laws and regulations or the terms of a permit or outstanding consent order or in the event a facility owned or operated by the Company or the soil or groundwater thereunder is or becomes contaminated. These adverse consequences may include the imposition of substantial monetary penalties on the Company, the issuance of an order requiring the curtailment or termination of the operations involved or affected, the revocation or denial of permits or other approvals necessary for continued operation or expansion of a facility, the imposition of liability on the Company with respect of any environmental damage (including groundwater or soil contamination) at its facilities or that its facilities caused to adjacent landowners or others or environmental damage at another site associated with waste transported by the Company, the imposition of liability on the Company under CERCLA or under comparable state laws, and criminal liability for the Company or its officers. In addition, citizens' groups, adjacent landowners or governmental entities could oppose the issuance of a permit or approval to the Company or allege violations of the permits pursuant to which the Company operates or laws or regulations to which the Company is subject. Any of the foregoing could have a material adverse effect on the Company's business, results of operations and financial condition. CERCLA and comparable state laws impose retroactive strict, joint and several liability on various parties that are, or have been, associated with a site at which there has been, or is threatened, a release of any hazardous substance (as defined by CERCLA) into the environment. Liability under RCRA, CERCLA and comparable state laws may include responsibility for costs of site investigations, site clean up, site monitoring, natural resources damages and property damages. Liabilities under RCRA, CERCLA and comparable state laws can be very substantial and, if imposed upon the Company, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Regulatory Background."

     The National Emission Standards for Hazardous Air Pollutants ("NESHAPs") regulate the collection, packaging, transportation and disposal of asbestos-containing material. NESHAPs regulate visible emissions of asbestos fibers to outside air and require emissions controls and appropriate work practices. Asbestos is listed as a hazardous substance under CERCLA. Certain states have classified asbestos as hazardous waste and require appropriate handling and disposal practices. One of the businesses recently acquired by the Company transports and disposes of asbestos-containing materials. There can be no assurance that the Company will not face claims resulting from environmental liabilities relating to these and other materials in its waste management operations.

     During the ordinary course of its operations, the Company has from time to time received, and expects that it may in the future receive, citations or notices from governmental authorities that its operations are not in compliance with its permits or certain applicable environmental or land use laws and regulations. The Company generally seeks to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that the Company will always be successful in this regard, and the failure to resolve a significant issue could result in one or more of the adverse consequences to the Company described above.

     While the Company maintains liability insurance, the insurance is subject to coverage limits and certain policies exclude coverage for damages resulting from environmental contamination. Although there are currently numerous sources from which such coverage may be obtained, there can be no assurance that insurance will continue to be available to the Company on commercially reasonable terms, that the possible types of liabilities that may be incurred by the Company will be covered by its insurance, that the Company's insurance carriers will be able to meet their obligations under the policies or that the dollar amount of such liabilities will not exceed the Company's policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company's business, results of operations and financial condition.

POTENTIAL IMPACT OF STATE OF LOUISIANA EXAMINATIONS OF THE OILFIELD WASTE DISPOSAL INDUSTRY

     In 1997, after an unsuccessful attempt was made in the Louisiana legislature to require the Company's Bourg, Louisiana landfarm to relocate or close, the Governor of Louisiana directed certain state agencies to examine the operations at the Bourg landfarm and to review generally Louisiana's rules and regulations regarding the processing and disposal of oilfield waste. As a result of this mandate, the Louisiana Department of National Resources has adopted emergency rules that will, among other things, require (i) generators of oilfield waste to conduct additional tests on oilfield waste to be disposed of off-site, and (ii) all oilfield waste disposal facilities located in Louisiana to conduct additional tests on oilfield waste accepted for processing and/or disposal. These emergency rules went into effect on May 1, 1998 and will continue for 120 days. Results of the testing conducted by the disposal facilities and the generators of the oilfield waste will be evaluated by the Department of Natural Resources to determine if there are any constituents present in the oilfield waste in high enough concentrations to pose a risk to human health or the environment and, if so, whether any modifications to the Department's rules governing the processing and/or disposal of oilfield waste are warranted. New regulations or changes in applicable regulations resulting from the implementation of these emergency rules could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE UPON OILFIELD WASTE EXEMPTION UNDER RCRA AND OTHER ENVIRONMENTAL REGULATIONS

     Oilfield waste is currently exempt from the requirements of RCRA, which is the principal federal statute governing the handling and disposal of waste. In recent years, proposals have been made to rescind or modify this exemption. The repeal or modification of the exemption covering oilfield waste or modification of applicable regulations or interpretations regarding the processing and/or disposal of oilfield waste would require the Company to alter its method of processing and disposing of oilfield waste. Such repeal or modification could have a material adverse effect on the Company's business, results of operations and financial condition. Each of the Company's operations is also dependent to varying degrees on the existence and enforcement of local, state and federal environmental regulations. Any repeal or relaxation of such regulations, or a failure of governmental authorities to enforce such regulations, could result in decreased demand for the Company's services and, therefore, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's operations may also be adversely affected by new regulations or changes in other applicable regulations. See "Business -- Regulatory Background."

DEPENDENCE ON OIL AND GAS INDUSTRY

     Demand for the Company's oilfield waste processing and disposal services depends in large part upon the level of exploration for and production of oil and gas, particularly in the Gulf Coast region. This demand, in turn, depends on, among other things, oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves and the ability of oil and gas companies to raise capital. Prices for oil and gas historically have been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas, domestic and worldwide economic conditions and political instability in oil-producing countries. No assurance can be given that current levels of oil and gas activities will be maintained or that the demand for the Company's oilfield waste services will reflect the level of such activities. Prices for oil and natural gas are expected to continue to be volatile and affect demand for the Company's oilfield waste services. A material decline in oil or natural gas prices or exploration activities could have a material adverse effect on the demand for the Company's oilfield waste services and, therefore, the Company's business, results of operations and financial condition.

DEPENDENCE ON NEWPARK FOR OFFSHORE-GENERATED OILFIELD WASTE; COVENANT NOT TO COMPETE; AND OBLIGATION TO TREAT OILFIELD WASTE RECEIVED FROM NEWPARK AT BELOW-MARKET PRICES

     In December 1996, the Company acquired five oilfield waste landfarms and landfills from Campbell Wells, L.P. and Campbell Wells Norm, L.P. (collectively "Campbell Wells") and Sanifill, Inc. ("Sanifill"), each of which is now a wholly-owned subsidiary of USA Waste. In connection with this acquisition (the "Campbell Wells Acquisition"), the Company acquired a disposal agreement (the "Disposal Agreement") and certain related agreements with Newpark Resources, Inc., a public company located in New Orleans ("Newpark"), that obligate Newpark to deliver to the Company, in each of the next 23 years, oilfield waste for treatment and disposal at certain of the Company's Louisiana landfarms. Specifically, until June 30, 2021, Newpark is obligated to deliver to the Company for processing and disposal the lesser of (i) one-third of the barrels of oilfield waste that Newpark receives for processing and disposal in Louisiana, Texas, Mississippi, Alabama and the Gulf of Mexico (the "Territory") and (ii) 1,850,000 barrels of oilfield waste, in each case excluding saltwater. In return, prior to August 2001, the Company is obligated not to engage, directly or indirectly, in the collection, transfer, transportation, treatment or disposal of oilfield waste generated in a marine environment or transported in marine vessels or the site remediation and closure business in the Territory. As a result of these contractual arrangements with Newpark, the Company's Oilfield Waste Division is dependent upon Newpark's ability to maintain its share of the oilfield waste disposal market in the Territory. There can be no assurance that Newpark will be able to maintain its share of the oilfield waste disposal market in the Territory, and a significant decline in Newpark's market share could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, these contractual arrangements limit the ability of the Company to expand its offshore oilfield waste operations in the Territory through acquisitions or otherwise.

     The Disposal Agreement also governs the price to be paid by Newpark to the Company for delivered oilfield waste. This contractual price is lower than the price that the Company could obtain in the open market, and the Company expects such price disparity to persist for the duration of the Disposal Agreement. For the year ended December 31, 1997, pro forma revenues of approximately $27.0 million, or approximately 18.0% of the Company's total pro forma revenues, were derived from the processing and disposal of oilfield waste, of which amount approximately $7.9 million, or approximately 5.3% of the Company's total pro forma revenues, was derived from the processing and disposal of oilfield waste received from Newpark. See "Business -- Operations and Services Provided" and "Certain Transactions -- Campbell Wells Acquisition."

RELIANCE ON KEY PERSONNEL

     The Company is highly dependent on its executive officers and senior management, and the Company likely will depend on the senior management of any significant business it acquires in the future. The loss of any of its current executive officers or key employees or any member of senior management of any subsequently acquired business could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, debt outstanding under the Credit Facility may be accelerated at the option of the lenders in the event that, among other things, Michael P. Lawlor, W. Gregory Orr or Earl J. Blackwell ceases to serve as an executive officer of the Company and is not replaced within 60 days by an individual reasonably satisfactory to the lenders. The Company does not maintain key man life insurance on any of its executive officers or key employees.

LACK OF DIVIDENDS

     The Company has not paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain future earnings, if any, to finance the expansion of its operations and for general corporate purposes, including future acquisitions. In addition, the Credit Facility prohibits the Company from paying dividends on its capital stock. See "Dividend Policy."

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides for a Board of Directors with staggered terms, which may discourage or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which selling stockholders may otherwise receive a premium for their shares over then current market prices. In addition, pursuant to the Certificate of Incorporation, the Board of Directors has been authorized to approve the issuance of shares of currently undesignated preferred stock, to determine the price, powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed on any unissued series of such preferred stock, and to fix the number of shares constituting any such series and the designation of such series, without any vote or future action by the stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Common Stock. See "Description of Securities -- Preferred Stock."

                                 USE OF PROCEEDS

     The shares being offered by the Company herein may be issued from time to time in connection with business combination transactions, including the issuance of shares for cash to be used in business combination transactions. Any cash proceeds from the sale of shares by the Company may be used to pay all or part of the purchase price for or to pay indebtedness or fund the working capital requirements of an acquired company. The Company will not receive any proceeds from the sale of shares in this offering by the Selling Stockholders. See "Plan of Distribution."

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock has been listed on AMEX since August 20, 1997. The trading symbol for the Common Stock is "USL." The last sales price of the Common Stock as reported on AMEX on June 19, 1998 was $19 5/8. The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock as reported on AMEX.

                                                      PRICE RANGE
                                                    OF COMMON STOCK
                                                 -------------------
1997                                              HIGH          LOW
    Third Quarter (beginning August 20).......   $18 3/16     $13 1/8
    Fourth Quarter............................    19 3/8       12 5/8

1998

    First Quarter.............................   $20 3/4      $14 1/4
    Second Quarter (through June 19)..........    25 1/4       18 1/2

The Company has not paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain future earnings, if any, to finance the expansion of its operations and for general corporate purposes, including future acquisitions. Furthermore, the Company is prohibited from declaring or paying cash dividends on its capital stock under the terms of its Credit Facility.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company (i) as of March 31, 1998, (ii) pro forma to reflect the effect of the Acquisitions that were consummated subsequent to March 31, 1998 as if each had occurred on March 31, 1998, and (iii) pro forma as adjusted to reflect the sale of 3,450,000 shares of Common Stock by the Company in the Secondary Offering and the application of the net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included elsewhere in this Prospectus.

                                                       MARCH 31, 1998
                                           -------------------------------------
                                                             PRO       PRO FORMA
                                           HISTORICAL       FORMA    AS ADJUSTED
                                                       (In thousands)
Current maturities of long-term
obligations ...............................  $ 1,258      $  1,258      $  1,258
                                             =======      ========      ========

Long-term obligations, net of current
   maturities .............................  $25,346      $ 90,816      $ 30,026

Stockholders' equity:
   Preferred Stock, $.01 par value,
        5,000,000 shares authorized; no
        shares issued and outstanding .....     --            --            --
   Common Stock, $.01 par value,
        30,000,000 shares authorized;
        7,499,022 shares issued and
        outstanding, historical; 8,516,211
        shares issued and outstanding, pro
        forma; and 11,966,211 shares issued
        and outstanding, pro forma as
        adjusted(1) .......................       75            85           120

   Additional paid-in capital .............   20,171        41,002       101,757
   Retained earnings ......................    5,178         5,178         5,178
                                             -------      --------      --------
               Total stockholders' equity .   25,424        46,265       107,055
                                             -------      --------      --------
                       Total capitalization  $50,770      $137,081      $137,081
                                             =======      ========      ========
---------------------------------
(1) Excludes 2,110,375 shares issuable upon exercise of options and warrants outstanding as of March 31, 1998.

                             SELECTED FINANCIAL DATA

      The historical statement of operations for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 have been derived from the consolidated financial statements audited by Arthur Andersen LLP, which appear elsewhere in this Prospectus. The historical statement of operations data for the year ended December 31, 1994 have been derived from the consolidated financial statements audited by Arthur Andersen LLP, which do not appear elsewhere in this Prospectus. The historical statement of operations for the year ended December 31, 1993, and for the three month periods ended March 31, 1997 and 1998 and the balance sheet data as of March 31, 1998 have been derived from the unaudited consolidated financial statements of the Company. The unaudited consolidated financial statements for all periods have been prepared on the same basis as the audited consolidated financial statements and in the opinion of the Company reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The statement of operations data below present depreciation and amortization expenses separately from operating expenses and selling, general and administrative expenses. Depreciation and amortization expenses are included in the operating and the selling, general and administrative expense captions set forth in the audited financial statements.

      The unaudited pro forma financial data set forth below present certain financial information for the Company which gives effect to (i) the Acquisitions and certain pro forma adjustments to the historical financial statements of the businesses acquired, including adjusting depreciation and amortization expenses to reflect purchase price allocations, recording interest expense to reflect debt issued in connection with the Acquisitions, certain reductions in salaries and benefits payable to the owners of the businesses acquired which were agreed to in connection with the Acquisitions and the related income tax effects of these adjustments, and (ii) the sale of 3,450,000 shares of Common Stock by the Company in the Secondary Offering and the application of the net proceeds therefrom. The pro forma financial information is not necessarily indicative of results the Company would have obtained had these events actually then occurred or the Company's future results and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See the unaudited Pro Forma Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                                                 THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                  MARCH 31,
                                                -----------------------------------------------   ----------------
                                                  1993      1994      1995      1996      1997     1997       1998
                                                                         (In thousands, except per share data)
STATEMENT OF OPERATIONS
   DATA -- HISTORICAL:
Revenues ..................................... $ 3,799   $ 8,039   $11,127  $ 14,285   $38,159  $ 7,862   $ 12,343
Operating expenses ...........................   1,822     7,422     9,776    11,369    21,353    4,675      7,011
Depreciation and amortization ................     104       136       159       424     2,990      633        987
Selling, general and administrative
   expenses ..................................   1,813       643       863     1,437     5,750      690      1,467
                                               -------   -------   -------  --------   -------  -------   --------
Income (loss) from operations ................      60      (162)      329     1,055     8,066    1,864      2,878
Interest expense, net ........................     112       110       159       397     1,734      509        346
Other (income) expense, net ..................      13        (1)       18       (88)       41      (28)        (5)
                                               -------   -------   -------  --------   -------  -------   --------
Income (loss) before provision for
   income taxes ..............................     (65)     (271)      152       746     6,291    1,383      2,537
Provision for income taxes ...................    --         (89)       49       255     2,416      504      1,002
                                               -------   -------   -------  --------   -------  -------   --------
Net income (loss) ............................ $   (65)  $  (182)  $   103  $    491   $ 3,875  $   879   $  1,535
                                               =======   =======   =======  ========   =======  =======   ========
Basic earnings (loss) per common share ....... $ (0.04)  $ (0.11)  $  0.06  $   0.23   $  0.65  $  0.17   $   0.21
                                               =======   =======   =======  ========   =======  =======   ========
Diluted earnings (loss) per common
   and common equivalent share ............... $ (0.04)  $ (0.11)  $  0.06  $   0.23   $  0.55  $  0.16   $   0.18
                                               =======   =======   =======  ========   =======  =======   ========
Weighted average common shares
   outstanding ...............................   1,700     1,700     1,700     2,117     5,937    5,239      7,439
Weighted average common and common
   equivalent shares outstanding .............   1,700     1,700     1,700     2,139     7,078    5,418      8,737
EBITDA(1) .................................... $   164   $   (26)  $   488  $  1,479   $11,056  $ 2,497   $  3,865

                                                                                                 (TABLE CONTINUED ON FOLLOWING PAGE)

                                               YEAR ENDED   THREE MONTHS ENDED
                                               DECEMBER 31,     MARCH 31,
                                                  1997      -------------------
                                                              1997        1998

                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA --
 PRO FORMA AS ADJUSTED(2):
Revenues ....................................  $149,983     $34,499     $41,678
Operating expenses ..........................   101,868      24,424      27,736
Depreciation and amortization ...............     9,292       1,944       2,631
Selling, general and administrative
    expenses ................................    18,186       3,487       4,644
                                               --------     -------     -------
Income from operations ......................    20,637       4,644       6,667
Interest expense, net .......................     2,590         713         540
Other expense, net ..........................       154          91         100
                                               --------     -------     -------
Income before provision for income taxes ....    17,893       3,840       6,027
Provision for income taxes ..................     7,336       1,574       2,471
                                               --------     -------     -------
Net income ..................................  $ 10,557     $ 2,266     $ 3,556
                                               ========     =======     =======
Basic earnings per common share .............  $   0.89     $  0.19     $  0.30
                                               ========     =======     =======
Diluted earnings per common and
    common equivalent share .................  $   0.81     $  0.18     $  0.27
                                               ========     =======     =======
Weighted average common shares
    outstanding(3) ..........................    11,903      11,900      11,962
Weighted average common and common
    equivalent shares outstanding(4) ........    13,095      12,933      13,261
EBITDA(1) ...................................  $ 29,929     $ 6,588     $ 9,298

                                                            HISTORICAL DECEMBER 31,                     MARCH 31, 1998
                                           -------------------------------------------------   -----------------------------------
                                                                                                              PRO      PRO FORMA
                                               1993      1994       1995      1996      1997   HISTORICAL  FORMA(5)  AS ADJUSTED(6)
                                                                    (In thousands)
BALANCE SHEET DATA:
Cash and cash equivalents ..............   $    51    $    25    $    39    $ 5,604   $ 2,203   $ 5,733   $  7,476   $  7,476
Working capital (deficit) ..............      (108)      (301)      (576)       223     2,122     5,478      7,691      7,691
Property, plant and equipment, net .....       867        911      1,680     34,582    39,110    40,501     76,736     76,736
Total assets ...........................     1,277      1,410      3,007     46,851    55,016    70,240    181,341    181,341
Long-term obligations, net of current
   maturities ..........................     1,077      1,191      1,596     23,668    16,644    25,346     90,816     30,026
Stockholders' equity ...................      (266)      (455)      (358)     1,538    20,906    25,424     46,265    107,055

-----------------
     (1) EBITDA represents earnings presented above before interest, other (income) expense, income taxes, depreciation and amortization expense. EBITDA is not a measure of cash flow, operating results or liquidity, as determined in accordance with generally accepted accounting principles, and differs from net cash provided by operating activities as determined under generally accepted accounting principles in that EBITDA excludes interest expense and does not reflect the effects of changes in working capital or deferred tax items. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flows provided by operations, as determined in accordance with generally accepted accounting principles. The EBITDA amounts shown for the Company may not be comparable to EBITDA as reported by or for other companies because the Company's EBITDA may not be calculated on the same basis as EBITDA as reported by or for other companies.

     (2) Pro forma for the effect of the Acquisitions as if each had occurred on January 1, 1997 and as adjusted for the sale of 3,450,000 shares of Common Stock by the Company in the Secondary Offering and the application of the net proceeds therefrom. See "Capitalization."

     (3) The pro forma as adjusted weighted average common shares outstanding includes: (i) 5,937,435 shares, 5,238,875 shares and 7,438,910 shares outstanding for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively, (ii) 3,450,000 shares issued in connection with the Secondary Offering, and (iii) 2,515,124 shares, 3,211,085 shares and 1,073,578 shares for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively, issued in connection with the Acquisitions and the Company's IPO as if each had occurred on January 1, 1997.

     (4) The pro forma as adjusted weighted average common and common equivalent shares outstanding includes the weighted average common shares outstanding and 1,192,531 shares, 1,032,585 shares and 1,298,072 shares for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998, respectively, representing the effect of outstanding warrants and options to purchase Common Stock, using the treasury stock method. Excludes 281,250 shares issuable pursuant to options, the vesting of which are contingent upon the successful completion of certain corporate development activities.

     (5) Pro forma for the effect of the Acquisitions consummated subsequent to March 31, 1998 as if each had occurred on March 31, 1998.

     (6) Pro forma for the effect of the Acquisitions consummated subsequent to March 31, 1998 as if each had occurred on March 31, 1998 and as adjusted to reflect the sale of 3,450,000 shares of Common Stock by the Company in the Secondary Offering and the application of the net proceeds therefrom. See "Capitalization."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO, THE PRO FORMA FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     The Company collects, processes, recovers and disposes of liquid waste through a number of subsidiaries that are organized into two divisions. The Industrial Wastewater Division collects, processes and disposes of liquid waste and whenever feasible recovers saleable by-products from the waste streams. The Company formed its Industrial Wastewater Division when it acquired two companies in June 1997 in transactions that were accounted for under the pooling-of-interests method of accounting. The Oilfield Waste Division processes and disposes of waste generated in oil and gas exploration and production. It was formed in December 1996 when the Company purchased its Louisiana and Texas landfarms from Sanifill, a wholly-owned subsidiary of USA Waste. Since the Company's IPO in August 1997, the Industrial Wastewater Division has acquired 19 businesses and the Oilfield Waste Division has acquired one business.

     Due to the number of acquisitions completed by the Company during the fourth quarter of 1997 and the first five months of 1998, management's discussion addresses both historical and pro forma results of operations and financial condition. The pro forma discussion addresses the results of operations of the Company for the quarters ended March 31, 1997 and 1998 and the year ended December 31, 1997, with certain pro forma adjustments as described in the notes to the Pro Forma Financial Statements. The Pro Forma Financial Statements (i) assume that the Acquisitions were each completed on January 1, 1997, (ii) include certain adjustments to the historical financial statements of the businesses acquired, including adjusting depreciation and amortization expenses to reflect purchase price allocations, recording interest expense to reflect debt issued in connection with the Acquisitions, certain reductions in salaries and benefits payable to the owners of the businesses acquired which were agreed to in connection with the Acquisitions and the related income tax effects of these adjustments, and (iii) are adjusted for the sale of 3,450,000 shares of Common Stock by the Company in the Secondary Offering and the application of the net proceeds therefrom as if these events occurred on January 1, 1997. The pro forma results of operations are not necessarily indicative of the results the Company would have obtained had the acquired businesses been acquired on that date or of the Company's future results. The historical discussion addresses the actual results of operations and financial condition of the Company as shown in its Consolidated Financial Statements for the quarters ended March 31, 1997 and 1998 and the years ended December 31, 1995, 1996 and 1997. Such statements reflect, for all periods presented, the historical results of operations of businesses acquired by the Company in transactions that were accounted for under the pooling-of-interests method of accounting and the results of operations of other acquired businesses from their dates of acquisition.

     The Industrial Wastewater Division generated $123.0 million, or 82.0%, of the Company's 1997 pro forma revenues. This Division derives revenues from two principal sources: tipping and collection fees received for processing and disposing of waste and revenue obtained from the sale of by-products, including fats, oils, feed proteins, industrial and fuel grade ethanol, solvents, aluminum, glass, plastic and cardboard, recovered from waste streams. Some of the Company's by-product sales involve the brokering of industrial and fuel grade ethanol produced by third parties in order to meet its customers' volume and quality requirements. Tipping and collection fees charged to customers vary per gallon by waste stream according to the constituents of the waste, expenses associated with processing the waste and competitive factors. By-products are commodities and their prices fluctuate based on market conditions. The Company anticipates that revenues from tipping and collection fees, which have higher margins than by-product sales, will increase at a faster rate than revenues from sales of by-products and brokering of ethanol. The Company anticipates that the Industrial Wastewater Division will represent a growing share of the Company's business because of its projected internal growth and future acquisitions.

     The Oilfield Waste Division generated $27.0 million, or 18.0%, of the Company's 1997 pro forma revenues. This Division derives revenues from fees charged to customers for processing and disposing of oil and gas exploration and production waste. These fees are based on the composition of the waste and currently range from $0.40 per barrel for saltwater to $6.75 to $10.75 per barrel for oil-based drilling fluids, depending upon the makeup of the waste. Accordingly, the Company believes that total revenues are a better indicator of performance than is the average fee charged. When waste is unloaded at a given site, the Company recognizes the related revenue and records a reserve for the estimated amount of expenses to be incurred to process the waste in order to match revenues with their related costs. As processing occurs, generally over nine to twelve months, the reserve is depleted as expenses are incurred. The Company's operating margins in the Oilfield Waste Division are typically higher than in the Industrial Wastewater Division.

     In connection with the Campbell Wells Acquisition, the Company acquired a long-term disposal agreement (the "Disposal Agreement") with Newpark for the processing and disposal of oilfield waste generated offshore in the Gulf Coast region. During the twelve month period ending December 31, 1997, Newpark delivered approximately 1,430,000 barrels of oilfield waste, excluding saltwater, to the Company's landfarms. These deliveries accounted for approximately $7.9 million, or 5.3%, of the Company's 1997 pro forma revenues. The price paid by Newpark under the Disposal Agreement is currently $5.50 per barrel, adjusted semi-annually beginning June 30, 1998, with a price floor of $5.50 per barrel. Although the contract price is lower than the current market price for comparable waste, Newpark's delivery obligations under the Disposal Agreement allow the Company to eliminate virtually all marketing and transfer expenses on waste delivered under the Disposal Agreement and, consequently, the Company believes that operating margins on waste volume from Newpark and other customers are comparable. The Company expects a disparity between the contract price and market price to continue for the duration of the Disposal Agreement. While there is no absolute floor on the minimum delivery requirements under the Disposal Agreement, Newpark is contractually obligated to deliver on an annual basis to the Company one-third of the barrels of oilfield waste (excluding saltwater) that Newpark receives for processing and disposal in Louisiana, Texas, Mississippi, Alabama and the Gulf of Mexico; however, in no event is Newpark obligated to deliver more than 1,850,000 barrels per contract year. See "Certain Transactions -- Campbell Wells Acquisition."

     Operating expenses include compensation and overhead related to operations workers, supplies and other raw materials, transportation charges, disposal fees paid to third parties, real estate lease payments and energy and insurance costs applicable to waste processing and disposal operations.

     Selling, general and administrative expenses include management, clerical and administrative compensation and overhead relating to the Company's corporate offices and each of its operating sites, as well as professional services and costs.

     Depreciation and amortization expenses relate to the Company's landfarms and other depreciable or amortizable assets. Landfarms, which constitute approximately 38% of the Company's pro forma net property, plant and equipment, are amortized over 25 years. Other depreciable or amortizable assets are expensed over periods ranging from three to 40 years. Amortization expenses relating to acquisitions have not been significant in the past, but will increase as a result of amortization of goodwill recorded in connection with the Acquisitions and future acquisitions.

RESULTS OF OPERATIONS

    PRO FORMA AS ADJUSTED RESULTS FOR THE QUARTERS ENDED MARCH 31, 1998 AND 1997

     REVENUES. Pro forma revenues for the quarter ended March 31, 1998 increased $7.2 million, or 20.8%, from $34.5 million for the quarter ended March 31, 1997 to $41.7 million for the quarter ended March 31, 1998. The Industrial Wastewater Division contributed $28.9 million, or 83.8%, of first quarter 1997 pro forma revenues and $33.8 million, or 81.1%, of first quarter 1998 pro forma revenues. Tipping and collection fees generated $17.4 million, or 60.3%, and $24.0 million, or 71.0%, of the Industrial Wastewater Division's pro forma revenues for the first quarters of 1997 and 1998, respectively. By-product sales generated the remaining $11.5 million, or 39.7%, and $9.8 million, or 29.0%, of the Industrial Wastewater Division's pro forma revenues for the first quarters of 1997 and 1998, respectively. Brokered sales of ethanol included in by-product sales were $6.3 million and $4.3 million for the first quarters of 1997 and 1998, respectively. The Oilfield Waste Division contributed $5.6 million, or 16.2%, of first quarter 1997 pro forma revenues and $7.9 million, or 18.9%, of first quarter 1998 pro forma revenues.

     Pro forma revenues of the Industrial Wastewater Division increased $4.9 million, or 17.0%, from $28.9 million for the quarter ended March 31, 1997 to $33.8 million for the quarter ended March 31, 1998. This increase was attributable to additional volumes of waste processed and an increase in the average tipping fee, which was partially offset by a decrease in by-product sales resulting primarily from lower market prices for ethanol. The Oilfield Waste Division's pro forma revenues increased $2.3 million, or 41.1%, from $5.6 million for the quarter ended March 31, 1997 to $7.9 million for the quarter ended March 31, 1998 due to additional revenues resulting from a nonrecurring remediation project in Michigan, an increase in the volume of waste processed resulting from increased drilling activity in the Gulf Coast region and an increase in tipping fee rates which became effective in the third quarter of 1997.

     OPERATING EXPENSES. Pro forma operating expenses increased $3.3 million, or 13.6%, from $24.4 million for the quarter ended March 31, 1997 to $27.7 million for the quarter ended March 31, 1998. As a percentage of pro forma revenues, pro forma operating expenses decreased from 70.8% for first quarter 1997 to 66.5% for first quarter 1998. This improvement was due primarily to an increase in tipping and collection revenues, which have higher margins than by-product sales, in the 1998 period, as well as increased efficiencies resulting from higher volumes and operational enhancements.

     DEPRECIATION AND AMORTIZATION. Pro forma depreciation and amortization expenses increased $687,000, or 35.3%, from $1.9 million for the quarter ended March 31, 1997 to $2.6 million for the quarter ended March 31, 1998, primarily as a result of an increase in capital expenditures. As a percentage of pro forma revenues, pro forma depreciation and amortization expenses increased from 5.6% in first quarter 1997 to 6.3% in first quarter 1998.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Pro forma selling, general and administrative expenses increased $1.2 million, or 33.2%, from $3.5 million for the quarter ended March 31, 1997 to $4.6 million for the quarter ended March 31, 1998. As a percentage of pro forma revenues, pro forma selling, general and administrative expenses increased from 10.1% for the first quarter of 1997 to 11.1% for the first quarter of 1998. The increase in such expenses was primarily due to higher personnel costs and professional fees associated with being a public company and the establishment of the Company's corporate offices in Houston in May of 1997.

     INTEREST AND OTHER EXPENSES. Pro forma net interest and other expenses decreased by $164,000, or 20.4%, from $804,000 for the quarter ended March 31, 1997 to $640,000 for the quarter ended March 31, 1998. This decrease was attributable to the use of free cash from operations to reduce debt.

     INCOME TAXES. The pro forma provision for income taxes increased by $897,000, or 57.0%, from $1.6 million for the quarter ended March 31, 1997 to $2.5 million for the quarter ended March 31, 1998 as a result of increased taxable income. The assumed effective tax rate for both periods was 41.0%.

    PRO FORMA AS ADJUSTED RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997

     REVENUES. Pro forma revenues for 1997 were $150.0 million. The Industrial Wastewater Division generated $123.0 million, or 82.0%, of such pro forma revenues. Tipping and collection fees contributed $81.3 million, or 66.1%, of the Industrial Wastewater Division's 1997 pro forma revenues and by-product sales contributed the remaining $41.7 million, or 33.9%, of the Industrial Wastewater Division's 1997 pro forma revenues. Brokered sales of ethanol constituted $18.5 million of the by-product sales of the Industrial Wastewater Division. The Oilfield Waste Division generated $27.0 million, or 18.0%, of 1997 pro forma revenues.

     OPERATING EXPENSES. Pro forma operating expenses for 1997 were $101.9 million or 67.9% of pro forma revenues.

     DEPRECIATION AND AMORTIZATION. Pro forma depreciation and amortization expenses for 1997 were $9.3 million, which represented 6.2% of pro forma revenues.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Pro forma selling, general and administrative expenses for 1997 were $18.2 million. As a percentage of pro forma revenues, pro forma selling, general and administrative expenses were 12.1%. Included in the $18.2 million were $462,000 of pooling expenses. Excluding this one-time charge, pro forma selling, general and administrative expenses as a percentage of pro forma revenues would have been 11.8%.

     INTEREST AND OTHER EXPENSES. Pro forma net interest and other expenses for 1997 were $2.7 million.

     INCOME TAXES. The pro forma provision for income taxes for 1997 was $7.3 million. The assumed effective tax rate for the period was 41.0%.

   HISTORICAL RESULTS FOR THE QUARTERS ENDED MARCH 31, 1998 AND 1997

     REVENUES. Revenues for the quarter ended March 31, 1998 increased $4.5 million, or 57.0%, from $7.9 million for the quarter ended March 31, 1997 to $12.3 million for the quarter ended March 31, 1998. The Industrial Wastewater Division contributed $3.6 million, or 45.6%, of first quarter 1997 historical revenues and $7.3 million, or 59.3%, of first quarter 1998 historical revenues. Tipping and collection fees generated $824,000, or 22.2%, and $4.3 million, or 58.9%, of the Industrial Wastewater Division's historical revenues for the first quarters of 1997 and 1998, respectively. By-product sales generated the remaining $2.8 million, or 77.8%, and $3.0 million, or 41.1%, of the Industrial Wastewater Division's historical revenues for the first quarters of 1997 and 1998, respectively. The Oilfield Waste Division contributed $4.3 million, or 54.4%, of first quarter 1997 historical revenues and $5.0 million, or 40.7%, of first quarter 1998 historical revenues. Businesses acquired since the Company's IPO in August 1997 accounted for $2.9 million, or 23.6%, of historical revenues for the first quarter of 1998.

     The revenues of the Industrial Wastewater Division increased $3.7 million, or 102.8%, from $3.6 million for the quarter ended March 31, 1997 to $7.3 million for the quarter ended March 31, 1998 due to acquisitions completed during the fourth quarter of 1997 and the first quarter of 1998 which were accounted for using the purchase method of accounting and an increase in the volume of waste processed resulting primarily from the enactment of state-wide "full-pump" regulations in Texas. The Oilfield Waste Division's revenues increased $759,000, or 17.7%, from $4.3 million for the quarter ended March 31, 1997 to $5.0 million for the quarter ended March 31, 1998 due to an increase in the volume of waste processed resulting from increased drilling activity in the Gulf Coast region and an increase in tipping fees which became effective in the third quarter of 1997.

     OPERATING EXPENSES. Operating expenses increased $2.3 million, or 50.0%, from $4.7 million for the quarter ended March 31, 1997 to $7.0 million for the quarter ended March 31, 1998. As a percentage of revenues, operating expenses decreased from 59.5% in the first quarter of 1997 to 56.8% in the first quarter of 1998. This improvement was due primarily to an increase in tipping and collection revenues, which have higher margins than by-product sales, in the 1998 period, as well as increased efficiencies resulting from higher volumes and operational enhancements.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased $354,000, or 55.9%, from $633,000 for the quarter ended March 31, 1997 to $987,000 for the quarter ended March 31, 1998. As a percentage of revenues, depreciation and amortization expenses remained relatively constant at a rate of 8.1% for the first quarter of 1997 and 8.0% for the first quarter of 1998.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $777,000, or 112.6%, from $690,000 for the quarter ended March 31, 1997 to $1.5 million for the quarter ended March 31, 1998. As a percentage of revenues, selling, general and administrative expenses increased from 8.8% for the first quarter of 1997 to 11.9% for the first quarter of 1998. This increase was primarily due to higher personnel costs and professional fees associated with being a public company and the establishment of the Company's corporate offices in Houston in May of 1997.

     INTEREST AND OTHER EXPENSES. Net interest and other expenses decreased $140,000, or 29.1%, from $481,000 for the quarter ended March 31, 1997 to $341,000 for the quarter ended March 31, 1998. This decrease resulted primarily from the use of a portion of the proceeds from the Company's IPO in August 1997 to reduce debt.

     INCOME TAXES. The provision for income taxes increased $498,000, or 98.8%, from $504,000 for the quarter ended March 31, 1997 to $1.0 million for the quarter ended March 31, 1998 as a result of increased taxable income. The effective tax rate for the period ended March 31, 1997 was 36.4% compared to a 39.5% rate for the period ended March 31, 1998.

   HISTORICAL RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     REVENUES. Revenues increased $23.9 million, or 167.1%, from $14.3 million in 1996 to $38.2 million in 1997. The Industrial Wastewater Division contributed $13.5 million, or 94.4%, of 1996 revenues and $18.2 million, or 47.6%, of 1997 revenues. By-product sales generated $11.4 million, or 84.4%, of the Industrial Wastewater Division's revenues in 1996 and $12.4 million, or 68.1%, in 1997. Tipping and collection fees generated $2.1 million, or 15.6%, of the Industrial Wastewater Division's revenues in 1996 and $5.8 million, or 31.9%, in 1997. The Oilfield Waste Division contributed $826,000, or 5.6%, of revenues in 1996 and $20.0 million, or 52.4%, of revenues in 1997. The Company purchased the Oilfield Waste Division under the purchase method of accounting in December 1996.

     Revenues of the Industrial Wastewater Division increased $4.7 million, or 34.8%, from $13.5 million in 1996 to $18.2 million in 1997. This increase was attributable to an 180.1% increase in volume of waste processed and an 8.8% increase in by-product sales. The Oilfield Waste Division's revenues increased $19.2 million from $826,000 in 1996 to $20.0 million in 1997 as a result of the inclusion of the Oilfield Waste Division for all of 1997 as compared to less than one month in 1996.

     OPERATING EXPENSES. Operating expenses increased $10.0 million, or 87.8%, from $11.4 million in 1996 to $21.4 million in 1997, primarily due to the inclusion of the Oilfield Waste Division for all of 1997 as compared to less than one month in 1996. As a percentage of revenues, operating expenses decreased from 79.6% for 1996 to 56.0% for 1997. This improvement reflects higher operating margins derived by the Oilfield Waste Division as opposed to the Industrial Wastewater Division.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased $2.6 million, or 605.2%, from $424,000 in 1996 to $3.0 million in 1997. As a percentage of revenues, depreciation and amortization expenses increased from 3.0% in 1996 to 7.8% in 1997. The increase in depreciation and amortization expenses resulted primarily from the acquisition of the Oilfield Waste Division.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $4.4 million, or 300.1%, from $1.4 million in 1996 to $5.8 million in 1997. The majority of this increase related to the inclusion of the Oilfield Waste Division for all of 1997 as compared to less than one month in 1996. Selling, general and administrative expenses increased from 10.1% of 1996 revenues to 15.1% of 1997 revenues, primarily due to higher personnel costs and professional fees associated with being a public company and establishing the Company's corporate offices in Houston in May 1997.

     INTEREST AND OTHER EXPENSES. Net interest and other expenses increased $1.5 million, or 474.4%, from $309,000 in 1996 to $1.8 million in 1997. Net interest and other expenses increased primarily as a result of interest expense related to debt incurred in acquiring the Oilfield Waste Division in 1996 and other businesses in 1997.

     INCOME TAXES. The provision for income taxes increased $2.2 million, or 847.5%, from $255,000 in 1996 to $2.4 million in 1997. This increase resulted primarily from additional taxable income. The effective tax rate for 1996 was 34.2% of income and the effective tax rate for 1997 was 38.4% of income.

   HISTORICAL RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     REVENUES. All revenues in 1995 and 94.4% of revenues in 1996 were generated by the Industrial Wastewater Division. Revenues increased $3.2 million, or 28.4%, from $11.1 million in 1995 to $14.3 million in 1996. By-product sales contributed $9.8 million, or 88.3%, of the Company's revenues in 1995 and $11.4 million, or 79.7%, of the Company's revenues in 1996. Tipping and collection fees received by the Industrial Wastewater Division contributed $1.3 million, or 11.7%, of the Company's revenues in 1995 and $2.1 million, or 14.7%, of the Company's revenues in 1996. The Oilfield Waste Division contributed $826,000, or 5.6%, of revenues in 1996.

     By-product sales increased by $1.6 million, or 16.3%, from $9.8 million in 1995 to $11.4 million in 1996. Tipping and collection fees increased by $750,000, or 56.3%, from $1.3 million in 1995 to $2.1 million in 1996. The increase in revenues from the sale of by-products was due to an increase in volumes and an increase in the average price per pound. The increase in the volume of tipping and collection fees resulted primarily from growth of the Houston market. The increase in the average price per pound was primarily attributable to revenues obtained in the Company's acquisition of a collection business in March 1996.

     OPERATING EXPENSES. Operating expenses increased $1.6 million, or 16.3%, from $9.8 million in 1995 to $11.4 million in 1996. As a percentage of revenues, operating expenses decreased from 87.9% in 1995 to 79.6% in 1996. This improvement was attributable to increased sales of by-products, lower per unit processing costs, lower per unit costs of raw materials and increased revenues from processing operations, offset in part by increased personnel expenses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased $265,000, or 166.7%, from $159,000 in 1995 to $424,000 in 1996. As a percentage of revenues, depreciation and amortization expenses increased from 1.4% in 1995 to 3.0% in 1996. This increase was attributable to acquisitions of additional depreciable assets during 1996.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $574,000, or 66.5%, from $863,000 in 1995 to $1.4 million in 1996. As a percentage of revenues, selling, general and administrative expenses increased from 7.8% in 1995 to 10.1% in 1996. The majority of the increase relates to the addition of the Oilfield Waste Division at the end of 1996.

     INTEREST AND OTHER EXPENSES. Net interest and other expenses increased $132,000, or 74.6%, from $177,000 in 1995 to $309,000 in 1996. Net interest and other expenses increased primarily as a result of interest expense related to the acquisition of the Oilfield Waste Division.

     INCOME TAXES. The provision for income taxes increased by $206,000, or 420.4%, from $49,000 in 1995 to $255,000 in 1996. The effective tax rate for 1995 was 32.2% and the effective tax rate for 1996 was 34.2%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's net working capital increased from $2.1 million at December 31, 1997 to $5.5 million at March 31, 1998. Improvement in the working capital position was attributable primarily to an increase in current assets resulting from borrowings at the end of the first quarter under the Company's Credit Facility to fund acquisitions completed in the second quarter of 1998.

     The Company's capital requirements for its continuing operations consist of its general working capital needs, scheduled principal payments on its debt obligations and capital leases, and planned capital expenditures. At March 31, 1998, approximately $1.3 million of principal payments on debt obligations were payable during the next twelve months. Capital expenditures for the last three quarters of 1998 are budgeted at approximately $11.0 million. Of this amount, approximately $1.8 million is budgeted to be invested in the Oilfield Waste Division on equipment replacements and landfarm expansions. The remaining amount is budgeted to be invested in the Industrial Wastewater Division for plant expansions, equipment and vehicle upgrades.

     At March 31, 1998, the Company had established a $3.2 million reserve to provide for the cost of future closures of landfarms. The amount of this unfunded reserve is based on the estimated total cost to the Company of closing the facilities as calculated in accordance with the applicable regulations. Applicable regulatory agencies require the Company to post financial assurance with the agencies to assure that all waste will be treated and the facilities closed appropriately. The Company has in place a total of $4.0 million of financial assurance in the form of letters of credit and bonds.

     The Company has a $100.0 million Credit Facility with a group of banks under which the Company may borrow to fund working capital requirements and acquisitions. Amounts outstanding under the Credit Facility are secured by, among other things, a lien on all or substantially all of the Company's assets. The Credit Facility prohibits the payment of dividends and requires the Company to comply with certain financial covenants. The Credit Facility also requires the banks' consent for any acquisition by the Company of all or substantially all of the assets or stock of any business in which either (i) the aggregate consideration to be paid by the Company (including any debt assumed or issued) exceeds $15 million, or (ii) the aggregate consideration to be paid in cash by the Company exceeds $10 million. The Company does not believe that these restrictions will have a material adverse effect on the Company's ability to fulfill its current acquisition program. The debt outstanding under the Credit Facility may be accelerated at the option of the lenders in the event that, among other things, a change in control of the Company occurs or Michael P. Lawlor, W. Gregory Orr or Earl J. Blackwell ceases to serve as an executive officer of the Company and is not replaced within sixty days by an individual reasonably satisfactory to the lenders. As of the date of this Prospectus, the outstanding principal balance of the Credit Facility was approximately $38.0 million. Advances under the Credit Facility bear interest, at the Company's option, at the prime rate or London Interbank Offered Rate, in each case, plus a margin which is calulated quarterly based upon the Company's ratio of indebtedness to cash flow. As of the date of this Prospectus, amounts outstanding under the Credit Facility bear interest at approximately 6.9%.

     The Company's capital resources consist of cash reserves, cash generated from operations and funds available under the Credit Facility. The Company expects that these resources will be sufficient to fund continuing operations for at least the next twelve months. In addition to capital required for its ongoing operations, the Company will require additional capital to pursue its acquisition program. The Company anticipates that future acquisitions will be made using a combination of Common Stock and cash, much of which is expected to be derived from borrowings under the Credit Facility. In addition, the Company may seek to raise additional equity capital for all or a substantial part of the consideration to be paid for future acquisitions or to reduce its debt. In the event that the Common Stock does not maintain a sufficient market value or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company would be required to utilize more of its cash resources in order to continue its acquisition program. At the same time, the Company may be unable to raise additional capital due to market conditions. As a result, the timing of acquisitions over the longer term can be expected to be affected by prevailing market conditions. In addition, if the Company were unable to secure the capital necessary to carry out its acquisition program, the implementation of the Company's growth strategy would be adversely affected.

SEASONALITY

     It is expected that the operations of the Oilfield Waste Division will experience certain seasonal patterns consistent with the oil and gas exploration and production activity in the Gulf Coast. Generally, the volume of oilfield waste delivered to the Oilfield Waste Division has been lowest in the first quarter of each calendar year. Prices for oil and natural gas are expected to continue to be volatile and affect demand for the Company's oilfield waste services. Certain of the Industrial Wastewater Division's processing facilities in the Northeast and Midwest may be affected by adverse weather conditions.

YEAR 2000 COMPLIANCE

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, such computer applications could fail or create erroneous results by or at the Year 2000. The Company has determined that its computer programs are Year 2000 compliant. When the Company completes an acquisition, it replaces the acquired company's systems with its own management reporting and control systems. Accordingly, the Company does not believe that its acquisition program will be adversely affected by Year 2000 compliance issues.

                                    BUSINESS
GENERAL

     The Company is a rapidly growing provider of integrated liquid waste management services, including collection, processing, recovery and disposal services. The Company's primary focus of operations is industrial and commercial wastewater treatment, although the Company also collects, processes and disposes of oilfield waste. The Company operates 34 processing facilities located in eight states and serves over 20,000 customers. The services provided by the Company to any particular customer vary depending on the type of liquid waste generated, local regulations and the treatment capabilities of local POTWs.

     The Company has adopted an acquisition-based growth strategy and intends to continue its expansion, generally through (i) acquiring liquid waste processing facilities; (ii) securing captive waste streams for its facilities by acquiring collection companies and by entering into long-term contracts directly with customers or collection companies; and (iii) integrating acquired companies into the Company's operations to achieve operating efficiencies and economies of scale. The Company believes that the liquid waste industry is highly fragmented and that substantial acquisition opportunities exist throughout North America. Since the Company's IPO in August 1997, the Company has acquired 20 businesses, which collectively had 1997 pro forma revenues of approximately $111.8 million. In June 1998, the Company issued 3,450,000 shares of Common Stock in the Secondary Offering. The net proceeds to the Company from the Secondary Offering, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $60.8 million. Approximately $53.7 million of such net proceeds were applied against the outstanding balance of the Credit Facility in June 1998. Within sixty days after the date of this Prospectus, the Company intends to apply the remaining net proceeds of the Secondary Offering against the outstanding balance of the Credit Facility.

     The Company provides liquid waste management services through a number of subsidiaries which are organized into two divisions. The Industrial Wastewater Division collects, processes and disposes of liquid waste (such as industrial wastewater, grease and grit trap waste, bulk liquids and unsaleable beverages, and certain hazardous wastes) and recovers saleable by-products (such as fats, oils, feed proteins, ethanol and solvents) from certain of the waste streams. Typically, the Company uses a variety of physical, chemical, thermal and biological techniques to break down the liquid waste into constituent components. Water extracted from the liquid waste is pretreated and then discharged into a POTW and solid materials are dried and disposed of in a solid waste landfill. The Oilfield Waste Division collects, processes and disposes of waste generated in oil and gas exploration and production. The Company's Industrial Wastewater Division generated 82.0% of the Company's 1997 pro forma revenues of $150.0 million and the Oilfield Waste Division generated the remaining 18.0% of such pro forma revenues.

     The Company's executive offices are located at 411 N. Sam Houston Parkway East, Suite 400, Houston, Texas 77060-3545, and its telephone number is (281) 272-4500.

INDUSTRY BACKGROUND

     The wastewater treatment market is generally divided into two segments: industrial and commercial wastewater treatment, and municipal wastewater treatment. Industrial and commercial companies produce various types of wastewater (including hydrocarbon contaminated water, landfill leachate, unsaleable beverages and grease and grit trap waste) that must be treated prior to disposal in POTWs or for which municipalities charge higher rates to treat. Similarly, oil and gas exploration and production companies produce liquid waste that must be disposed of in accordance with federal and state regulations. Municipalities utilize or contract with third parties for the utilization of water treatment technology to treat municipal wastewater.

     According to The McIlvaine Company, the global water and wastewater treatment market was approximately $335 billion in 1995. The McIlvaine Company further estimated that, in 1995, the worldwide costs of treating municipal wastewater were $90 billion and the worldwide costs of treating industrial wastewater were $25 billion. The Company believes that the liquid waste industry is comprised of thousands of relatively small owner-operated businesses, presenting significant opportunities for consolidation.

     In the United States, the growth in demand for wastewater treatment services has been driven by many factors, including (i) municipalities refusing to accept certain industrial wastewaters due to limited treatment capabilities and a lack of the resources needed to expand or modernize their POTWs, (ii) industrial and commercial businesses avoiding POTW surcharges by using third parties to process and dispose of their wastewater, (iii) industrial and commercial businesses outsourcing their wastewater treatment needs, (iv) continued industrial and commercial expansion, and (v) increasingly strict regulations governing the disposal of wastewater, as well as more stringent enforcement of such regulations.

     REJECTION OF CERTAIN WASTEWATERS BY POTWS. In North America, governmental regulation and enforcement have established strict standards for potable water and the discharge of pollutants in wastewater. Municipalities have spent billions of dollars building water purification and wastewater treatment facilities. Historically, the municipalities have also managed these facilities. However, many of these municipalities are facing increasing budgetary constraints and damage to their wastewater treatment facilities caused by grease and other liquid wastes and, thus, are seeking alternatives to maintaining and upgrading their aging facilities. In addition to outsourcing the operation, or transferring ownership, of their facilities, many municipalities have begun refusing to accept certain liquid waste streams, thereby increasing the demand for wastewater treatment services provided by the private sector. For example, the Dallas, Houston and San Antonio POTWs do not accept grease or grit trap waste. In addition, in late 1997, the Houston POTWs ceased accepting septage generated outside the Houston city limits.

     ECONOMIC BENEFIT OF PRETREATING CERTAIN WASTEWATERS. For years, generators of industrial wastewater and other liquid waste have discharged the waste directly into POTWs. However, the difficulties encountered by POTWs in collecting and treating certain wastewaters have caused many municipalities to increase the rates charged for accepting these wastewaters. With respect to certain wastewaters, it is more economical for the generator to deliver the waste to liquid waste service providers such as the Company than to discharge the waste directly into the POTW. For example, it is currently more economical for many soft drink manufacturers to deliver their unsaleable beverages to the Company for processing and disposal than to discharge the beverages directly into the POTW.

     OUTSOURCING BY INDUSTRIAL AND COMMERCIAL BUSINESSES. Industrial and commercial businesses have continued to focus on their primary business activities and to downsize and outsource secondary business activities in which they may not have much expertise. By outsourcing their wastewater treatment needs, industrial and commercial businesses can free-up capital for investment in their primary products and business activities, eliminate a significant portion of their overhead and transfer risk to experts in the field.

     ECONOMIC EXPANSION. Many industrial companies have significantly expanded their manufacturing and processing facilities. This industrial expansion has increased the amount of wastewater generated. In addition, continued commercial expansion throughout North America has generated additional grease and grit trap waste and other liquid waste that must be processed by the generators thereof, POTWs or liquid waste service providers such as the Company.

     INCREASINGLY STRICT REGULATIONS. Heightened public concern about water quality has caused federal, state and local governments to adopt increasingly strict regulations governing the processing and disposal of industrial wastewater and other liquid wastes. For example, effective as of October 1993, Subtitle D of RCRA banned the disposal of untreated bulk liquid waste in landfills. In addition, effective in March 1997, the Texas Natural Resource Conservation Commission implemented state-wide "full pump" regulations requiring 100% evacuation of all grease and grit traps and proper disposal of the full volume of each trap. Louisiana, Michigan, Texas and certain other oil and gas producing states have enacted comprehensive laws and regulations governing the proper management of oilfield waste. Under Louisiana, Michigan and Texas regulations, if oilfield waste cannot be processed for discharge or disposed of at the well where it is generated, it must be transported to a licensed oilfield waste processing or disposal facility. In addition, federal regulations also restrict, and in some cases prohibit entirely, the discharge of oilfield waste into U.S. waters.

STRATEGY

     The Company's objective is to continue to grow throughout North America by expanding its services in markets where it can be one of the largest and most profitable integrated liquid waste management service companies. The Company believes that as it expands it is likely to gain numerous competitive advantages relative to smaller operators, including servicing multiple customer locations, treating a wide variety of liquid waste streams, achieving operating efficiencies (including collection route densification and consolidation, and increased equipment and facility utilization) and increased economies of scale (including access to lower-cost capital, lower insurance rates, decreased proportional selling, general and administrative costs and increased purchasing power), and adapting to changing regulations. The Company's strategy for achieving its objective is to (i) expand through acquisitions; (ii) generate internal growth;
(iii) enhance existing and acquired operations; and (iv) operate its businesses on a decentralized basis. The Company intends to implement this strategy as follows:

     EXPAND THROUGH ACQUISITIONS. The Company intends to continue to expand by acquiring liquid waste management businesses in new markets, while increasing its facility and equipment utilization and expanding its market penetration and range of services offered in its existing markets through "tuck-in" acquisitions. In considering new markets, the Company will generally seek to acquire a liquid waste processing facility that has the customer base, technical skills and infrastructure necessary to be a core business into which other liquid waste operations can be consolidated. After the Company has acquired a processing facility, it will typically seek to increase the utilization of the facility by securing captive waste streams, which includes acquiring collection companies and entering into contracts to collect or accept all of the various types of liquid waste generated by customers. The Company will also seek to acquire other liquid waste businesses that can be integrated into its existing operations or utilized to provide additional liquid waste services to the same customer base.

     INTERNAL GROWTH. In order to generate continued internal growth, the Company has focused on increasing sales penetration in its current and adjacent markets, soliciting new commercial and industrial customers, expanding its collection infrastructure, marketing upgraded services to existing customers and, where appropriate, raising prices. The Company believes that there are a number of liquid waste generators that would prefer to have a single source provider for the collection, processing and disposal of all of their liquid waste streams, but are unable to do so because the liquid waste industry is highly fragmented. The Company intends to expand its customer base by positioning itself as a multi-city, single source provider for national and regional generators of liquid waste. In addition, the Company intends to expand the capacity and processing capabilities of its existing liquid waste facilities, and is seeking to amend its permit for certain facilities in order to receive additional liquid waste streams.

     OPERATIONAL ENHANCEMENTS. The Company will seek to enhance the operations of its existing facilities and acquired businesses through collection route densification and consolidation and increased facility and equipment utilization. The Company also expects to realize cost savings by consolidating certain administrative functions at its corporate offices, such as cash management, human resources, finance and insurance.

     OPERATE ON DECENTRALIZED BASIS. The Company intends to continue to manage its various businesses on a decentralized basis, with local management maintaining responsibility for the day-to-day operations, profitability and growth of the business, while the executive officers of the Company exercise strong strategic and financial oversight. The Company believes that such a decentralized operating structure will retain the entrepreneurial spirit present in each of the acquired businesses and allow the Company to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each acquired business.

ACQUISITION PROGRAM

     Since its IPO in August 1997, the Company has pursued an aggressive acquisition program, acquiring 20 liquid waste management businesses. The Company believes that numerous acquisition candidates meeting the Company's acquisition criteria, including "tuck-in" opportunities, exist within its existing markets and in new geographic areas.

     The Company has assembled an experienced acquisition team comprised of operations, environmental, engineering, legal, financial and accounting personnel to identify and evaluate acquisition opportunities. The Company has established pre-acquisition review procedures for acquisition candidates, including legal, financial, engineering, operational and environmental reviews. The environmental reviews include, where appropriate, investigation of geologic, hydrogeologic and other site conditions, past and current operations (including types of waste processed and disposed of), design and construction records, permits, regulatory compliance history, regulatory agency records and available soil sampling, groundwater and air monitoring results. Senior management of the Company is actively involved in identifying and evaluating acquisition candidates.

In considering whether to proceed with an acquisition, the Company evaluates a number of factors, including (i) the acquisition candidate's historical and projected financial results; (ii) any expected synergies with one or more of the Company's existing operations; (iii) the proposed purchase price and the expected impact on results of operations and on the Company's earnings per share; (iv) whether the candidate will enhance the Company's ability to effect other acquisitions in the vicinity; (v) the capabilities and experience of senior management of the candidate; (vi) the candidate's customer service reputation and relationships with the local communities; (vii) the composition and size of the candidate's customer base; (viii) the types of services provided by the candidate; and (ix) whether the candidate has definable and controllable liabilities, including potential environmental liabilities.

     The Company has also established a detailed process for integrating newly acquired businesses. This process is designed to achieve operating compatibility with maximum speed and efficiency, and with minimum disruption of ongoing business. Once a liquid waste business is acquired, the Company implements programs and policies for the business designed to reduce costs and improve operating efficiencies and overall profitability. For example, the Company replaces the acquired business' computer systems with its own management reporting and control system. The Company typically seeks to retain the acquired business' qualified managers and key employees, while consolidating certain overhead functions such as cash management, human resources, finance and insurance through the Company's corporate offices.

     The Company believes it will be regarded by certain acquisition candidates as an attractive acquiror because of: (i) the Company's strategy for creating an integrated and professionally managed national liquid waste company; (ii) the Company's visibility and access to financial resources as a public company;
(iii) the potential for owners of the businesses being acquired to participate in the Company's planned internal growth and growth through acquisitions, while realizing liquidity; (iv) the Company's management team, which includes individuals with significant experience operating businesses in the waste management industry and executing consolidation strategies; and (v) the Company's general philosophy of maintaining an acquired business' culture and retaining its management through appropriate incentives.

     As consideration for future acquisitions, the Company intends to continue to use various combinations of its Common Stock and cash. The consideration for each future acquisition will vary on a case-by-case basis depending on the financial interests of the Company and the owners of the business to be acquired, and the historic operating results and future prospects of the business. The Company intends to finance future acquisitions from cash generated by operations, borrowings under the Credit Facility, and from the 1,682,901 shares of Common Stock remaining available for use by the Company under this Prospectus.

ACQUISITIONS

     The Company has acquired 23 businesses since its formation in November 1996. The consideration for these acquisitions consisted of cash, notes and shares of Common Stock. In addition, in some transactions, the Company has agreed to pay additional consideration to the owners of the acquired business if the future pre-tax earnings of the acquired business exceed certain negotiated levels or other specified events occur.

     The following table provides a summary description of acquisitions completed by the Company since its formation in November 1996.

ACQUISITIONS BY INDUSTRIAL WASTEWATER DIVISION:

                                                                                          PRINCIPAL                   DATE
     SELLER                                        TYPE OF BUSINESS                       LOCATION                  ACQUIRED
The Mesa Companies.........................      Collection, Processing,              Dallas, Texas                  06/97
                                                    Recovery and Disposal

American WasteWater Inc. ..................      Collection, Processing,              Houston, Texas                 06/97
                                                    Recovery and Disposal
A&B Enterprises, Inc. .....................      Collection                           Dallas, Texas                  10/97
Re-Claim Environmental, Inc. ..............      Collection, Processing,              Houston, Texas                 10/97
                                                    Recovery and Disposal

Re-Claim Environmental Louisiana LLC.......      Collection, Processing,              Shreveport, Louisiana          10/97
                                                     Recovery and Disposal
E. Allison Enterprise, Inc. ...............      Processing and Disposal              Houston, Texas                 10/97
Waste Technologies, Inc. ..................      Collection, Processing,              San Antonio, Texas             12/97
                                                    Recovery and Disposal

Environment Management, Inc. (EMI).........      Collection, Processing,              Austin, Texas                  01/98
                                                     Recovery and Disposal
Suburban Wastewater Services, Inc. ........      Collection                           Braintree, Massachusetts       01/98
Trapmaster, Inc. ..........................      Collection                           San Antonio, Texas             03/98
Bug Master Exterminating Service, Inc. ....      Collection                           Austin, Texas                  03/98
Betts Pump Service, Inc. ..................      Collection                           Kemp, Texas                    04/98
Lindenborn Vacuum Services, Inc. ..........      Collection                           McAllen, Texas                 04/98
Parallel Products..........................      Collection, Processing,              Rancho Cucamonga,              04/98
                                                    Recovery and Disposal                    California

South Shore Pumping Corp...................      Collection                           Plymouth, Massachusetts        04/98
Reclamation Technology Management, Inc. ...      Collection, Processing               Haltom City, Texas             04/98
                                                     and Disposal
Amigo Diversified Services, Inc. ..........      Collection, Processing,              San Antonio, Texas             04/98
                                                     Recovery and Disposal
Waste Stream Environmental, Inc. ..........      Collection, Processing,              Weedsport, New York            04/98
                                                    Recovery and Disposal
The National Solvent Exchange Corp.........      Processing, Recovery                 Atlanta, Georgia               04/98
                                                     and Disposal
Universal Waste and Transit................      Collection, Processing               Tampa, Florida                 05/98
                                                      and Disposal
City Environmental, Inc. ..................      Collection, Processing               Detroit, Michigan              05/98
                                                      and Disposal

ACQUISITIONS BY OILFIELD WASTE DIVISION:
                                                                                          PRINCIPAL                 DATE
                  SELLER                           TYPE OF BUSINESS                       LOCATION                ACQUIRED
Campbell Wells.............................      Processing and Disposal              Lafayette, Louisiana           12/96
Northern A-1 Sanitation Services, Inc. ....      Collection, Processing               Kalkaska, Michigan             05/98
                                                     and Disposal

OPERATIONS AND SERVICES PROVIDED

      Industrial and commercial businesses produce various types of wastewater (including hydrocarbon contaminated water, landfill leachate, unsaleable beverages, and grease and grit trap wastes) that must be disposed of in accordance with federal, state and local regulations. Similarly, oil and gas exploration and production companies produce liquid waste that must be disposed of in accordance with federal and state regulations. The Company accepts liquid waste from the generator thereof or an independent collection company, processes the liquid waste to remove contaminants and then disposes of the liquid waste in accordance with applicable regulations. In addition, in certain instances, the Company's processing operations generate saleable by-products. The

Company's services permit generators of liquid waste to focus on their primary business activities and transfer the risks associated with the processing and disposal of the waste to experts in the field.

      The Company collects, processes, recovers and disposes of liquid waste through a number of subsidiaries that are organized into two divisions -- the Industrial Wastewater Division and the Oilfield Waste Division. The operations of these two divisions are summarized below.

INDUSTRIAL WASTEWATER DIVISION

      Through its Industrial Wastewater Division, which contributed approximately 82% of the Company's 1997 pro forma revenues, the Company receives fees to collect, process and dispose of liquid waste such as industrial wastewater, grease trap and grit trap waste, bulk liquids and unsaleable beverages, biosolids and oil-contaminated water. In addition, the Industrial Wastewater Division generates revenues from the sale of by-products, including fats, oils, feed proteins, industrial and fuel grade ethanol, solvents, aluminum, glass, plastic and cardboard, recovered from waste streams. Some of the Company's by-product sales involve brokering of industrial and fuel grade ethanol produced by third parties in order to meet its customers' volume and quality requirements. The Industrial Wastewater Division operates a fleet of approximately 335 vehicles to collect waste directly from over 20,000 customers, receives waste from independent transporters servicing thousands of additional generators and also receives waste shipped directly by the generators thereof via rail and truck. Brief descriptions of the types of liquid waste most commonly managed by the Industrial Wastewater Division are set forth below:

      INDUSTRIAL WASTEWATERS. Industrial wastewaters such as hydrocarbon contaminated water, landfill leachate and printing solvents are transported to the Company's facilities in vacuum trucks, trailers and other transportable containers. Using a variety of physical, chemical, thermal and biological techniques, the liquid waste is broken down into constituent components. Water extracted from the liquid waste is pretreated and then discharged into the POTW and solid materials are dried and disposed of in a solid waste landfill. In some instances, such as printing solvents, the contaminated materials are processed and returned to the generator for reuse.

      GREASE AND GRIT TRAP WASTE. Grease trap waste from restaurants and other food manufacturing and preparation facilities and grit trap waste from car washes is collected by Company vehicles or independent third parties and transported to the Company's facilities. Grease and grit trap waste is processed using a variety of physical, chemical, thermal and biological techniques. Water extracted from the liquid waste is pretreated and then discharged into the POTW and solid materials are dried and disposed of in a solid waste landfill. By-products recovered from grease trap waste are processed with used cooking oil and other food processing residuals purchased by the Company to produce fats, oils and feed proteins of various grades which are sold to producers of livestock feed and chemicals.

      BULK LIQUIDS AND UNSALEABLE BEVERAGES. The Company accepts both liquid residuals and unsaleable packaged beverages from breweries, soft drink manufacturers and food processors. Water extracted from the liquid waste is pretreated and then discharged into the POTW. The remaining liquid waste is fermented and distilled into both industrial and fuel grade ethanol, which is sold primarily to major oil and chemical companies. Packaging of the unsaleable beverages, whether aluminum, glass, plastic or cardboard, is removed, separated and sold to recycling firms.

      BIOSOLIDS. The Company accepts liquid and dry cake biosolids, or sludge, from municipal wastewater treatment facilities and private businesses and processes these biosolids into a product that is sold for use as a fertilizer and landfill cover.

      SEPTAGE. Septage is pumped from septic tanks by Company vehicles or independent third parties and transported to the Company's facilities. The septage is then processed using a variety of physical, chemical, thermal and biological techniques. Water extracted from the liquid waste is pretreated and then discharged into the POTW and solid materials are dried and disposed of in a solid waste landfill.

     HAZARDOUS WASTES. Hazardous wastes such as household hazardous wastes, plating solutions, acids, caustic, oxidizers, and flammable and reactive wastes are transported to certain of the Company's facilities in tankers, trucks and other transportable containers and by rail. Wastes suitable for treatment under the Clean Water Act are directed into a suitable process such as neutralization, chemical precipitation, filtration, biological degradation, carbon adsorption, alcohol recovery and/or oil recycling. Sludge and solid hazardous wastes are directed to the Company's chemical fixation facility to be pre-treated using chemical oxidation or reduction followed by fixation using silicates such as lime or cement kiln dust. Treated residues are tested in accordance with federal and state requirements to meet the land disposal restrictions prior to disposal. Solid and semi-solid residues are shipped to a Subtitle D landfill. Treated listed waste residues are sent to an audited and approved Subtitle C landfill.

      PETROLEUM FUELS. Contaminated and/or off-specification petroleum fuels and used oil are transported to the Company's facilities in vacuum trucks, trailers and other transportable oil containers. Using mechanical and gravity separation techniques, these materials are processed to produce a fuel sold primarily to operators of industrial furnaces. Resulting wastewater is transported to another of the Company's facilities for processing and disposal. Solid materials and sludges are sent to one of the Company's oilfield waste processing facilities.

      The Industrial Wastewater Division operates 21 liquid waste processing facilities. The Company believes that the specialized equipment, licenses and permits necessary to operate these liquid waste processing facilities create a significant barrier to entry into this industry. The following table sets forth certain information relating to each such facility, including the type of liquid wastes most commonly managed:

                 FACILITY                          LOCATION                  LIQUID WASTES MANAGED             OWNED/LEASED
Parallel CA...............................   Rancho Cucamonga,       Bulk Liquids and Unsaleable Beverages         Owned
                                               California

Universal Waste...........................   Tampa, Florida          Household Hazardous Wastes                    Owned
National Solvent..........................   Atlanta, Georgia        Industrial Wastewaters                        Leased(1)
Parallel KY...............................   Louisville, Kentucky    Bulk Liquids and Unsaleable Beverages         Owned
Re-Claim LA...............................   Shreveport,             Industrial Wastewaters                        Leased(2)
                                             Louisiana

City Environmental........................   Detroit, Michigan       Hazardous Wastes; Industrial                  Owned
                                                                       Wastewaters
Waste Stream..............................   Weedsport, New York     Biosolids                                     Leased(3)
Environment Management....................   Austin, Texas           Grease and Grit Trap Waste                    Owned
Mesa......................................   Dallas, Texas           Grease and Grit Trap Waste                    Owned
Amigo North...............................   Giddings, Texas         Petroleum Fuels                               Owned
Reclamation Technology....................   Haltom City, Texas      Industrial Wastewaters; Grease and            Leased(4)
                                                                     Grit Trap Waste

American WasteWater.......................   Houston, Texas          Industrial Wastewaters; Grease and            Owned
                                                                     Grit Trap Waste; Septage
E. Allison................................   Houston, Texas          Grease and Grit Trap Waste                    Leased(5)
Imperial East (Mesa)......................   Houston, Texas          Grease and Grit Trap Waste                    Owned
Re-Claim TX...............................   Houston, Texas          Industrial Wastewaters                        Owned
Laredo (Mesa).............................   Laredo, Texas           Grease and Grit Trap Waste                    Owned
South Texas (Mesa)........................   Los Fresnos, Texas      Grease and Grit Trap Waste                    Owned
Waste Technologies........................   San Antonio, Texas      Grease and Grit Trap Waste                    Owned
Imperial (Mesa)...........................   San Antonio, Texas      Grease and Grit Trap Waste                    Owned
Amigo South...............................   San Antonio, Texas      Petroleum Fuels                               Owned
Enviro (EMI)..............................   San Antonio, Texas      Grease and Grit Trap Waste                    Owned
------------------------------------

(1) Lease expires in June 1999, with option to renew for one year.
(2) Lease expires in September 2007, with three ten-year renewal options.
(3) Lease expires in June 2004, with eight one-year renewal options.
(4) Lease expires in August 1999.
(5) Lease expires in October 1998, with option to renew for two years.

OILFIELD WASTE DIVISION

      The Oilfield Waste Division contributed approximately 18.0% of the Company's 1997 pro forma revenues. At its six oilfield waste facilities located in Louisiana, Michigan and Texas, the Oilfield Waste Division treats and disposes of waste that is generated in the exploration for and production of oil and natural gas. Oilfield waste consists primarily of oil-based and water-based drilling fluids (which contain oil, grease, chlorides and heavy metals), as well as cuttings, saltwater, workover and completion fluids, production pit sludges and soil containing these materials.

      Landfarming, the treatment process utilized at four of the Company's oilfield waste facilities, involves several distinct stages. Oilfield waste is brought to the Company's facilities in trucks and on barges and the delivered waste materials are then tested. Materials which do not qualify as permitted oilfield waste in accordance with applicable state regulations are rejected. Accepted waste is then loaded into treatment cells, which are flooded with fresh water and mixed to dissolve salts and soluble materials. Saltwater is then pumped out through a collection system and typically disposed of at a saltwater injection well on-site. This flooding process is typically repeated several times. The remaining waste is then processed to remove organic contamination through biological degradation. Total treatment of a cell takes approximately nine to twelve months. In the final stage, the remaining material is tested to ensure compliance with regulatory requirements. Thereafter, the material is transported to on-site stockpile areas.

      In connection with the Campbell Wells Acquisition, the Company acquired a long-term Disposal Agreement with Newpark for the processing and disposal of oilfield waste generated offshore in the Gulf Coast region. Under the terms of the Disposal Agreement, until June 30, 2021, Newpark is obligated to deliver to the Company the lesser of (i) one-third of the barrels of oilfield waste that Newpark receives for processing and disposal in the Territory and (ii) 1,850,000 barrels of oilfield waste, in each case excluding saltwater. In return, until August 2001, the Company is prohibited from accepting from any customer other than Newpark oilfield waste generated in a marine environment or transported in a marine vessel within the Territory. The price paid by Newpark under the Disposal Agreement is currently $5.50 per barrel, adjusted semi-annually beginning June 30, 1998, with a price floor of $5.50 per barrel. Although the contract price is lower than the current market price for comparable waste, Newpark's delivery obligations under the Disposal Agreement allow the Company to eliminate virtually all marketing and transfer expenses on waste delivered under the Disposal Agreement and, therefore, the Company believes that operating margins on waste volume from Newpark and other customers are comparable. During the twelve-month period ending December 31, 1997, Newpark delivered approximately 1,430,000 barrels of oilfield waste, excluding saltwater, to the Company's landfarms.

      Due to its arrangements with Newpark, the Company is focusing its marketing efforts toward inland waste generators and, by so doing, the Company believes that it will be able to increase the total amount of oilfield waste that is delivered to the Oilfield Waste Division for processing and disposal.

      The Oilfield Waste Division operates six oilfield waste processing facilities and seven commercial saltwater injection wells. The following table sets forth certain information relating to each processing facility.

                                             AREA PERMITTED           APPROXIMATE
                                             FOR OILFIELD           SQUARE FOOTAGE
                                            WASTE PROCESSING            OF OFFICE
                    LOCATION                  AND DISPOSAL              FACILITIES          OWNED/LEASED
Bateman Island, Louisiana...............      115 acres                  5,000                 Leased(1)
Bourg, Louisiana........................      140 acres                  5,000                 Leased(2)
Elm Grove, Louisiana....................      152 acres                    500                 Owned
Mermentau, Louisiana....................      277 acres                 10,000                 Owned
Kalkaska, Michigan......................   Not Applicable                6,000                 Owned
Bustamonte, Texas.......................      120 acres                  1,000                 Owned
--------------------------------

(1) Lease expires in October 1999, with seven three-year renewal options.
(2) Lease expires in January 2000, with seven three-year renewal options.

COMPETITION

      The liquid waste industry is highly fragmented and very competitive. Competitors compete primarily on the basis of proximity to collection operations, tipping fees charged and quality of service. With respect to certain waste streams (such as oilfield waste, bulk liquids and unsaleable beverages) the Company must compete with the generators of such waste streams, who continually evaluate the decision whether to use internal disposal methods or utilize a third party disposal company such as the Company. The Company must also compete with area landfills for certain waste streams. The Company competes with Newpark and a number of smaller companies for oilfield waste produced on land in the Gulf Coast region. Pursuant to the Newpark Disposal Agreement, until August 2001, the Company is contractually prohibited from (i) accepting from any customer other than Newpark oilfield waste generated in a marine environment or transported in a marine vessel within the Territory and (ii) engaging in the site remediation and closure business in the Territory. Pursuant to the terms of the Campbell Wells Acquisition, until December 2001, the Company is also prohibited from engaging in the collection, treatment or disposal of municipal solid wastes, construction debris or demolition debris.

      The Company believes that there are certain barriers to entry in the liquid waste industry. These barriers include formalized procedures for customer acceptance, licenses, permits, and the need for specially equipped facilities and trained personnel.

REGULATORY BACKGROUND

      The Company's business operations are affected both directly and indirectly by governmental regulations, including various federal, state and local pollution control and health and safety programs that are administered and enforced by regulatory agencies. These programs are applicable or potentially applicable to one or more of the Company's existing operations. Although the Company intends to make capital expenditures to expand its liquid waste processing capabilities, the Company believes that it is not presently required to make material capital expenditures to remain in compliance with federal, state and local laws and regulations relating to the protection of the environment. See "Risk Factors -- Dependence Upon Oilfield Waste Exemption Under RCRA and Other Environmental Regulations" and "-- Failure To Comply with Governmental Regulations."

   THE CLEAN WATER ACT

      The Company treats and discharges wastewaters at its liquid waste facilities and at its oilfield waste landfarms. These activities are subject to the requirements of the Clean Water Act and comparable state statutes and federal and state enforcement of these regulations. The Clean Water Act regulates the discharge of pollutants into waters of the United States. The Clean Water Act establishes a system of standards, permits and enforcement procedures for the discharge of pollutants from industrial and municipal wastewater sources. The law sets treatment standards for industries and wastewater treatment plants and provides federal grants to assist municipalities in complying with the new standards. In addition to requiring permits for industrial and municipal discharges directly into the waters of the United States, the Clean Water Act also requires pretreatment of industrial wastewater before discharge into municipal systems. The Clean Water Act gives the EPA the authority to set pretreatment limits for direct and indirect industrial discharges. In addition, the Clean Water Act prohibits certain discharges of oil or hazardous substances and authorizes the federal government to remove or arrange for removal of such oil or hazardous substances. The Clean Water Act also requires the adoption of the National Contingency Plan to cover removal of such materials. Under the Clean Water Act, the owner or operator of a vessel or facility may be liable for penalties and costs incurred by the federal government in responding to a discharge of oil or hazardous substances.

      The Clean Water Act also has a significant impact on the operations of the Company's customers for oilfield waste services. EPA Region 6, which includes the Company's current market, continues to issue new and amended National Pollution Discharge Elimination System ("NPDES") general permits further limiting or restricting substantially all discharges of produced water from the Oil and Gas Extraction Point Source Category into waters of the United States. These permits include:

          o Onshore subcategory permits for Texas, Louisiana, Oklahoma and New Mexico (56 Fed. Reg. 7698). These permits completely prohibit the discharge of drilling fluids, drill cuttings, produced water or sand, and various other oilfield wastes generated by onshore operations into waters of the United States. These permits have the effect of requiring that most oilfield wastes follow established state disposal programs. These general permits expired on February 25, 1996, but pursuant to EPA policy, they are considered to remain in effect until reissued by the EPA or superceded by other EPA action.

          o Permits for produced water and produced sand discharges into coastal waters of Louisiana and Texas issued on January 9, 1995 (60 Fed. Reg. 2387). Coastal means "waters of the United States located landward of the territorial seas." Under these regulations all such discharges were required to cease by January 1, 1997.

          o The Outer Continental Shelf ("OCS") permit covering oil and gas operations in federal waters in the Gulf of Mexico (seaward of the Louisiana and Texas territorial seas) was reissued in November 1992 and modified in December 1993. The existing permit was combined with a new source permit on August 9, 1996 (61 Fed. Reg. 41609). This permit prohibits certain discharges of drilling fluids and drill cuttings and includes stricter limits for oil and grease concentrations in produced waters to be discharged. These limits are based on the Best Available Treatment requirements contained in the Oil and Gas Offshore Subcategory national guidelines which were published March 3, 1993. Additional requirements include toxicity testing and bioaccumulation monitoring studies of proposed discharges. The combined permit expired on November 18, 1997; however, the expired permit will continue to be effective for permittees that applied for a new permit prior to the expiration date, until the EPA issues a new general permit for this area or requires permittees to seek individual permits.

          o A permit for the territorial seas of Louisiana was issued on November 4, 1997 (62 Fed. Reg. 59687). The permit became effective on December 4, 1997, except for the water quality based limits and certain monitoring requirements that became effective May 4, 1998. The permit prohibits the discharge of drilling fluids, drill cuttings and produced sand. Produced water discharges are limited for oil and grease, toxic metals, organics, and chronic toxicity. The territorial seas part of the Offshore Subcategory begins at the line of ordinary low water along the part of the coast which is in direct contact with the open sea, and extends out three nautical miles. This permit covers both existing sources and new sources. All discharges in state waters must comply with any more stringent requirements contained in the Louisiana Water Quality Regulations, LAC 33.IX.7.708. A similar permit will be proposed for the Texas territorial seas in the future.

      The combined effect of all of these permits closely approaches a "zero discharge" standard affecting all waters except those of the OCS. The Company and many industry participants believe that these permits and the requirements of the Clean Water Act may ultimately lead to a total prohibition of overboard discharge in the Gulf of Mexico.

   RCRA

      RCRA is the principal federal statute governing hazardous and solid waste generation, treatment, storage and disposal. RCRA and state hazardous waste management programs govern the handling and disposal of "hazardous waste." The EPA has issued regulations pursuant to RCRA, and states have promulgated regulations under comparable state statutes, that govern hazardous waste generators, transporters and owners and operators of hazardous waste treatment, storage or disposal facilities. These regulations impose detailed operating, inspection, training and emergency preparedness and response standards and requirements for closure, financial responsibility, manifesting of wastes, record-keeping and reporting, as well as treatment standards for any hazardous wastes intended for land disposal. The Company does not accept hazardous waste at any of its facilities other than the Detroit, Michigan, Tampa, Florida and Shreveport, Louisiana facilities. Consequently, the vast majority of the Company's activities are not subject to the requirements adopted under Subtitle C of RCRA.

      The Company's Louisiana and Texas landfarms process and dispose of oilfield waste, which is exempt from classification as a RCRA-regulated waste. At various times in the past, proposals have been made to rescind the exemption that excludes oilfield waste from regulation under RCRA. The repeal or modification of this exemption by administrative, legislative or judicial process would require the Company to change its method of doing business and could have a material adverse effect on the Company's business, financial condition and results of operations. There is no assurance that the Company would have the capital resources available to do so, or that it would be able to adapt its operations. See "Risk Factors -- Failure to Comply with Governmental Regulations."

      RCRA also indirectly affects the Company's operations at its liquid waste facilities by prohibiting, among other things, the disposal of certain liquid wastes in landfills. This prohibition increases demand for the services provided by the Company's Industrial Wastewater Division.

   CERCLA

      CERCLA provides for immediate response and removal actions coordinated by the U.S. Environmental Protection Agency (the "EPA") for releases of hazardous substances into the environment and authorizes the government, or private parties, to respond to the release or threatened release of hazardous substances. The government may also order persons responsible for the release to perform any necessary cleanup. Liability extends to the present owners and operators of waste disposal facilities from which a release occurs, persons who owned or operated such facilities at the time the hazardous substances were released, persons who arranged for disposal or treatment of hazardous substances and waste transporters who selected such facilities for treatment or disposal of hazardous substances. CERCLA has been interpreted to create strict, joint and several liability for the cost of removal and remediation, other necessary response costs and damages for injury to natural resources.

      Despite the current exemption of oilfield waste under RCRA, if the Company's operations resulted in the release of or improper disposal of hazardous substances, the Company could incur CERCLA liability. Although the Company is not aware of any such event, the Company or a business acquired by the Company may have disposed or arranged for disposal of hazardous substances that could result in the imposition of CERCLA liability on the Company in the future. In addition, the Company would incur CERCLA liability if any hazardous substances at the Company's facilities leached down into groundwater.

      The Company is not aware of any claims against it or any of its subsidiaries that are based on CERCLA. Nonetheless, the identification of one or more sites at which cleanup action is required could subject the Company to liabilities which could have a material adverse effect on the Company's business, financial condition and results of operations.

   THE CLEAN AIR ACT

      The Clean Air Act provides for federal, state and local regulation of emissions of air pollutants into the atmosphere. Any modification or construction of a facility with regulated air emissions must be a permitted or authorized activity. The Clean Air Act provides for administrative and judicial enforcement against owners and operators of regulated facilities, including substantial penalties. In 1990, the Clean Air Act was reauthorized and amended, substantially increasing the scope and stringency of the Clean Air Act's regulations. Compliance with the Clean Air Act is not expected to have a material effect on the Company's business, results of operations or financial condition.

   STATE AND LOCAL REGULATIONS

      Order 29-B of the Louisiana Department of Natural Resources contains extensive rules regarding the generation, processing, storage, transportation and disposal of oilfield waste. Under Order 29-B, on-site disposal of oilfield waste is limited and subject to stringent guidelines. If these guidelines cannot be met, oilfield waste must be transported and disposed of off-site in accordance with the provisions of Order 29-B. Moreover, under Order 29-B, most, if not all, active waste pits (a typical on-site disposal method used by inland generators of oilfield waste) must be closed or modified to meet regulatory standards; however, full enforcement of this portion of Order 29-B has been deferred. The Texas Railroad Commission and the Michigan Department of Environmental Quality have also promulgated detailed requirements for the management and disposal of oilfield waste. Permits issued by state regulatory agencies are required for each oilfield waste processing facility operating within Louisiana, Michigan and Texas. The Company must perform tests before acceptance of any oilfield waste, as well as during and after processing to ensure compliance with all regulatory requirements. Short-term emergency rules recently adopted by the Louisiana Department of Natural Resources have increased the pre-treatment testing to be conducted by the Company on oilfield waste delivered to the Company's Louisiana landfarms.

      The closure of any of the Company's landfarms is also regulated by state authorities. In general, closure of a landfarm involves a multi-phase process whereby all injection wells at the landfarm are plugged and abandoned, all surface equipment is removed from the site, the treatment cells and perimeter containment levees are removed and the surface of the site is contoured and vegetated. Additional regulatory requirements include monitoring the surface runoff water, the soil pore water and the groundwater for a period of five years. If, after five years, the water quality meets the requirements specified in the state regulations, the site is certified as closed.

      The Company's liquid waste processing facilities are subject to direct regulation by a variety of state and local authorities. Typically, the Company is required to obtain processing, wastewater discharge and air quality permits from state and local authorities to operate these facilities and to comply with applicable regulations concerning, among other things, the generation and discharge of odors and wastewater.

      States and localities into which the Company may expand, by acquisition or otherwise, may now or in the future have regulations with positive or negative effects on the Company. It is possible that state or local regulations could adversely affect the Company's execution of its acquisition strategy. See "Risk Factors -- Dependence Upon Oilfield Waste Exemption Under RCRA and Other Environmental Regulations" and "Failure to Comply with Governmental Regulations."

RISK MANAGEMENT

      The Company's business exposes it to substantial risks. For example, the Company's services routinely involve the handling, storage and disposal of nonhazardous regulated materials and wastes and, in some cases, the handling of hazardous materials and wastes for its customers which are the generators of such wastes. The Company could be held liable for improper cleanup and disposal, which liability could be based upon statute, negligence, strict liability, contract or otherwise. In addition, the Company often is required to indemnify its customers or other third parties against certain risks related to the services performed by the Company, including damages stemming from environmental contamination.

      The Company has implemented various procedures designed to insure compliance with applicable regulations and reduce the risk of damage or loss. These include specified handling procedures and guidelines for regulated wastes, ongoing training and monitoring of employees and maintenance of insurance coverage. The Company carries a broad range of insurance coverages that management considers adequate for the protection of its assets and operations. This coverage includes general liability, comprehensive property damage, workers' compensation and other coverage customary in its industries; however, this insurance is subject to coverage limits and certain policies exclude coverage from damages resulting from environmental contamination. A claim that is not covered or only partially covered by insurance could have a material adverse effect on the Company's business, results of operations and financial condition. There is no assurance that insurance will continue to be available to the Company, that the possible types of liabilities that may be incurred by the Company will be covered by its insurance, that the Company's insurance carriers will meet their obligations or that the dollar amount of such liabilities will not exceed the Company's policy limits.

PROPERTIES

      The Company's corporate offices are located in Houston, Texas. The corporate offices consist of approximately 6,800 square feet of office space occupied under a lease which expires on June 1, 2002.

      In addition to the facilities described above in " -- Operations and Services Provided," the Company also owns an administrative office in Fort Worth consisting of approximately 2,000 square feet of office space and a facility in Lacassine, Louisiana consisting of approximately 8,000 square feet of office and equipment storage space and approximately 130 acres of undeveloped land that was previously used for landfarming of oilfield waste and naturally occurring radioactive material ("NORM"). In January 1997, the Company ceased accepting NORM at the Lacassine facility and began taking the steps necessary to close this facility in accordance with Louisiana law. The Company also owns a facility in Kansas City, Missouri that was previously used for storage and bulking of various hazardous wastes and a facility in Roseville, Michigan that was previously used for fuel blending and solvent recycling. The Kansas City and Roseville facilities have not been operational since 1992 and the Company has no plans to resume operations at either of these facilities. The Company also operates a transfer station in Portland, Oregon and two collection and transportation facilities in Massachusetts.

      All of the Company's facilities satisfy its present needs; however, as part of its internal growth strategy, the Company intends to expand the capacity and processing capabilities of certain of its liquid waste processing facilities and increase the number and types of permitted waste streams of such facilities. The Company believes that the unutilized capacity of each of the leased landfarms is sufficient for at least 25 years; which, in each case, exceeds the remaining term (including options) of the lease agreement for such facility. The Company also believes that the remaining capacity at each of the landfarms owned by the Company is sufficient for at least 25 years.

LEGAL PROCEEDINGS

      Prior to the closing of the Campbell Wells Acquisition, four lawsuits were brought against Campbell Wells based upon the operations of the Bourg, Louisiana and Mermentau, Louisiana landfarms purchased by the Company as part of the Campbell Wells Acquisition. As part of the Campbell Wells Acquisition, Sanifill (a wholly-owned subsidiary of USA Waste) agreed to retain responsibility for the contingent liabilities associated with each of these lawsuits. Sanifill also agreed in the Campbell Wells Acquisition to indemnify the Company from and against, among other things, the contingent liabilities associated with these lawsuits. The obligation of Sanifill to indemnify the Company is limited to $10 million.

      In the first lawsuit filed against Campbell Wells, entitled FRILOUX, ET AL. V. CAMPBELL WELLS CORPORATION, approximately 300 individuals residing in and around Grand Bois, Louisiana are seeking unspecified monetary damages allegedly suffered as a result of (i) odors allegedly emitted by oilfield waste received from Exxon Company U.S.A. ("Exxon") at the landfarm in March 1994, and (ii) alleged air, water and soil contamination in connection with ongoing operations at the landfarm. The Company was named as a defendant in this action in January 1998. Subsequently, the Company asserted claims for indemnity and/or contribution against Campbell Wells Corporation and a local barge repair company. Trial in this matter on the claims of ten plaintiffs is set to commence against all defendants other than the Company in the 17th Judicial District Court for the Parish of Lafourche, Louisiana on July 13, 1998. No trial date for any of the claims against the Company has been set.

      A second lawsuit, brought by one individual, seeks unspecified monetary damages allegedly suffered as a result of odors allegedly emitted by oilfield waste received from Exxon at the Bourg, Louisiana landfarm in March 1994. The Company has not been named as a defendant in this lawsuit; however, there can be no assurance that the Company will not subsequently be named as a defendant in this lawsuit. This lawsuit is also pending in the 17th Judicial District Court for the Parish of Lafourche, Louisiana and trial is set to commence on July 13, 1998.

      A third lawsuit, filed as a class action in the Civil District Court for the Parish of Orleans, Louisiana, seeks unspecified monetary damages allegedly suffered as a result of alleged air, water and soil contamination in connection with ongoing operations at the Mermentau, Louisiana landfarm. The Company has not been named as a defendant in this lawsuit; however, there can be no assurance that the Company will not subsequently be named as a defendant in this lawsuit. No trial date has been set for this matter.

      In a fourth lawsuit, six individuals filed suit on March 7, 1996 against Campbell Wells in the 17th Judicial District Court for the Parish of Lafourche, Louisiana seeking preliminary and permanent injunctive relief against certain treatment operations conducted at the Bourg, Louisiana landfarm which the plaintiffs contend have resulted and will result in adverse health effects by way of emissions of alleged air pollutants. The plaintiffs' request for a preliminary injunction was heard during the summer of 1996. On December 30, 1996, the court entered an order granting in part and denying in part the relief requested by the plaintiffs. Specifically, the court found that there was no evidence that emissions resulting from the treatment operations equalled or exceeded any relevant safety standard, health standard or occupational standard and, therefore, denied the plaintiffs' request for a temporary injunction prohibiting such treatment operations. The court did, however, preliminarily enjoin Campbell Wells (and, thus, indirectly the Company) from treating oilfield waste received from Exxon in March 1994 in one particular treatment cell located within 500 feet of a building in which one of the plaintiffs resides. In connection therewith, the court ordered that the Commissioner of the Louisiana Department of Conservation be made a party to the litigation and substituted for the plaintiffs on the limited issue of whether Campbell Wells has violated the location criteria for the particular treatment cell involved. In January 1998, the Company was named as a defendant in this lawsuit. In May 1998, this lawsuit was transferred to the 19th Judicial District Court for the Parish of East Baton Rouge, Louisiana. No trial date has been set for the plaintiffs' request for permanent injunctive relief; however, based upon the 17th Judicial District Court's rulings from the preliminary injunction trial and initial discussions with the Louisiana Department of Conservation, the Company believes that any permanent injunctive relief that might be entered will not have a material adverse effect upon the Company's consolidated financial position or results of operations.

      The Company believes that the ultimate disposition of the above-referenced lawsuits will not have a material adverse effect on the Company's business, results of operations or financial condition. This belief is based upon, among other things, the following reasons: (i) Sanifill has agreed to retain responsibility for the contingent liabilities associated with these lawsuits,
(ii) Sanifill has agreed to indemnify the Company against such contingent liabilities up to a maximum of $10 million, (iii) the Company has been operating the Bourg and Mermentau landfarms only since December 1996, approximately four months after the last of the three lawsuits seeking monetary damages was originally filed, and (iv) the results of air, water and soil testing conducted in and around the Bourg landfarm by the Louisiana Department of Health and Hospitals, the Louisiana Department of Natural Resources and the Louisiana Department of Environmental Quality indicate that the Company's operations at the landfarms are in compliance with all applicable rules and regulations. There can be no assurance, however, that a judgment will not ultimately be entered against the Company in one or more of these lawsuits. In the event a monetary judgment is entered against the Company, Sanifill is not required or is unable to completely indemnify the Company against such judgment and the judgment is not covered by insurance, such a judgment could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, notwithstanding any indemnification to be provided by Sanifill, an adverse ruling against the Company in the lawsuit seeking injunctive relief could have a material adverse effect on the Company's operations at the Bourg landfarm (which operations contributed 3.1% of the Company's pro forma revenues for the year ended December 31, 1997 and 1.1% of the Company's pro forma revenues for the first three months of 1998) and, therefore, the Company's business, results of operations and financial condition.

      In February 1997, an action entitled JUDY GARCIA, ET AL. V. RE-CLAIM ENVIRONMENTAL was filed in the 51st Judicial District Court of Harris County, Texas. This action was brought by the residents of an apartment complex located adjacent to one of the Company's processing facilities and alleges that the Company is guilty of nuisance, trespass, negligence and gross negligence by reason of its pollution of the air, soil and ground and surface water and the release of noxious odors. The plaintiffs have requested unspecified monetary damages. The Company denies liability and intends to vigorously defend this action.

      The Company is, from time to time, a party to litigation arising in the normal course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. Except as described above, the Company is not currently involved in any litigation that it believes will have a material adverse effect on its business, results of operations or financial condition.

EMPLOYEES

      At June 1, 1998, the Company employed approximately 690 persons full-time. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement covering its employees. The Company believes that its relationships with its employees are satisfactory.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information concerning the directors and executive officers of the Company.

                     NAME              AGE                        POSITION

Michael P. Lawlor(1)..................  58      Chairman of the Board and Chief Executive Officer
W. Gregory Orr(1).....................  42      Director, President and Chief Operating Officer
Earl J. Blackwell.....................  56      Chief Financial Officer, Senior Vice
                                                  President -- Finance and Secretary
Thomas B. Blanton(2)..................  51      Director and Divisional Vice President
James F. McEneaney, Jr.(3)(4)(5)......  59      Director
William A. Rothrock IV(2)(4)(5).......  45      Director
Alfred Tyler 2nd(3)(4)(5).............  55      Director
---------------------------------

(1) Term on Board expires in 2000.
(2) Term on Board expires in 1999.
(3) Term on Board expires in 2001.
(4) Member of Audit Committee.
(5) Member of Compensation Committee.

     MICHAEL P. LAWLOR has served as a director of the Company since June 1997. On August 25, 1997, Mr. Lawlor assumed the positions of Chairman of the Board and Chief Executive Officer of the Company. From March 1996 to August 1997, Mr. Lawlor was a private investor. Mr. Lawlor has over 25 years of experience in the environmental services industry. From December 1992 to March 1996, Mr. Lawlor was Chief Executive Officer and a director of ITEQ, Inc. f/k/a Air-Cure Technologies, Inc., a manufacturer of air treatment and air moving and process systems, equipment and components. From 1970 to 1992, Mr. Lawlor held various positions with Browning-Ferris Industries, Inc. ("BFI"), a national waste services company. Mr. Lawlor started with BFI in 1970, became a corporate officer in 1978, and from 1970 to 1988 was responsible for all of BFI's landfill operations, during which time total landfill revenues grew from $1 million to $500 million annually. Mr. Lawlor was the Chairman of the Wildlife Habitat Enhancement Council, a nonprofit conservation organization, from 1992 to 1996.

      W. GREGORY ORR is a co-founder of the Company and served as Chairman of the Board, Chief Executive Officer and President of the Company from November 1996 to August 1997. Mr. Orr currently serves as a director and the Chief Operating Officer and President of the Company. From 1995 until December 1996, Mr. Orr was the President and Chief Operating Officer of Campbell Wells. From 1990 to 1991, Mr. Orr was Regional Vice President of Sanifill's Atlantic Region, and from 1991 to 1995, Mr. Orr was a Vice President of Operations of Sanifill. From 1981 to 1989, Mr. Orr served in various capacities with BFI, including Divisional Vice President.

      EARL J. BLACKWELL is a co-founder of the Company and has served as Chief Financial Officer, Senior Vice President -- Finance and Secretary of the Company from November 1996 to the present. From 1991 to December 1996, Mr. Blackwell was a Divisional Chief Financial Officer for Sanifill and controller for Campbell Wells. During this time, Mr. Blackwell was responsible for organizing and managing the financial and administrative functions of this division including the design, installation and management of a financial reporting and management system interfacing with Sanifill's general accounting system.

      THOMAS B. BLANTON has been a director and Divisional Vice President of the Company since June 1997. From 1991 to June 1997, Mr. Blanton served as the sole director and President of each of the Mesa Companies. Mr. Blanton has owned and operated fats and oils businesses for over 30 years.

      JAMES F. MCENEANEY, JR. became a director of the Company in October 1997. He is the retired President and Chief Operating Officer of The Ryland Building Company, positions he held from 1980 to 1992. Mr. McEneaney also served as Executive Vice President and a director of The Ryland Group, Inc. from 1981 to 1993. Mr. McEneaney also was a founder of The Fortress Group, Inc., which was organized to consolidate home builders in North America. He served as the company's Chief Executive Officer from July 1995 through December 1995, and as a member of its Board of Directors from 1995 until May 1997. Since August 1993, Mr. McEneaney has served as the President of MacCan Associates, Inc., a management consulting firm. Currently, Mr. McEneaney serves as Vice Chairman of the Board of Anne Arundel Health Systems, Inc.

      WILLIAM A. ROTHROCK IV became a director of the Company in June 1997. Since 1990, he has been Vice President -- Business Development for Sanifill and, subsequently, USA Waste Services, Inc. From 1984 to 1990, Mr. Rothrock was Divisional Vice President -- Landfill Marketing for BFI.

      ALFRED TYLER 2ND became a director of the Company in June 1997. Mr. Tyler has over 20 years experience in the environmental services industry, most recently as the President and Chief Executive Officer of Enviro-Gro Technologies, a provider of sludge management services. In late 1992, Enviro-Gro was sold to Wheelabrator Technologies and Mr. Tyler resigned his positions to manage his other investments. From 1989 to the present, Mr. Tyler has been the President and the sole stockholder of Weston Investments, Inc., a private investment company. Mr. Tyler is also the President of Days Cove Reclamation Company, a landfill operation and construction company, and a partner and managing director of Bedford Capital Corporation, a New York consulting firm.

BOARD OF DIRECTORS

      The Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors is elected at each annual meeting of stockholders of the Company, with the other classes continuing for the remainder of their respective three-year terms, and directors may be removed from office only for cause. This classification of the Board of Directors may make it more difficult for the Company's existing stockholders to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. See "Risk Factors -- Potential Anti-Takeover Effect of Certain Charter Provisions."

      The Board of Directors has an Audit Committee and a Compensation Committee. The members of both the Audit Committee and the Compensation Committee are Messrs. McEneaney, Rothrock and Tyler. The principal duties of the Audit Committee are to recommend to the Board of Directors the selection of the Company's independent accountants, discuss and review with the Company's independent accountants the audit plan, the auditor's report and management letter and the Company's accounting policies, and review the accounting procedures and internal control procedures recommended by the Company's independent accountants. The principal duties of the Compensation Committee are to establish and review the objectives, structure, cost and administration of the Company's major compensation and benefit policies and programs, review annually officers' and key employees' salaries, management incentives and stock options, and administer the Company's stock option plan, management incentive plans and other long-term incentive plans.

      Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $1,000 for each Board and committee meeting (unless held on the same day as a Board meeting) actually attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. During 1997, each of the Company's directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which he served.

      In connection with the acquisition of his three companies in June 1997, the Company caused Mr. Blanton to be appointed to the Board of Directors of the Company. In addition, for as long as Mr. Blanton is the beneficial owner of at least 5% of the outstanding Common Stock, the Company is obligated to nominate Mr. Blanton for election to the Company's Board of Directors and Messrs. Orr, Blackwell and William M. DeArman are obligated to vote all of the shares of Common Stock controlled by them in favor of Mr. Blanton's election to the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 1997, Messrs. McEneaney, Rothrock and Tyler served on the Company's Compensation Committee. Since 1990, Mr. Rothrock has served as the Vice President -- Business Development for Sanifill and, subsequently, USA Waste. In December 1997, the Company paid the outstanding balance (approximately $22.6 million) of the promissory note issued by the Company to Sanifill in the Campbell Wells Acquisition. In May 1998, the Company acquired three additional businesses from USA Waste. See "Certain Transactions -- Other." The Company does not believe that Mr. Rothrock had a direct or indirect material interest in any of these acquisitions.

EXECUTIVE COMPENSATION

      The following table sets forth certain information with respect to the compensation of the Company's executive officers during 1996 and 1997. The Company was incorporated in November 1996. Messrs. Orr and Blackwell were the only executive officers who received any compensation from the Company in 1996.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL                   LONG-TERM
                                                 COMPENSATION(1)         COMPENSATION AWARDS
                                               -------------------      ----------------------
              NAME AND POSITION         YEAR     SALARY     BONUS       STOCK OPTIONS (SHARES)
Michael P. Lawlor, ..................   1997   $ 59,231   $ 87,500             300,000
   Chairman of the Board and
   Chief Executive Officer(2)

W. Gregory Orr, .....................   1997    125,000    125,000                --
   President and Chief Operating ....   1996      2,403       --                  --
   Officer(3)

Earl J. Blackwell, ..................   1997     99,840    100,000                --
   Chief Financial Officer, Senior ..   1996      1,923       --                  --
   Vice President and Secretary(4)

------------------------------------
(1) Excludes perquisites and other benefits, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of the total of such officer's annual salary and bonus.
(2)   Mr. Lawlor joined the Company in August 1997.
(3) Mr. Orr joined the Company in November 1996. Mr. Orr served as the Chief Executive Officer of the Company from November 1996 to August 1997.
(4)   Mr. Blackwell joined the Company in November 1996.

OPTIONS GRANTED; OPTION EXERCISES AND FISCAL YEAR-END VALUES

      During 1997, Mr. Lawlor was granted an option to purchase 300,000 shares of Common Stock at a price of $9.50 per share. These options, which vest at a rate of 33 1/3% per year commencing on June 19, 1998 and expire on August 19, 2007, constituted 67% of the total options granted to employees of the Company in 1997. The potential realized values of Mr. Lawlor's options at assumed annual rates of stock price appreciation of 5% and 10% over the term of the options are $1,769,397 and $4,542,166, respectively. The value of Mr. Lawlor's options as of December 31, 1997 was approximately $1,387,500. Neither Mr. Orr nor Mr. Blackwell has ever been granted a stock option by the Company.

EMPLOYMENT AGREEMENTS; CHANGES IN CONTROL

      Each of Messrs. Lawlor, Orr and Blackwell has entered into an employment agreement with the Company providing for an annual base salary of $175,000, $150,000 and $120,000, respectively, with the right to receive incentive compensation at the discretion of the Board of Directors. Each employment agreement is for a term of five years with the term to be extended an additional one year on each anniversary date of the employment agreement, unless either party gives notice that the term of the employment agreement should not be so extended. If the employee's employment is terminated by the Company without cause, then the employee will continue to receive his base salary and employee benefits for the remainder of the term of his employment agreement. If his employment is terminated by the Company with cause, then the employee will not be entitled to earn any further compensation or benefits under his employment agreement. If the Company undergoes a "change in control", then, under certain circumstances, the employee will have the right to require the Company to pay to him a lump sum amount equal to approximately three times his "base amount", as defined in Section 280G of the Internal Revenue Code. This base amount is generally equal to the average annual gross income of the employee for the five taxable years ending before the date on which the change in control occurs. This payment will be in lieu of any further compensation or benefits payable to the employee under the employment agreement. The employment agreement also contains a covenant by the employee not to compete with the Company at any time during his employment and for a period of two years after the termination of his employment, except for a termination subsequent to a change in control.

STOCK OPTION PLANS

   1996 INCENTIVE STOCK OPTION PLAN

      On November 20, 1996, the Board of Directors adopted the U S Liquids Inc. 1996 Incentive Stock Option Plan. Thereafter, in June 1997, the Board of Directors adopted various amendments to this plan, and the amended plan (the "Stock Option Plan") was approved by the stockholders of the Company. The purpose of the Stock Option Plan is to promote the long-term growth and profitability of the Company and the value of the Common Stock by providing selected employees and consultants of the Company (including directors who are also employees) with incentives to contribute to the success of the Company. The number of shares of Common Stock issuable under the Stock Option Plan is automatically adjusted on the first day of each fiscal year to an amount equal to 15% of the total number of shares of Common Stock which are outstanding on such date, provided that the number of shares issuable under the Stock Option Plan will not be less than 1,500,000 shares or exceed 3,000,000 shares.

      The Stock Option Plan is required to be administered by a committee designated by the Board of Directors. The committee must consist of at least two Non-Employee Directors, as that term is defined in Rule 16b-3 under the Exchange Act, or, at the discretion of the Board of Directors in order to comply with the requirements of Rule 16b-3, the committee may consist of the entire Board of Directors. Currently, the committee consists of Messrs. McEneaney, Rothrock and Tyler. In awarding options under the Stock Option Plan, the committee considers various factors, such as the past and expected future performance of an employee and the extent to which an employee has been compensated for his or her performance. The committee has not established any fixed formula for awarding options under the Stock Option Plan. The exercise price for options issued under the Stock Option Plan must, in the case of incentive stock options, be at least equal to the fair market value of the Common Stock subject to the option at the time the option is granted, and in the case of nonqualified stock options, be at least equal to 75% of the fair market value of the shares subject to the option at the time it is granted. In the case of an incentive stock option granted to an employee who holds more than 10% of the Common Stock of the Company, the exercise price must be at least 110% of the fair market value of the shares subject to the option at the time it is granted. Options for a total of 802,875 shares of Common Stock are outstanding under the Stock Option Plan at exercise prices ranging from $.02 per share to $20.25 per share.

   DIRECTORS' STOCK OPTION PLAN

      The Board of Directors adopted the U S Liquids Inc. Directors' Stock Option Plan (the "Directors' Plan") and the stockholders approved the Directors' Plan in June 1997. The Directors' Plan is intended to further the interests of the Company by providing recognition and compensation to its outside directors for their time, effort and participation in the growth and protection of the Company's business. The Directors' Plan provides that, at the time of his or her initial election or appointment to the Board, each director who is not an employee of the Company and has not been an employee of the Company during the preceding 12 months will automatically be granted an option to purchase 10,000 shares of Common Stock. In addition, each outside director will automatically be granted an option to purchase 5,000 shares of Common Stock on January 1 of each calendar year. The exercise price of all options granted under the Directors' Plan must be equal to the fair market value of the Common Stock at the time the option is granted. Options for a total of 35,000 shares of Common Stock at exercise prices ranging from $9.50 per share to $16.00 per share have been granted under the Directors' Plan.

      The Directors' Plan is administered by the Compensation Committee. The Compensation Committee is required to administer the Directors' Plan in strict accordance with its terms and does not have the discretion to vary, add to or take from the terms of the Directors' Plan.

                              CERTAIN TRANSACTIONS

CAMPBELL WELLS ACQUISITION

      On December 13, 1996, the Campbell Wells Acquisition was consummated. The assets acquired in the Campbell Wells Acquisition included four oilfield waste processing facilities in Louisiana, one oilfield waste processing facility in Texas, all equipment and capital improvements related to the processing facilities, and approximately $8.1 million of working capital. In consideration for these assets, the Company issued to Sanifill, a wholly-owned subsidiary of USA Waste, a $27.8 million promissory note (the "Sanifill Note") and a transferable 10-year warrant for the purchase of one million shares of Common Stock at an exercise price of $2.00 per share (the "Sanifill Warrant"). In December 1997, the Company paid the Sanifill Note in full.

      In connection with the Campbell Wells Acquisition, Sanifill assigned to the Company its rights and obligations under the Disposal Agreement. Pursuant to the terms of the Disposal Agreement, through June 30, 2021, Newpark is obligated to deliver to the Company on an annual basis for processing and disposal at certain of its Louisiana landfarms the lesser of (i) one-third of the barrels of oilfield waste that Newpark receives for processing and disposal in the Territory and (ii) 1,850,000 barrels of oilfield waste, in each case excluding saltwater. During the twelve-month period ending December 31, 1997, Newpark delivered approximately 1,430,000 barrels of oilfield waste, excluding saltwater, to the Company's landfarms.

      The Disposal Agreement governs the price to be paid by Newpark to the Company for delivered oilfield waste. Currently, Newpark is paying to the Company $5.50 for each barrel of oilfield waste delivered to the Company under the Disposal Agreement. This contractual price is lower than the $6.56 average per barrel price (excluding saltwater) that the Company received from other customers during the first quarter of 1998, and the Company expects such price disparity to persist for the duration of the Disposal Agreement; however, Newpark's delivery obligations under the Disposal Agreement allow the Company to eliminate virtually all marketing and transfer expenses on waste delivered by Newpark. On June 30, 1998 and on each subsequent December 31st and June 30th occurring during the term of the Disposal Agreement, the per barrel price to be paid by Newpark to the Company will be adjusted. Adjustments are made based upon changes occurring in the average prices received by Newpark from customers for oilfield waste processing and disposal and other related services performed by Newpark during the six-month period ending on the applicable adjustment date compared, on a percentage basis, to the average prices received by Newpark from customers for such disposal and services during the six-month period commencing 12 months prior to such adjustment date and concluding six months prior to such adjustment date. The adjusted price will be applied retroactively to all invoices received by Newpark from the Company during the six-month period preceding the applicable adjustment date. In no event, however, will the price paid by Newpark to the Company be less than $5.50 per barrel. The Company does not presently believe that this adjustment mechanism will in the near future result in a material increase in the price per barrel paid by Newpark.

      As part of the Campbell Wells Acquisition, Sanifill agreed that if, prior to December 31, 1999, the Company is required by the Louisiana Department of Natural Resources or the Louisiana Department of Environmental Quality to construct or install additional water injection wells with respect to certain of the Louisiana landfarms purchased by the Company from Sanifill, Sanifill will reimburse the Company for up to $1.6 million of expenses incurred by the Company in constructing or installing the additional water injection wells. Excepting this reimbursement obligation and certain amounts previously paid by Sanifill to reimburse the Company for closure and post-closure requirements associated with the Lacassine, Louisiana NORM facility, the Company assumed all liabilities and obligations of Campbell Wells for closure, post-closure, monitoring, maintenance, environmental remediation and clean-up of all landfarms and treatment sites owned, occupied, leased or operated by Campbell Wells as of the date of the Campbell Wells Acquisition.

      In connection with the Campbell Wells Acquisition, Sanifill also agreed to indemnify the Company against all liabilities of Sanifill and Campbell Wells not expressly assumed by the Company and, subject to certain limitations, against any breach of any agreement or covenant made by Sanifill in the definitive acquisition agreement. To be eligible for indemnification by Sanifill, an individual claim or loss by the Company based on a Sanifill breach must exceed $10,000, and all such claims and losses must have exceeded $200,000, in which case the indemnification obligation of Sanifill is limited to the amount of such claims and losses in excess of $200,000. Further, the obligation of Sanifill to indemnify the Company is limited to $10 million.

      In connection with the Campbell Wells Acquisition, the Company and Sanifill executed noncompetition agreements under which each party agreed not to compete with the other in certain businesses for a period of five years. In its noncompetition agreement, Sanifill agreed not to engage in the collection, transfer, transportation, treatment or disposal of oilfield waste during the restricted period. In return, the Company agreed not to engage in the collection, treatment or disposal of municipal solid wastes, construction debris or demolition debris during the restricted period, or own any interest in any company engaged in any such business. In addition, as a result of the Campbell Wells Acquisition, the Company is prohibited until August 2001 from (i) accepting from any customer other than Newpark oilfield waste generated in a marine environment or transported in a marine vessel within the Territory, and
(ii) engaging in the site remediation and closure business in the Territory.

      The Company has agreed to keep this shelf registration statement continuously effective until the earlier of three years after the date of final exercise of the Sanifill Warrant and such time as the holder of the Sanifill Warrant has sold all of the shares issuable upon exercise thereof. However, without the Company's prior consent, and, under certain circumstances, the prior consent of one of the lead underwriters of the IPO, the number of shares offered by Sanifill pursuant to this registration statement in any calendar year cannot exceed the following limitations:

                                                            MAXIMUM NUMBER OF
                                                               SHARES TO BE
                         YEAR                                    OFFERED
         1998.........................................           200,000
         1999.........................................           200,000
         2000.........................................           250,000
         2001-2006....................................           300,000

      The Sanifill Warrant also grants its holder the "piggyback" registration right to include shares of Common Stock purchased upon exercise of the Sanifill Warrant in the coverage of any registration statement under the Securities Act filed by the Company with respect to an offering of Common Stock by the Company for its own account or for the account of any of its securities holders.

OTHER

      On June 17, 1997, the Company acquired all of the outstanding stock of three companies owned by Thomas B. Blanton, a director and employee of the Company. Mr. Blanton received 1,062,500 shares of Common Stock in exchange for his capital stock of these companies. Pursuant to the terms of the acquisition agreements, Mr. Blanton became a director and employee of the Company. In addition, pursuant to the terms of the acquisition agreements, the Company used approximately $1.2 million of the net proceeds of the IPO to repay various debts of Mr. Blanton's former companies, all of which had been personally guaranteed by Mr. Blanton and of which approximately $200,000 was owed to Tommy Yount, the brother-in-law of Mr. Blanton.

      The Company regularly purchases used cooking oil and other food processing residuals that Mr. Yount collects from generators of such materials. During 1997, the Company purchased approximately $243,000 of such materials from Mr. Yount.

      In connection with the organization of the Company in November 1996, Messrs. Orr, Blackwell and William M. DeArman, who may be deemed to be promoters of the Company, purchased (together with members of their immediate family or entities controlled by them) 976,000, 375,000 and 500,000 shares of Common Stock for $19,520, $7,500 and $10,000, respectively. In December 1996, Mr. DeArman purchased an additional 50,000 shares of Common Stock for $87,500.

      In May 1998, the Company acquired from USA Waste all of the outstanding capital stock of Northern A-1 Services, Inc. and substantially all of the assets of City Environmental, Inc. and Universal Waste and Transit for $13.7 million, $30.8 million and $2.7 million in cash, respectively. USA Waste is the parent corporation of Sanifill, a principal stockholder of the Company.

      In connection with the acquisition of the assets of City Environmental, Inc., the Company also agreed, for a period of 20 years, to deliver to certain landfills operated by USA Waste all of the nonhazardous waste generated from the operations of the acquired business. During each of the first five years of this arrangement, the tipping fee to be paid by the Company to USA Waste is $45.50 per cubic yard for the first 120,000 cubic yards of delivered waste and $8.00 per cubic yard thereafter. During each of the remaining 15 years of this arrangement, the tipping fee is $8.00 per cubic yard. The $45.50 per cubic yard tipping fee is higher than the $9.38 per cubic yard tipping fee currently charged by local landfills for comparable waste. The Company also agreed, for a period of 14 years commencing in May 2003, to pay to USA Waste a monthly royalty fee equal to 6% of the net revenues derived from the assets of City Environmental, Inc. In addition, USA Waste agreed, for a period of 20 years, to deliver to the Company for processing and disposal all leachate (up to a maximum of 35 million gallons per year) from certain landfills operated by USA Waste in the Detroit area. The $.0075 per gallon tipping fee to be paid by USA Waste for delivered leachate is less than the $.02 per gallon tipping fee currently charged by City Environmental, Inc. for comparable waste. The tipping fee payable by USA Waste for delivered leachate and $8.00 of the tipping fee payable by the Company for delivered nonhazardous waste will be adjusted to reflect any increase in the consumer price index.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding beneficial ownership of the Common Stock as of the date of this Prospectus by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) Mr. Lawlor, as the Chief Executive Officer, and each of the other executive officers of the Company identified in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                        AMOUNT OF BENEFICIAL
                                                             OWNERSHIP
                                                  -----------------------------
                                                    NUMBER OF
                         NAME                        SHARES          PERCENTAGE

Michael P. Lawlor(1)..........................      250,100             2.1%
W. Gregory Orr(2).............................      623,500             5.2%
Earl J. Blackwell(3)..........................      355,000             3.0%
Thomas B. Blanton.............................      700,780             5.9%
William A. Rothrock IV(4).....................       67,500              *
Alfred Tyler 2nd(5)...........................       15,000              *
James F. McEneaney, Jr.(6)....................       15,000              *
Sanifill, Inc.(7).............................    1,000,000             7.7%
Franklin Resources, Inc.(8)...................      799,050             6.7%
All executive officers and directors
    as a group (7 persons)(9).................    2,026,880            16.7%
---------------------------------
*  Less than one percent.

     (1) Includes 100,000 shares which may be acquired by Mr. Lawlor upon the exercise of options which are exercisable within 60 days of the date of this Prospectus.

     (2) Includes 250,000 shares held by The Wiley Gregory & Genene M. Orr Family LLC, a limited liability company, over which Mr. Orr, as the manager, has sole voting and investment power, 15,000 shares held by Mr. Orr's wife, Genene Orr, 15,000 shares held by Mr. Orr's wife as custodian for two of Mr. Orr's children, and 10,000 shares held individually by one of Mr. Orr's children. Mr. Orr disclaims beneficial ownership of all shares held individually by his children.

     (3) Includes 180,000 shares held by The Earl J. and Christine J. Blackwell Family LLC, a limited liability company, over which Mr. Blackwell, as the manager, has sole voting and investment power and 100,000 shares held in an individual retirement account for the benefit of Mr. Blackwell.

     (4) Includes 5,000 shares which Mr. Rothrock has the right to acquire pursuant to the terms of a stock option granted by the Company to him. Excludes 125,000 shares issuable pursuant to a stock option granted to Mr. Rothrock, the vesting of which are contingent upon the successful completion of certain corporate development business activities.

     (5) Includes 15,000 shares which Mr. Tyler has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

     (6) Includes 15,000 shares which Mr. McEneaney has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

     (7) Represents shares which Sanifill has the right to acquire pursuant to the terms of a warrant issued by the Company to Sanifill on December 13, 1996. Sanifill's address is 1001 Fannin Street, Suite 4000, Houston, Texas 77002.

     (8) Includes shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. ("FRI"). The Company has been advised that such advisory subsidiaries of FRI have sole investment and/or voting power over such shares. The Company has also been advised that Charles P. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of FRI and, thus, may each be deemed to be the beneficial owner of such shares. The address of each of FRI and Messrs. Johnson and Johnson is 777 Mariners Island Blvd., 6th Floor, San Mateo, California 94404.

     (9) Excludes 125,000 shares subject to the corporate development option granted to Mr. Rothrock.

                            DESCRIPTION OF SECURITIES
COMMON STOCK

     The Company is authorized to issue 30,000,000 shares of Common Stock, of which 11,966,211 shares are outstanding. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of directors. See "Risk Factors -- Concentration of Voting Control." Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board of Directors of the Company out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. As of June 12, 1998, the Company had 290 holders of record of Common Stock.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock, of which no shares are outstanding. Shares of unissued Preferred Stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Board of Directors may determine. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors including, without limitation, the rate of dividends, method or nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. Such undesignated shares could also be used as an anti-takeover device by the Company. For example, they could be issued with "super-voting rights" and placed in the control of parties friendly to the current management.

OPTIONS AND WARRANTS

     The Company has outstanding options to purchase an aggregate of 1,181,625 shares of Common Stock, of which 281,250 shares are issuable pursuant to options the vesting of which are contingent upon the successful completion of certain corporate business development activities. The Company has outstanding warrants to purchase an additional 1,235,000 shares of Common Stock consisting of (i) the Sanifill Warrant for 1,000,000 shares at $2.00 per share; (ii) warrants for 112,500 total shares at $11.40 per share issued to Sanders Morris Mundy Inc. ("SMM") and Van Kasper & Company in connection with the IPO (the "IPO Warrants"); (iii) a warrant for 37,500 shares at $9.50 per share issued to SMM for certain consulting services (the "SMM Warrant"); and (iv) other warrants for 85,000 total shares at exercise prices ranging from $9.50 per share to $14.125 per share.

SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, the Company had issued and outstanding 11,966,211 shares of Common Stock. The 1,725,000 shares sold in the IPO, and the 3,450,000 shares sold in the Secondary Offering are freely tradeable without restriction unless held by affiliates of the Company. In addition, there are over 3,775,000 additional shares of Common Stock which are freely tradeable or which are currently eligible for resale under Rules 144 and 145 promulgated under the Securities Act. Further, the Company has issued and outstanding options to purchase up to 1,181,625 shares of Common Stock and warrants to purchase up to 1,235,000 shares of Common Stock. Additional shares of Common Stock may become eligible for sale on the public market from time to time upon exercise of such warrants and stock options.

     The Company has filed a registration statement on Form S-8 to register all shares subject to the Stock Option Plan and the Directors' Plan. The Company has also agreed to register for resale all shares of Common Stock issuable upon the exercise of the IPO Warrants and the SMM Warrant and 168,987 shares issued in connection with a 1997 acquisition.

     The Company and its officers, directors and certain stockholders, who beneficially own at least 3,786,000 shares of Common Stock in the aggregate (excluding options and warrants to purchase an aggregate of at least 500,000 shares), have agreed not to sell or otherwise dispose of any shares of Common Stock until October 3, 1998 without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, except that the Company may issue shares of Common Stock (i) pursuant to the exercise of outstanding options and warrants, and (ii) pursuant to the terms of any earn-out provisions contained in any agreement entered into by the Company or any of its subsidiaries in connection with any of the Acquisitions. During this period, the Company may also issue, without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation, up to 1,500,000 shares of Common Stock as consideration for future acquisitions provided that the persons to whom these shares are issued agree to the same transfer restrictions described in the first sentence of this paragraph.

     The Company has hereby registered 3,000,000 shares of its Common Stock under the Securities Act for use by the Company in connection with future acquisitions. After the effective date of such registration, any such shares that may be issued will generally be freely tradeable, unless acquired by persons who are or become affiliates of the Company. The Company may contractually restrict the sale of shares issued in connection with future acquisitions. As of the date of this Prospectus, 1,682,901 shares of Common Stock remained available for use by the Company under this Prospectus.

     The Company has also hereby registered 1,990,000 shares of Common Stock held by the Selling Stockholders. After the effective date of such registration, any such shares that are sold by the Selling Stockholders will generally be freely tradeable, unless acquired by persons who are or become affiliates of the Company. As of the date of this Prospectus, 1,376,397 shares of Common Stock remained eligible for resale by the Selling Stockholders under this Prospectus.

     No prediction can be made as to the effect, if any, the sale of shares or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and complete any additional acquisitions for Common Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company's Certificate of Incorporation limits, to the fullest extent permitted by Delaware law, the liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty as a director. Delaware law presently permits such limitations of a director's liability except where a director breaches his or her duty of loyalty to the Company or its stockholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes payment of an unlawful dividend or stock repurchase, or obtains an improper personal benefit. This provision is intended to afford directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a director. The Company believes this provision will assist it in maintaining and securing the services of directors who are not employees of the Company. As a result of the inclusion of such a provision, stockholders may be unable to recover, under Delaware law, monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy, under Delaware law, against the challenged conduct.

     The Company's Certificate of Incorporation also provides that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company's best interests. The Company has obtained directors and officers liability insurance to limit its exposure under these provisions.

     Under the Company's Certificate of Incorporation, the Board of Directors is divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. See "Risk Factors -Potential Anti-Takeover Effect of Charter Provisions."

TRANSFER AGENT

     The Company's transfer agent for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder and, for each Selling Stockholder, the number of shares of Common Stock owned, the number of such shares offered for sale in this offering and the number of shares and percentage of the outstanding Common Stock to be owned after this offering.

                                 SHARES BENEFICIALLY                           SHARES BENEFICIALLY
                              OWNED PRIOR TO OFFERING(1)    NUMBER OF         OWNED AFTER OFFERING(1)
                              --------------------------   SHARES BEING      -----------------------
SELLING STOCKHOLDER              NUMBER      PERCENT         OFFERED         NUMBER          PERCENT
-------------------              ------     ----------    -----------        ------          -------
W. Gregory Orr .............    623,500(2)     5.2%           96,550         526,950           4.4%
Earl J. Blackwell ..........    355,000(3)     3.0%           92,500         262,500           2.2%
William M. DeArman .........    417,500(4)     3.5%           45,950         371,550           3.1%
William H. Wilson, Jr. .....    276,350(5)     2.3%           63,663         212,687           1.8%
Sanifill, Inc. .............  1,000,000(6)     7.7%        1,000,000             -               -
Michael K. Clann ...........     29,862          *             7,559          22,303             *
Carlos Guerra ..............     21,300          *             3,557          17,743             *
R. Dale Johnson ............     80,531          *            12,259          68,272             *
Michael W. Minick ..........     65,000          *             9,048          55,952             *
Holden H. Wallace ..........    102,458          *            30,737          71,721             *
Hilton Wilson ..............      6,156          *               552           5,604             *
William H. Wilson ..........     46,740          *            14,022          32,718             *

----------------------
* Less than one percent.

(1) Applicable percentage ownership is based on 11,966,211 shares of Common Stock issued and outstanding.

(2) Includes 250,000 shares held by The Wiley Gregory & Genene M. Orr Family LLC, a limited liability company, over which Mr. Orr, as the manager, has sole voting and investment power, 15,000 shares held by Mr. Orr's wife, Genene Orr, 15,000 shares held by Mr. Orr's wife as custodian for two of Mr. Orr's children, and 10,000 shares held individually by one of Mr. Orr's children. Mr. Orr disclaims beneficial ownership of all shares held individually by his children.

(3) Includes 180,000 shares held by The Earl J. and Christine J. Blackwell Family LLC, a limited liability company, over which Mr. Blackwell, as the manager, has sole voting and investment power and 100,000 shares held in an individual retirement account for the benefit of Mr. Blackwell.

(4) Includes 250,000 shares held by a trust of which Mr. DeArman is the sole beneficiary, 12,500 shares held individually by one of Mr. DeArman's children, and 47,500 shares held by trust for the benefit of certain of Mr. DeArman's children. Mr. DeArman disclaims beneficial ownership of all shares held by or for the benefit of his children.

(5) Includes 20,375 shares held in an individual retirement account for the benefit of Mr. Wilson and 20,375 shares held by Mr. Wilson's wife, Debi Wilson.

(6) Represents shares which Sanifill has the right to acquire pursuant to the terms of a warrant issued by the Company to Sanifill on December 13, 1996.

     Mr. Orr is a co-founder of the Company and served as Chairman of the Board, Chief Executive Officer and President of the Company from November 1996 to August 1997. Mr. Orr currently serves as a director and the Chief Operating Officer and President of the Company.

     Mr. Blackwell is a co-founder of the Company and has served as Chief Financial Officer, Senior Vice President-Finance and Secretary of the Company from November 1996 to the present.

     Mr. DeArman is a co-founder of the Company and served as an unpaid consultant to the Company prior to the IPO. See "Certain Transactions-Other."

     From 1992 until May 1998, Mr. Wilson was the Chief Executive Officer of American WasteWater Inc. ("AWW"). On June 17, 1997, the Company acquired all of the outstanding stock of AWW in exchange for 637,500 shares of Common Stock, of which Mr. Wilson received 245,625 shares. In connection with the IPO, the Company paid certain indebtedness of AWW owed to or guaranteed by Mr. Wilson. In May 1998, the Company engaged Dana Financial Corporation ("DFC"), a corporation controlled by Mr. Wilson, to assist the Company in, among other things, identifying and evaluating acquisition candidates. Under the terms of this engagement, DFC will receive from the Company an annual consulting fee and an additional fee for each acquisition completed by the Company as a result of DFC's efforts.

     On December 13, 1996, the Company acquired the Campbell Wells Acquired Assets from Sanifill and Campbell Wells. See "Certain Transactions-Campbell Wells Acquisition." In May 1998, the Company acquired three businesses from USA Waste, the parent of Sanifill. See "Certain Transactions -- Other."

     Messrs. Clann, Guerra, Johnson, Minick, Wallace, Hilton Wilson and William
H. Wilson are former stockholders of AWW. On June 17, 1997, the Company acquired all of the outstanding stock of AWW in exchange for 637,500 shares of Common Stock, of which Messrs. Clann, Guerra, Johnson, Minick, Wallace, Hilton Wilson and William H. Wilson received 31,862, 25,347, 97,531, 79,931, 102,458, 8,006 and 46,740 shares, respectively. Mr. Hilton Wilson and Mr. William H. Wilson are the brother and the father, respectively, of William H. Wilson, Jr.

                              PLAN OF DISTRIBUTION

DISTRIBUTION BY THE COMPANY

     This Prospectus may be used by the Company for the offer and sale of up to 3,000,000 shares of Common Stock from time to time in connection with the acquisition of businesses, properties and/or assets in business combination transactions. The consideration offered by the Company in such acquisitions, in addition to any shares of Common Stock offered by this Prospectus, may include cash, debt or other securities (which may be convertible into shares of Common Stock of the Company covered by this Prospectus), or assumption by the Company of liabilities of the business being acquired, or a combination thereof. The Company may offer and sell shares pursuant to this Prospectus for cash to be used in connection with acquisitions, including the payment of all or part of the purchase price for or the indebtedness of an acquired business or the funding of working capital requirements of an acquired business. It is expected that the terms of acquisitions in which Common Stock is issued will be determined by negotiations between the Company and the owners, controlling persons or management of the businesses, properties and/or assets to be acquired, with the Company taking into account the quality of management, the past and potential earning power and growth of the businesses, properties and/or assets to be acquired, and other relevant factors. Shares of Common Stock issued to the owners, controlling persons or management of the businesses, properties and/or assets to be acquired are expected to be valued at prices reasonably related to the market price of the Common Stock at the time the terms of the acquisition are agreed upon or at the time the shares are issued, and shares issued for cash in connection with business combination transactions are expected to be issued at the market price when the shares are sold. Securities issued under this Prospectus will be freely transferable under the Securities Act, except for securities issued to persons who may be deemed to be an "affiliate" of an acquired business within the meaning of Rule 145 of the Securities Act. Securities issued in connection with such transactions to persons who constitute "affiliates" within the meaning of Rule 145 may not be publicly reoffered or resold by such person except pursuant to an effective registration statement under the Securities Act covering such shares or pursuant to Rule 145(d) or any other applicable exemption under the

Securities Act. As of the date of this Prospectus, 1,682,901 shares of Common Stock remained available for use by the Company under this Prospectus.

DISTRIBUTION BY THE SELLING STOCKHOLDERS

     This Prospectus may be used by the Selling Stockholders for the offer and sale of up to 1,990,000 shares of Common Stock owned or to be owned by them. Such shares may be offered and sold by them from time to time on the AMEX, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Selling Stockholders may sell shares through broker-dealers, who may act solely as an agent for the seller or who may acquire shares as a principal. Broker-dealers participating in such transactions as an agent may receive commissions from both the seller and the buyer. The Selling Stockholders may sell shares through broker-dealers in special offerings, exchange distributions and secondary distributions, and in connection therewith the Selling Stockholders may agree to pay commissions or allow discounts or concessions in excess of customary commissions, discounts or concessions prescribed by applicable rules. Broker-dealers who acquire shares as a principal may resell such shares on the AMEX, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

     The Selling Stockholders and any broker-dealers or agents who participate in a distribution of the shares may be "underwriters" within the meaning of the Securities Act, and any commissions, discounts or concessions received by them may be underwriting discounts and commissions under the Securities Act. Accordingly, any person engaged in a distribution of shares will be prohibited from engaging in certain market making activities with respect to the Common Stock under applicable rules under the Exchange Act. In addition, the Selling Stockholders will be subject to certain other rules under the Exchange Act while they are engaged in a distribution of the shares, including Rules 10b-6 and 10b-7, which may limit the timing of their purchases and sales of Common Stock and limit marketability of their shares.

     The costs of this offering, other than underwriting discounts and commissions and legal and other personal expenses, are being borne by the Company in accordance with the terms of separate agreements between the Company and each of the Selling Stockholders.

     The Common Stock may be sold in certain states only through brokers or dealers licensed in those states. In addition, the Common Stock may not be sold in certain states unless it is registered or qualified for sale in such states or its exempt from the registration or qualification requirements of such states.

     As of the date of this Prospectus, 1,376,397 total shares of Common Stock held by the Selling Stockholders remained available for resale under this Prospectus.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby by the Company will be passed upon for the Company by Hartzog Conger & Cason, Oklahoma City, Oklahoma.

                                     EXPERTS

     The audited financial statements included elsewhere in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (which term shall encompass any and all amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any person to whom this Prospectus is delivered may obtain a copy of the Registration Statement, including the exhibits thereto, without charge upon written or oral request to the Secretary of the Company at 411 N. Sam Houston Parkway East, Suite 400, Houston, Texas 77060, (281) 272-4500.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The Commission maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the Commission. The address of this web site is (http://www.sec.gov).

     The Common Stock is listed on AMEX. Reports, proxy statements and other information concerning the Company can be inspected at the offices of AMEX located at 86 Trinity Place, New York, New York 10006-1881.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        -----
U S LIQUIDS INC. PRO FORMA
     Introduction to Unaudited Pro
      Forma Financial Statements.....   F-2
     Pro Forma Balance Sheet
      (Unaudited)....................   F-3
     Notes to Pro Forma Balance Sheet
      (Unaudited)....................   F-4
     Pro Forma Statements of Income
      (Unaudited)....................   F-5
     Notes to Pro Forma Statements of
      Income (Unaudited).............   F-8
U S LIQUIDS INC. AND SUBSIDIARIES
     Report of Independent Public
      Accountants....................   F-9
     Consolidated Balance Sheets.....   F-10
     Consolidated Statements of
      Income.........................   F-11
     Consolidated Statements of
      Stockholders' Equity...........   F-12
     Consolidated Statements of Cash
      Flows..........................   F-13
     Notes to Consolidated Financial
      Statements.....................   F-14
CITY ENVIRONMENTAL, INC.
     Report of Independent Public
      Accountants....................   F-29
     Balance Sheets..................   F-30
     Statements of Income............   F-31
     Notes to Financial Statements...   F-32
WASTE STREAM ENVIRONMENTAL INC. AND
  AFFILIATE
     Report of Independent Public
      Accountants....................   F-38
     Combined Balance Sheets.........   F-39
     Combined Statements of Income...   F-40
     Combined Statements of
      Stockholders' Equity...........   F-41
     Combined Statements of Cash
      Flows..........................   F-42
     Notes to Combined Financial
      Statements.....................   F-43
PARALLEL PRODUCTS
     Report of Independent Public
      Accountants....................   F-48
     Balance Sheets..................   F-49
     Statements of Income............   F-50
     Statements of Partners'
      Capital........................   F-51
     Statements of Cash Flows........   F-52
     Notes to Financial Statements...   F-53
U S LIQUIDS INC. PREDECESSOR
     Report of Independent Public
      Accountants....................   F-58
     Balance Sheets..................   F-59
     Statements of Income............   F-60
     Notes to Financial Statements...   F-61

                                U S LIQUIDS INC.
            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements present the balance sheet and income statement data from the consolidated financial statements of U S Liquids Inc. (U S Liquids or the Company) combined with the historical financial data of acquisitions by the Company since its initial public offering (the Acquisitions) as follows: (i) the unaudited pro forma balance sheet includes the historical consolidated balance sheet data of U S Liquids at March 31, 1998 combined with the Acquisitions consummated after March 31, 1998 as if each had occurred on March 31, 1998 and (ii) the unaudited pro forma income statements for the year ended December 31, 1997 and for the three months ended March 31, 1997 and 1998 include the historical consolidated income statements of U S Liquids for the respective periods combined with all Acquisitions consummated since the Company's initial public offering as if each had occurred January 1, 1997. Additionally, the effects of the Company's initial public offering and the Company's secondary public equity offering (the Secondary Offering) are included in the unaudited pro forma financial statements as if they had occurred on January 1, 1997. The income statement data present depreciation and amortization expenses separately from operating expenses and selling, general and administrative expenses. Depreciation and amortization expenses are included in the operating and the selling, general and administrative expense captions set forth in the audited financial statements.

     The Company has preliminarily analyzed the savings that it expects to be realized by consolidating certain operational and general and administrative functions. The Company cannot quantify these savings due to the short period of time since the closing of the majority of the Acquisitions. It is anticipated that these savings will be partially offset by the incremental increase in costs related to the Company's corporate management. However, these costs, like the savings that they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the pro forma financial statements.

     The pro forma financial statements include certain adjustments to the historical financial statements of the Acquisitions, including the adjustment of depreciation and amortization expenses to reflect purchase price allocations, recording of interest expense to reflect debt issued in connection with the Acquisitions, and certain reductions of salaries and benefits payable to the previous owners of the businesses acquired which were agreed to in connection with the Acquisitions and the related income tax effects of these adjustments.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial statements do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or project the Company's financial position or results of operations for any future period. Since the Company and the Acquisitions were not under common control or management for all periods, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus, as well as information included under the headings "Selected Financial Data," "Management's
Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere herein.

                                U S LIQUIDS INC.
                      PRO FORMA BALANCE SHEET (UNAUDITED)
                                 (IN THOUSANDS)

                                                                            MARCH 31, 1998
                                      ------------------------------------------------------------------------------------------
                                                                                                    SECONDARY
                                       HISTORICAL                      ACQUISITION                   OFFERING        PRO FORMA
                                      CONSOLIDATED   ACQUISITIONS    ADJUSTMENTS(A)    PRO FORMA   ADJUSTMENTS      AS ADJUSTED
                                      ------------   -------------   ---------------   ---------   ------------     ------------
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........   $  5,733        $ 2,013         $    (270)     $   7,476     $ 60,790(b)      $  7,476
                                                                                                      (60,790)(c)
  Accounts receivable, net of
     allowance.......................      7,155         13,872            (5,382)        15,645                        15,645
  Inventories........................        447            655                            1,102                         1,102
  Prepaid expenses and other current
     assets..........................        955          2,446               (46)         3,355                         3,355
                                      ------------   -------------   ---------------   ---------   ------------     ------------
          Total current assets.......     14,290         18,986            (5,698)        27,578       --               27,578
PROPERTY, PLANT AND EQUIPMENT, net...     40,501         36,089               146         76,736                        76,736
INTANGIBLE ASSETS, net...............     14,402         18,208            43,156         75,766                        75,766
OTHER ASSETS, net....................      1,047            249               (35)         1,261                         1,261
                                      ------------   -------------   ---------------   ---------   ------------     ------------
          Total assets...............   $ 70,240        $73,532         $  37,569      $ 181,341     $ --             $181,341
                                      ============   =============   ===============   =========   ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term
     obligations.....................   $  1,258        $ 5,671         $  (5,671)     $   1,258     $                $  1,258
  Accounts payable...................      3,081          5,641              (685)         8,037                         8,037
  Accrued liabilities................      4,473          2,764             3,355         10,592                        10,592
                                      ------------   -------------   ---------------   ---------   ------------     ------------
          Total current
          liabilities................      8,812         14,076            (3,001)        19,887       --               19,887
LONG-TERM OBLIGATIONS, net of current
  maturities.........................     25,346          5,838            59,632         90,816      (60,790)(c)       30,026
CELL PROCESSING RESERVE..............      7,129         --                                7,129                         7,129
CLOSURE AND REMEDIATION RESERVES.....      3,221          1,325               250          4,796                         4,796
OTHER RESERVES.......................     --             --                11,703         11,703                        11,703
DEFERRED INCOME TAXES................        308         --                   437            745                           745
                                      ------------   -------------   ---------------   ---------   ------------     ------------
          Total liabilities..........     44,816         21,239            69,021        135,076      (60,790)          74,286
                                      ------------   -------------   ---------------   ---------   ------------     ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock.......................         75             33               (23)            85           35              120
  Additional paid-in capital.........     20,171          8,525            12,306         41,002       60,755          101,757
  Retained earnings..................      5,178          8,259            (8,259)         5,178                         5,178
  Other owners' equity...............     --             35,476           (35,476)        --                            --
                                      ------------   -------------   ---------------   ---------   ------------     ------------
          Total stockholders'
           equity....................     25,424         52,293           (31,452)        46,265       60,790          107,055
                                      ------------   -------------   ---------------   ---------   ------------     ------------
          Total liabilities and
             stockholders' equity....   $ 70,240        $73,532         $  37,569      $ 181,341     $ --             $181,341
                                      ============   =============   ===============   =========   ============     ============

    The accompanying notes are an integral part of this pro forma financial statement.

                                U S LIQUIDS INC.
                  NOTES TO PRO FORMA BALANCE SHEET (UNAUDITED)

(a) These adjustments reflect the purchase of the Acquisitions that were consummated subsequent to March 31, 1998, including approximately $61,363,000 of long-term obligations issued for the cash portion of the purchase price and for certain debt obligations paid upon acquisition and approximately 1,017,000 shares issued. These adjustments also reflect purchase price allocations on the Acquisitions, including allocating the deferred income tax liability attributable to the temporary differences between the financial reporting and income tax bases on assets and liabilities previously held as S Corporations, the repayment of working capital for certain Acquisitions pursuant to their respective acquisition agreements through the collection and subsequent repayment of approximately $6,500,000 in accounts receivable and establishing a $14,629,000 deferred cost reserve in connection with a landfill disposal agreement entered into with USA Waste.

(b) Reflects the proceeds from the issuance of 3,450,000 shares of Common Stock in connection with the Secondary Offering, net of estimated offering costs. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

(c) Reflects the repayment of certain debt obligations with proceeds from the Secondary Offering.

                                U S LIQUIDS INC.
                   PRO FORMA STATEMENT OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  FOR THE YEAR ENDED DECEMBER 31, 1997
                                       -------------------------------------------------------------------------------------------
                                                                                                      SECONDARY
                                        HISTORICAL                     ACQUISITION                     OFFERING        PRO FORMA
                                       CONSOLIDATED    ACQUISITIONS    ADJUSTMENTS      PRO FORMA    ADJUSTMENTS      AS ADJUSTED
                                       -------------   -------------   ------------     ----------   ------------     ------------
REVENUES.............................     $38,159        $ 111,824       $               $149,983      $                $149,983
OPERATING EXPENSES...................      21,353           79,621            894(a)      101,868                        101,868
DEPRECIATION AND
  AMORTIZATION.......................       2,990            4,611          1,691(b)        9,292                          9,292
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................       5,750           14,048         (1,612)(a)      18,186                         18,186
                                       -------------   -------------   ------------     ----------   ------------     ------------
INCOME FROM OPERATIONS...............       8,066           13,544           (973)         20,637        --               20,637
INTEREST EXPENSE, net................       1,734            1,873          3,542(c)        7,149        (4,559)(e)        2,590
OTHER (INCOME) EXPENSE, net..........          41              113                            154                            154
                                       -------------   -------------   ------------     ----------   ------------     ------------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES.......................       6,291           11,558         (4,515)         13,334         4,559           17,893
PROVISION FOR INCOME TAXES...........       2,416              161          2,890(d)        5,467         1,869(d)         7,336
                                       -------------   -------------   ------------     ----------   ------------     ------------
NET INCOME (LOSS)....................     $ 3,875        $  11,397       $ (7,405)       $  7,867      $  2,690         $ 10,557
                                       =============   =============   ============     ==========   ============     ============
BASIC EARNINGS PER COMMON SHARE......                                                                                   $   0.89
                                                                                                                      ============
DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE............                                                                                   $   0.81
                                                                                                                      ============
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING........................                                                                                     11,903(f)
                                                                                                                      ============
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING......                                                                                     13,095(g)
                                                                                                                      ============

    The accompanying notes are an integral part of this pro forma financial statement.

                                U S LIQUIDS INC.
                   PRO FORMA STATEMENT OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                          -----------------------------------------------------------------------------------------
                                                                                                       SECONDARY
                                           HISTORICAL                    ACQUISITION                    OFFERING        PRO FORMA
                                          CONSOLIDATED   ACQUISITIONS    ADJUSTMENTS      PRO FORMA   ADJUSTMENTS      AS ADJUSTED
                                          ------------   -------------   ------------     ---------   ------------     ------------
REVENUES................................     $7,862         $26,637        $               $34,499      $                $ 34,499
OPERATING EXPENSES......................      4,675          19,611             138(a)      24,424                         24,424
DEPRECIATION AND AMORTIZATION...........        633             923             388(b)       1,944                          1,944
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................        690           3,087            (290)(a)      3,487                          3,487
                                          ------------   -------------   ------------     ---------   ------------     ------------
INCOME FROM OPERATIONS..................      1,864           3,016            (236)         4,644        --                4,644
INTEREST EXPENSE, net...................        509             525             819(c)       1,853        (1,140)(e)          713
OTHER (INCOME) EXPENSE, net.............        (28)            119                             91                             91
                                          ------------   -------------   ------------     ---------   ------------     ------------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES..........................      1,383           2,372          (1,055)         2,700         1,140            3,840
PROVISION FOR INCOME TAXES..............        504               1             602(d)       1,107           467(d)         1,574
                                          ------------   -------------   ------------     ---------   ------------     ------------
NET INCOME (LOSS).......................     $  879         $ 2,371        $ (1,657)       $ 1,593      $    673         $  2,266
                                          ============   =============   ============     =========   ============     ============
BASIC EARNINGS PER COMMON SHARE.........                                                                                 $   0.19
                                                                                                                       ============
DILUTED EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE......................                                                                                 $   0.18
                                                                                                                       ============
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING...........................                                                                                   11,900(f)
                                                                                                                       ============
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING.........                                                                                   12,933(g)
                                                                                                                       ============

    The accompanying notes are an integral part of this pro forma financial statement.

                                U S LIQUIDS INC.
                   PRO FORMA STATEMENT OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

                                                             FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                       --------------------------------------------------------------------------------------
                                                                                                   SECONDARY
                                        HISTORICAL                    ACQUISITION                  OFFERING       PRO FORMA
                                       CONSOLIDATED   ACQUISITIONS    ADJUSTMENTS     PRO FORMA   ADJUSTMENTS    AS ADJUSTED
                                       ------------   -------------   ------------    ---------   -----------    ------------
REVENUES.............................    $ 12,343        $29,335        $             $  41,678    $               $ 41,678
OPERATING EXPENSES...................       7,011         20,852            (127)(a)     27,736                      27,736
DEPRECIATION AND
  AMORTIZATION.......................         987          1,339             305(b)       2,631                       2,631
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................       1,467          3,177                          4,644                       4,644
                                       ------------   -------------   ------------    ---------   -----------    ------------
INCOME FROM OPERATIONS...............       2,878          3,967            (178)         6,667       --              6,667
INTEREST EXPENSE, net................         346            570             764(c)       1,680       (1,140)(e)        540
OTHER (INCOME) EXPENSE, net..........          (5)           105                            100                         100
                                       ------------   -------------   ------------    ---------   -----------    ------------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES.......................       2,537          3,292            (942)         4,887        1,140          6,027
PROVISION FOR INCOME TAXES...........       1,002            771             231(d)       2,004          467(d)       2,471
                                       ------------   -------------   ------------    ---------   -----------    ------------
NET INCOME (LOSS)....................    $  1,535        $ 2,521        $ (1,173)     $   2,883    $     673       $  3,556
                                       ============   =============   ============    =========   ===========    ============
BASIC EARNINGS PER COMMON SHARE......                                                                              $   0.30
                                                                                                                 ============
DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE............                                                                              $   0.27
                                                                                                                 ============
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING........................                                                                                11,962(f)
                                                                                                                 ============
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING......                                                                                13,261(g)
                                                                                                                 ============

    The accompanying notes are an integral part of this pro forma financial statement.

                                U S LIQUIDS INC.
              NOTES TO PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

 (a) Adjusts compensation expense to the level the previous owners of the Acquisitions have agreed to receive as employees of the Company subsequent to their respective acquisitions. In addition, for certain of the Acquisitions, salaries and related expenses previously recorded as selling, general and administrative expenses have been reclassified as operating expenses consistent with the Company's accounting policy.

 (b) Adjusts depreciation and amortization expenses to reflect purchase price allocations on the Acquisitions.

 (c) Records interest expense on the debt incurred to effect the purchase of the Acquisitions, net of a reduction in interest expense on debt repaid in connection with the Acquisitions.

 (d) Reflects the incremental provision for providing federal income taxes on the Acquisitions previously taxed as S corporations or limited liability companies as well as federal and state income taxes relating to the pro forma income statement adjustments.

 (e) Reflects the reduction in interest expense attributed to obligations retired with proceeds from the Secondary Offering.

 (f)  Includes (i) 5,937,435 shares, 5,238,875 shares and 7,438,910 shares outstanding for the year ended December 31, 1997, and for the three months ended March 31, 1997 and 1998, respectively, (ii) 3,450,000 shares issued in connection with the Secondary Offering and (iii) 2,515,124 shares, 3,211,085 shares and 1,073,578 shares for the year ended December 31, 1997, and for the three months ended March 31, 1997 and 1998, respectively, issued in connection with the Acquisitions and the Company's initial public offering as if each had occurred on January 1, 1997.

 (g) Includes the weighted average common shares outstanding and 1,192,531 shares, 1,032,585 shares and 1,298,072 shares for the year ended December 31, 1997, and for the three months ended March 31, 1997 and 1998, respectively, representing the effect of outstanding warrants and options to purchase Common Stock, using the treasury stock method. Excludes 281,250 shares issuable pursuant to options, the vesting of which is contingent upon the successful completion or certain corporate development activities.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To U S Liquids Inc.:

     We have audited the accompanying consolidated balance sheets of U S Liquids Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U S Liquids Inc. and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 3, 1998

                                U S LIQUIDS INC.
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                           DECEMBER 31,          MARCH 31,
                                       --------------------     -----------
               ASSETS                    1996       1997           1998
                                       ---------  ---------     -----------
                                                                (UNAUDITED)
CURRENT ASSETS:
     Cash and cash equivalents.......  $   5,604  $   2,203       $ 5,733
     Accounts receivable, less
       allowances of $265, $342 and
       $353 (unaudited)..............      4,843      5,436         7,155
     Inventories.....................        339        567           447
     Prepaid expenses and other
       current assets................        850        621           955
                                       ---------  ---------     -----------
          Total current assets.......  $  11,636  $   8,827       $14,290
PROPERTY, PLANT AND EQUIPMENT, net...     34,582     39,110        40,501
DEFERRED INCOME TAXES................        100     --            --
INTANGIBLE ASSETS, net...............         85      6,078        14,402
OTHER ASSETS, net....................        448      1,001         1,047
                                       ---------  ---------     -----------
          Total assets...............  $  46,851  $  55,016       $70,240
                                       =========  =========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current maturities of long-term
       obligations...................  $   5,817  $     792       $ 1,258
     Accounts payable................      2,984      2,154         3,081
     Accrued liabilities.............      2,147      3,759         4,473
     Advances from stockholders and
       related-party notes payable...        465     --            --
                                       ---------  ---------     -----------
          Total current
          liabilities................  $  11,413  $   6,705       $ 8,812
LONG-TERM OBLIGATIONS, net of current
  maturities.........................     23,668     16,644        25,346
CELL PROCESSING RESERVE..............      7,732      7,330         7,129
CLOSURE AND REMEDIATION RESERVES.....      2,500      3,275         3,221
DEFERRED INCOME TAXES................     --            156           308
                                       ---------  ---------     -----------
          Total liabilities..........  $  45,313  $  34,110       $44,816
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Preferred stock, $.01 par value,
       5,000,000 shares authorized,
       none issued
     Series A 72 percent cumulative
       preferred stock, $1.00 par
       value, 10,000 shares
       authorized, issued and
       outstanding as of December 31,
       1996..........................  $      10  $  --           $--
     Common stock, $.01 par value,
       30,000,000 shares authorized,
       5,238,875, 7,303,164 and
       7,499,022 (unaudited) shares
       issued and outstanding........         52         73            75
     Additional paid-in capital......      1,379     17,190        20,171
     Retained earnings...............         97      3,643         5,178
                                       ---------  ---------     -----------
          Total stockholders'
           equity....................  $   1,538  $  20,906       $25,424
                                       ---------  ---------     -----------
          Total liabilities and
             stockholders' equity....  $  46,851  $  55,016       $70,240
                                       =========  =========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                U S LIQUIDS INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,           MARCH 31,
                                       -------------------------------  --------------------
                                         1995       1996       1997       1997       1998
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
REVENUES.............................  $  11,127  $  14,285  $  38,159  $   7,862  $  12,343
COST OF OPERATIONS...................      9,935     11,790     24,173      5,283      7,935
                                       ---------  ---------  ---------  ---------  ---------
     Gross profit....................  $   1,192  $   2,495  $  13,986  $   2,579  $   4,408
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................        863      1,440      5,920        715      1,530
                                       ---------  ---------  ---------  ---------  ---------
INCOME FROM OPERATIONS...............  $     329  $   1,055  $   8,066  $   1,864  $   2,878
INTEREST EXPENSE, net................        159        397      1,734        509        346
OTHER (INCOME) EXPENSE, net..........         18        (88)        41        (28)        (5)
                                       ---------  ---------  ---------  ---------  ---------
INCOME BEFORE PROVISION FOR INCOME
  TAXES..............................  $     152  $     746  $   6,291  $   1,383  $   2,537
PROVISION FOR INCOME TAXES...........         49        255      2,416        504      1,002
                                       ---------  ---------  ---------  ---------  ---------
NET INCOME...........................  $     103  $     491  $   3,875  $     879  $   1,535
                                       =========  =========  =========  =========  =========
Basic Earnings per Common Share......  $    0.06  $    0.23  $    0.65  $    0.17  $    0.21
                                       =========  =========  =========  =========  =========
Diluted Earnings per Common and
  Common Equivalent Share............  $    0.06  $    0.23  $    0.55  $    0.16  $    0.18
                                       =========  =========  =========  =========  =========
Weighted Average Common Shares
  Outstanding........................      1,700      2,117      5,937      5,239      7,439
                                       =========  =========  =========  =========  =========
Weighted Average Common and Common
  Equivalent Shares Outstanding......      1,700      2,139      7,078      5,418      8,737
                                       =========  =========  =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                U S LIQUIDS INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                         PREFERRED STOCK        COMMON STOCK        ADDITIONAL    RETAINED
                                        -----------------    -------------------     PAID-IN      EARNINGS
                                        SHARES     AMOUNT     SHARES      AMOUNT     CAPITAL      (DEFICIT)
                                        -------    ------    ---------    ------    ----------    ---------
BALANCE, December 31, 1994...........    10,000    $  10     1,700,000    $  17      $      2      $  (483)
     Net income......................     --        --          --         --          --              103
     Preferred stock dividends.......     --        --          --         --          --               (7)
                                        -------    ------    ---------    ------    ----------    ---------
BALANCE, December 31, 1995...........    10,000    $  10     1,700,000    $  17      $      2      $  (387)
     Net income......................     --        --          --         --          --              491
     Issuance of common stock........     --        --       3,538,875       35           382        --
     Preferred stock dividends.......     --        --          --         --          --               (7)
     Issuance of stock warrants......     --        --          --         --             995        --
                                        -------    ------    ---------    ------    ----------    ---------
BALANCE, December 31, 1996...........    10,000    $  10     5,238,875    $  52      $  1,379      $    97
     Net income......................     --        --          --         --          --            3,875
     Distributions equal to the
       current income taxes of
       limited liability company.....     --        --          --         --          --             (171)
     Preferred stock dividends.......     --        --          --         --          --              (16)
     Warrants issued in connection
       with initial public
       offering......................     --        --          --         --             551        --
     Common stock issued in initial
       public offering...............     --        --       1,725,000       17        13,497        --
     Retirement of preferred stock...   (10,000)     (10)       --         --          --            --
     Common stock issued in
       acquisitions..................     --        --         283,039        3         1,579         (142)
     Warrants issued in connection
       with consulting agreement.....     --        --          --         --             184        --
     Common stock options
       exercised.....................     --        --          56,250        1        --            --
                                        -------    ------    ---------    ------    ----------    ---------
BALANCE, December 31, 1997...........     --       $--       7,303,164    $  73      $ 17,190      $ 3,643
                                        =======    ======    =========    ======    ==========    =========
     Net income (unaudited)..........     --        --          --         --          --            1,535
     Common stock and warrants issued
       in acquisitions (unaudited)...     --        --         185,858        2         2,981        --
     Common stock options exercised
       (unaudited)...................     --        --          10,000     --          --            --
                                        -------    ------    ---------    ------    ----------    ---------
BALANCE, March 31, 1998 (unaudited)..              $--       7,499,022    $  75      $ 20,171      $ 5,178
                                        =======    ======    =========    ======    ==========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                U S LIQUIDS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,           MARCH 31,
                                       -------------------------------  --------------------
                                         1995       1996       1997       1997       1998
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................  $     103  $     491  $   3,875  $     879  $   1,535
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation and amortization....        159        424      2,990        633        987
    Non-cash compensation recorded
      through issuance of warrants...     --         --            184     --         --
    Net gain on sale of property,
      plant, and equipment...........     --         --            (65)    --             (1)
    Deferred income tax provision
      (benefit)......................         31       (121)        64       (226)       152
Changes in operating assets and
  liabilities, net of amounts
  acquired:
    Accounts receivable, net.........       (539)      (105)        68      1,107     (1,508)
    Inventories......................       (288)        44       (228)       (83)       120
    Prepaid expenses and other
    current assets...................        (19)      (635)       479         18       (326)
    Intangible assets................     --             96        (31)                  (36)
    Other assets.....................        (20)      (209)      (479)       (41)       (46)
    Accounts payable and accrued
      liabilities....................        946      1,567       (784)      (178)     1,350
    Closure, remediation and cell
      processing reserves............     --            (13)      (503)      (153)      (255)
                                       ---------  ---------  ---------  ---------  ---------
         Net cash provided by
           operating activities......  $     373  $   1,539  $   5,570  $   1,956  $   1,972
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and
  equipment..........................  $    (916) $  (1,795) $  (4,829) $    (544) $  (1,485)
Proceeds from sale of property,
  plant, and equipment...............     --         --            206     --              9
Net cash (paid for) acquired through
  acquisitions.......................     --          5,985     (3,234)    --         (5,101)
                                       ---------  ---------  ---------  ---------  ---------
         Net cash provided by (used
           in) investing
           activities................  $    (916) $   4,190  $  (7,857) $    (544) $  (6,577)
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments to stockholders and related
  parties............................  $      (6) $    (139) $    (465) $     (27) $  --
Proceeds from issuance of long-term
  obligations........................      1,084      1,152     15,593         97      9,500
Principal payments on long-term
  obligations........................       (564)    (1,650)   (30,111)    (4,329)    (1,365)
Interest accrued on related-party
  notes payable......................         50         56     --             14     --
Preferred stock dividends paid.......         (7)    --            (16)    --         --
Payments to retire preferred stock...     --         --            (10)    --         --
Issuance of common stock.............     --            417     --         --         --
Proceeds from initial public offering
  of common stock....................     --         --         14,065     --         --
Proceeds from exercise of stock
  options............................     --         --              1     --         --
Distributions equal to the current
  income taxes of limited liability
  corporation........................     --         --           (171)    --         --
                                       ---------  ---------  ---------  ---------  ---------
         Net cash provided by (used
           in) financing
           activities................  $     557  $    (164) $  (1,114) $  (4,245) $   8,135
                                       ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................  $      14  $   5,565  $  (3,401) $  (2,833) $   3,530
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD................         25         39      5,604      5,604      2,203
                                       ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD.............................  $      39  $   5,604  $   2,203  $   2,771  $   5,733
                                       =========  =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURES:
    Cash paid for interest...........  $     102  $     339  $   2,169  $     599  $     345
    Cash paid for income taxes.......          2          7      2,745         23        670
    Assets acquired under capital
    leases...........................         88     --         --         --         --
    Liabilities assumed related to
    acquisitions.....................     --         28,725      1,340     --            950
    Common stock, warrants and
      options issued for
      acquisitions...................     --            995      1,440     --          2,983

  The accompanying notes are an integral part of these consolidated financial statements.

                                U S LIQUIDS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     U S Liquids Inc. and subsidiaries (collectively "U S Liquids"or the "Company") was founded November 18, 1996, and is a leading provider of services for the collection, processing, disposal and recovery of liquid waste in North America. On December 13, 1996, the Company acquired its Oilfield Waste Division from Campbell Wells, L.P. and Campbell Wells NORM, L.P. (referred to as "Campbell Wells" or "the Predecessor" to the extent of the operations so acquired) which were wholly owned subsidiaries of Sanifill, Inc. ("Sanifill"). The Oilfield Waste Division treats and disposes of oilfield waste generated in oil and gas exploration and production. In June 1997, the Company formed the basis of its Liquid Waste Division by acquiring Mesa Processing, Inc., T&T Grease Services, Inc. and Phoenix Fats & Oils, Inc. ("Mesa") and American WasteWater ("AWW"). Each of these acquisitions was accounted for under the pooling-of-interests method of accounting. The Liquid Waste Division collects, processes and disposes of liquid waste and recovers by-products from these waste streams.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company, after elimination of all significant intercompany accounts and transactions. The consolidated financial statements for 1997 represent the operations of the Company, including combined revenues and net income of Mesa and AWW for the pre-acquisition period in 1997 of $7,291,000 and $539,000 respectively, as well as all other acquired companies' operations from their respective dates of acquisition.

  INTERIM FINANCIAL INFORMATION

     The interim consolidated financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

  CONCENTRATIONS OF CREDIT RISK

     Accounts receivable potentially subject the Company to concentrations of credit risk. At December 31, 1996, 41 percent and 16 percent, respectively, of total accounts receivable were associated with two customers. At December 31, 1997, 13 percent of total accounts receivable was associated with one customer. In addition, sales to one customer represented 62 percent and 43 percent of total revenues for the years ended December 31, 1995, and 1996, respectively. Sales to two customers represented 22 percent and 17 percent, respectively, of total revenues for the year ended December 31, 1997.

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's customers are concentrated in the oil and gas industry in Louisiana and Texas, the liquid waste collection business in Louisiana and Texas and the chemical processing and livestock feed industries in Mexico. Total sales to customers in Mexico represented 82 percent, 70 percent and 31 percent of total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. Accounts receivable from customers in Mexico represented approximately 9 percent and 20 percent of total accounts receivable at December 31, 1996 and 1997, respectively. Management performs ongoing credit analyses of the accounts of its customers and provides allowances as deemed necessary. Additionally, sales are dollar-denominated and the majority of international sales are secured by letters of credit.

  INVENTORIES

     Inventories are stated at the lower of cost or market and, at December 31, 1996 and 1997, consisted of finished grease products of $265,000 and $435,000, respectively, and unprocessed grease of $74,000 and $132,000, respectively. Cost is determined using the first-in, first-out (FIFO) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income or expense. Depreciation is computed using the straight-line method.

  LONG-LIVED ASSETS

     Long-lived assets consist primarily of the excess of cost over net assets of acquired businesses (goodwill) and disposal sites. Management continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful life of intangible assets and other long lived assets may warrant revision or that remaining balances may not be recoverable.

  INCOME TAXES

     The Company files a consolidated return for federal income tax purposes. Income taxes for the Company are provided under the liability method considering the income tax effects of transactions reported in the consolidated financial statements which are different from the income tax return. The deferred income tax assets and liabilities represent the future income tax consequences of those differences, which will either be taxable or deductible when the underlying assets or liabilities are realized or settled. Prior to May 1997, AWW was a limited liability company (LLC), as defined by the Internal Revenue Code, whereby it was not subject to taxation for federal income tax purposes. Under LLC status, the equity owners reported their shares of AWW's federal taxable earnings or losses on their personal income tax returns. In May 1997, AWW converted to a C Corporation for federal income tax purposes and has recorded current and deferred income tax assets and liabilities existing on the date of conversion.

  CLOSURE AND REMEDIATION RESERVES

     As of December 31, 1997, the closure and remediation reserves represent accruals for the total estimated costs associated with the ultimate closure of the Company's landfarm facilities, including costs of decommissioning, statutory monitoring costs and incremental direct administrative costs required during the closure and subsequent postclosure periods. Management periodically reviews the level of these reserves and will adjust such reserves if estimated costs change over the remaining estimated life of the landfarm facilities. Landfarm facility closure bonds and related letters of credit totaling $4 million are posted with the states of Louisiana and Texas.

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  REVENUE RECOGNITION AND CELL PROCESSING RESERVE

     When waste is unloaded at a given site, the Oilfield Waste Division recognizes the related revenue and records a reserve for the estimated amount of expenses to be incurred with the treatment of the oilfield waste in order to match revenues with their related costs. The related treatment costs are charged against the reserve as such costs are incurred.

     The Liquid Waste Division recognizes revenue from processing services when material is unloaded at the Company's facilities, if delivered by the customer, or at the time the service is performed, if the Company collects the materials from the customer's location. Sales revenue is recognized when the by-product is shipped to the customer.

     The Company's revenues consist of the following:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Processing revenues..................  $   1,301  $   2,875  $  25,558
By-product sales.....................      9,796     11,378     12,383
Other revenues.......................         30         32        218
                                       ---------  ---------  ---------
          Total......................  $  11,127  $  14,285  $  38,159
                                       =========  =========  =========

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  EARNINGS PER SHARE

     Effective December 31, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share". Under these provisions, earnings per share amounts are based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. The weighted average number of shares used to compute basic and diluted earnings per share for 1995, 1996, and 1997 is illustrated below:

                                                                                     THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                   MARCH 31,
                                       ----------------------------------------  --------------------------
                                           1995          1996          1997          1997          1998
                                       ------------  ------------  ------------  ------------  ------------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                                        (UNAUDITED)
Numerator:
     For basic and diluted earnings
      per share --
     Income available to common
      stockholders...................  $        103  $        491  $      3,875  $        879  $      1,535
                                       ============  ============  ============  ============  ============
Denominator:
     For basic earnings per share --
     Weighted-average shares.........     1,700,000     2,116,909     5,937,435     5,238,875     7,438,910
Effect of dilutive securities:
     Stock options and warrants......       --             21,657     1,140,670       179,055     1,298,028
                                       ------------  ------------  ------------  ------------  ------------
Denominator:
     For diluted earnings per
      share --
     Weighted-average shares and
      assumed conversions............     1,700,000     2,138,566     7,078,105     5,417,930     8,736,938
                                       ============  ============  ============  ============  ============

     At December 31, 1997, the Company had 10,000 employee stock options which were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the period presented.

  INSURANCE

     The Company maintains various types of insurance coverage for its business, including, without limitation, commercial general liability and commercial auto liability, workers' compensation and employer liability, pollution legal liability and a general umbrella policy. The Company has not incurred significant claims or losses in excess of its insurance limits during the periods presented in the accompanying consolidated financial statements.

  RISK FACTORS

     An investment in the Company's common stock involves a high degree of risk. Those risks include, but are not limited to, government regulation, dependence on the oil and gas industry and foreign customers, absence of a combined operating history, reliance on key personnel and risks related to the Company's acquisition strategy.

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  OTHER

     Certain prior year amounts have been reclassified to conform with the current year presentation.

3.  ACQUISITIONS:

  1996 ACQUISITIONS

     Effective December 14, 1996, U S Liquids Inc. purchased certain assets and assumed certain liabilities of Campbell Wells by issuing a long-term promissory note for $27,800,000 and warrants to purchase 1,000,000 shares of U S Liquids Inc. common stock at an exercise price of $2.00 per share (the "Campbell Wells Acquisition") to Sanifill. The total purchase price includes a calculation of the fair value of the warrants at their date of issuance using the Black-Scholes pricing model with the following assumptions:

Expected stock price volatility......       35.55%
Risk free interest rate..............        6.35%
Expected life of warrants............     10 years

     The Campbell Wells Acquisition was accounted for under the purchase method of accounting, and the net assets and results of operations since the date of the Campbell Wells Acquisition are included in the consolidated financial statements. Costs were allocated to the net assets acquired based on management's estimate of the fair value of the acquired assets and liabilities at the date of the Campbell Wells Acquisition. The purchase price has been allocated as follows (in thousands):

Acquired assets --
     Cash and cash equivalents.......  $   6,001
     Accounts receivable.............      3,980
     Prepaid expenses and other
     current assets..................         61
     Property, plant and equipment...     30,693
     Deferred income tax asset.......      1,628
     Other assets....................        271
Assumed liabilities --
     Accounts payable and accrued
     liabilities.....................     (1,966)
     Closure, remediation and cell
     processing reserves.............    (10,245)
     Deferred income tax liability...     (1,628)
                                       ---------
          Total purchase price.......  $  28,795
                                       =========

     The following table sets forth unaudited pro forma income statement data to present the effect of the Campbell Wells Acquisition on the Company's results of operations for the years ended December 31, 1995 and 1996. The income statement data for Campbell Wells may not necessarily be indicative of the results of operations that would have been realized had Campbell Wells been operated as a stand-alone entity.

     As a wholly owned subsidiary of Sanifill, Campbell Wells maintained a noninterest bearing intercompany account with Sanifill for recording intercompany charges for costs and expenses, intercompany purchases of equipment and additions under capital leases and intercompany transfers of cash, among other transactions. It is not feasible to ascertain the amount of related interest expense which would have been recorded in the statements of income had Campbell Wells been operated as a stand-alone entity. The following unaudited pro forma income statement data includes the revenues and net income of the Company, plus the acquired operations of Campbell Wells, as if the Campbell Wells Acquisition was effective on the first day of the year being reported:

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                          YEAR ENDED DECEMBER
                                                  31,
                                          --------------------
                                            1995       1996
                                          ---------  ---------
                                             (IN THOUSANDS)
                                              (UNAUDITED)
Revenue.................................  $  26,246  $  31,138
Net income, excluding intercompany
interest expense........................      1,251      2,370

     Pro forma adjustments for all periods included in the preceding table primarily relate to (a) the recording of interest expense on the debt incurred to effect the Campbell Wells Acquisition, (b) the adjustment to depreciation expense to reflect the revaluation of property, plant and equipment in conjunction with the Campbell Wells Acquisition purchase price allocation, (c) the adjustment of insurance expense to reflect the differences in insurance expenses recorded by U S Liquids compared to the intercompany insurance expenses allocated to Campbell Wells from Sanifill, and (d) the related income tax effects of these adjustments. Pro forma balances do not include the effects of the Company's initial public offering.

     The pro forma combined results presented above are not necessarily indicative of actual results which might have occurred had the operations and management teams of the Company and the acquired operations of Campbell Wells been combined at the beginning of the periods presented.

     In March 1996, Mesa acquired all of the assets of the trap and septic division of a grease processing company through the purchase of assets. In September 1996, Mesa acquired all of the assets and assumed all liabilities of a feed and tallow processing company through the purchase of stock. Mesa paid $16,000 in cash, net of cash acquired, and issued $925,000 of debt obligations in conjunction with both of these acquisitions. Both acquisitions were accounted for under the purchase method of accounting, and the net assets and results of operations of these acquisitions since their respective dates of acquisition are included in the consolidated financial statements.

  1997 ACQUISITIONS

     During the fourth quarter of 1997, the Company completed four acquisitions that were accounted for under the purchase method of accounting. Results of operations of companies that were acquired and subject to purchase accounting are included in the consolidated financial statements from the dates of such acquisitions. The total costs of acquisitions accounted for under the purchase method were $6,819,000. The consolidated balance sheet as of December 31, 1997, includes allocations of the respective purchase prices and is subject to final adjustment. The excess of the aggregate purchase price over the fair value of the net assets acquired was approximately $5,726,000.

     In addition, the Company has agreed in connection with certain transactions to pay additional amounts to the sellers upon the achievement by the acquired businesses of certain negotiated goals, such as targeted earnings levels. Although the amount and timing of any payments of additional contingent consideration depend on whether and when these goals are met, the maximum aggregate amount of contingent consideration potentially payable if all payment goals are met is $27,880,000 with the achieved goals providing approximately $31,125,000 of pre-tax income. The contingent consideration is payable in cash or, in some instances, cash and stock, at the Company's option.

     On October 1, 1997, the Company completed a merger accounted for as a pooling-of-interests, pursuant to which the Company issued 241,410 shares of its common stock in exchange for all outstanding shares of the acquired company. Periods prior to consummation of this merger were not restated to include the accounts and operations of the acquired company as combined results are not materially different from the results as presented.

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The unaudited pro forma information set forth below presents the revenues, net income and earnings per share of the Company, plus the acquired operations of Campbell Wells and the 1997 acquisitions as if the acquisitions were effective on the first day of the year being reported:

                                         YEAR ENDED DECEMBER 31,
                                          --------------------
                                            1996       1997
                                          ---------  ---------
                                             (IN THOUSANDS,
                                          EXCEPT FOR PER SHARE
                                                 DATA)
                                              (UNAUDITED)
Revenue.................................  $  34,766  $  43,307
Net income..............................      2,197      4,334
Basic earnings per common share.........       0.40       0.70
Diluted earnings per common share.......       0.38       0.59

     The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at the beginning of the periods presented.

4.  PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets at December 31, 1996 and 1997, consist of the following:

                                            1996       1997
                                          ---------  ---------
                                             (IN THOUSANDS)
Prepaid insurance.......................  $     668  $     152
Prepaid tax deposit.....................     --             51
Current deferred income tax asset.......         86        305
Other...................................         96        113
                                          ---------  ---------
     Total..............................  $     850  $     621
                                          =========  =========

5.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at December 31, 1996 and 1997, consist of the following:

                                           DEPRECIABLE
                                              LIFE         1996       1997
                                           -----------   ---------  ---------
                                             (YEARS)        (IN THOUSANDS)
Landfarm and processing sites...........      25         $  14,781  $  15,289
Land....................................      --               508        739
Buildings and improvements..............     5-39           14,496     17,021
Machinery and equipment.................     3-15            4,260      6,972
Vehicles................................     3-5             1,176      2,602
Furniture and fixtures..................     3-5               255        658
                                                         ---------  ---------
     Total..............................                 $  35,476  $  43,281
Less -- Accumulated depreciation........                      (894)    (4,171)
                                                         ---------  ---------
     Net property, plant and
       equipment........................                 $  34,582  $  39,110
                                                         =========  =========

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INTANGIBLE ASSETS:

     Intangible assets at December 31, 1996 and 1997, consist of the following:

                                         1996       1997
                                       ---------  ---------
                                          (IN THOUSANDS)
Goodwill.............................  $      29  $   5,755
Noncompete agreements................         67        327
Permits..............................     --             81
                                       ---------  ---------
     Total...........................  $      96  $   6,163
Less -- Accumulated amortization.....        (11)       (85)
                                       ---------  ---------
     Net intangible assets...........  $      85  $   6,078
                                       =========  =========

     Intangible assets are recorded at cost and are being amortized on a straight-line basis over five to forty years.

7.  ACCRUED LIABILITIES:

     Accrued liabilities at December 31, 1996 and 1997, consist of the following:

                                         1996       1997
                                       ---------  ---------
                                          (IN THOUSANDS)
Insurance premium promissory note,
interest rate at 6.0%, due July
1997.................................  $     589  $  --
Accrued interest on related-party
  notes payable......................        204     --
Accrued salaries.....................        161        873
Income and other taxes payable.......        460        709
Accrued professional fees............        303      1,490
Other................................        430        687
                                       ---------  ---------
     Accrued liabilities.............  $   2,147  $   3,759
                                       =========  =========

8.  INCOME TAXES:

     The Company has implemented SFAS No. 109, "Accounting for Income Taxes," which provides for a liability approach to accounting for income taxes. The components of the provision (benefit) for income taxes are as follows:

                                         1995       1996       1997
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Current --
     Federal.........................  $      12  $     327  $   2,253
     State...........................          6         49         99
                                       ---------  ---------  ---------
          Total......................  $      18  $     376  $   2,352
                                       =========  =========  =========
Deferred --
     Federal.........................  $      30  $    (107) $      62
     State...........................          1        (14)         2
                                       ---------  ---------  ---------
          Total......................  $      31  $    (121) $      64
                                       ---------  ---------  ---------
          Provision for income
             taxes...................  $      49  $     255  $   2,416
                                       =========  =========  =========

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The differences in income taxes provided and the amounts determined by applying the federal statutory tax rate to income before provision (benefit) for income taxes result from the following:

                                            1995       1996       1997
                                          ---------  ---------  ---------
                                                  (IN THOUSANDS)
Tax at statutory rate...................  $      52  $     253  $   2,202
Add --
     State taxes, net of federal
       benefit..........................          6         24         66
     Nondeductible expenses.............     --         --            157
     Other..............................         (9)       (22)        (9)
                                          ---------  ---------  ---------
          Total.........................  $      49  $     255  $   2,416
                                          =========  =========  =========

     For purposes of the consolidated federal tax return, the Company has net operating loss carryforwards available to offset taxable income of the Company in the future. The net operating loss carryforwards will begin to expire in 2011. In connection with certain acquisitions, ownership changes occurred resulting in various limitations on certain tax attributes. However, the Company expects full utilization of these tax attributes prior to their expiration.

     Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the financial reporting and the tax bases of existing assets and liabilities. The tax effects of significant temporary differences representing deferred income tax assets and liabilities at December 31, 1996 and 1997 are as follows:

                                            1996       1997
                                          ---------  ---------
                                             (IN THOUSANDS)
Deferred income tax assets --
     Closure and remediation reserves...  $   1,577  $  --
     Accrued expenses...................        184        434
     Net operating losses...............        135         41
     Other..............................         15         74
                                          ---------  ---------
          Total.........................  $   1,911  $     549
                                          ---------  ---------
Deferred income tax liabilities
     Property, plant and equipment......  $  (1,622) $    (167)
     Inventory..........................        (77)    --
     Investment in foreign
       corporation......................     --            (59)
     Other..............................        (26)      (174)
                                          ---------  ---------
          Total.........................  $  (1,725) $    (400)
                                          ---------  ---------
          Net deferred income tax
             assets.....................  $     186  $     149
                                          =========  =========

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net deferred income tax assets and liabilities are comprised of the following:

                                            1996       1997
                                          ---------  ---------
                                             (IN THOUSANDS)
Current deferred income tax assets
     Gross assets.......................  $      86  $     521
     Gross liabilities..................     --           (216)
          Total, net....................  $      86  $     305
Non-current deferred income tax assets
     Gross assets.......................        100        152
     Gross liabilities..................     --           (308)
                                          ---------  ---------
          Total, net....................  $     100  $    (156)
                                          ---------  ---------
          Net deferred income tax
              assets....................  $     186  $     149
                                          =========  =========

9.  LONG-TERM OBLIGATIONS:

     The Company's long-term obligations at December 31, 1996 and 1997, consist of the following:

                                         1996       1997
                                       ---------  ---------
                                          (IN THOUSANDS)
Revolving Credit Facility............  $  --      $  15,250
Note payable to Sanifill, interest at
  7.5%, due in 19 quarterly
  installments of $1,390,000,
  maturing December 2001, secured by
  substantially all of the assets of
  U S Liquids........................     26,410     --
Notes payable to banks and credit
  institutions, interest ranging from
  5.9% to 13.75%, maturing January
  1997 to June 2014, secured by
  vehicles and equipment.............      1,295     --
Notes payable to individuals,
  interest ranging from
  noninterest-bearing to 18.0%,
  maturing January 1998 to June 2010,
  secured by property, plant and
  equipment..........................      1,707      2,020
Notes payable to a corporation,
  interest at prime rate plus 2.0%,
  (10.5% at December 31, 1997)
  maturing October 2000..............     --            145
Other................................         73         21
Less -- Current maturities of
  long-term obligations..............     (5,817)      (792)
                                       ---------  ---------
                                       $  23,668  $  16,644
                                       =========  =========

     On December 19, 1997, the Company entered into a revolving credit facility with a bank group in the amount of $50,000,000. (See Note 14). The initial draw of $15,250,000 was used to pay off the unpaid portion of the note payable to Sanifill, which was not previously repaid with proceeds from the Company's initial public offering. This facility is secured by substantially all of the assets of the Company. Availability under this credit facility is tied to the Company's cash flows and liquidity. The credit facility is available to fund working capital requirements and acquisitions. The credit agreement requires the Company to comply with certain financial covenants and requires the Company to obtain the lenders' consent before making any acquisitions with a purchase price exceeding $7 million, and prohibits the payment of cash dividends. The debt may be accelerated upon a change in control of the Company or the departure of senior management without a suitable replacement. Interest on the outstanding balance is due quarterly and the facility matures on December 20, 2000. Advances bear interest, at the Company's option, at the prime rate or London Interbank Offered Rate ("LIBOR"), in each case, plus a margin which is calculated quarterly based upon the Company's ratio of indebtedness to cash flow. The Company has agreed to pay a commitment fee varying from 1/4 to 1/2of 1 percent per annum on the unused portion of the facility. As of December 31, 1997, the Company had $34,750,000 available under this facility.

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Principal payments of long-term debt obligations in excess of one year as of December 31, 1997, are as follows:

                                        LONG-TERM DEBT
                                        --------------
                                        (IN THOUSANDS)
Year ending December 31 --
     1998............................      $    792
     1999............................           389
     2000............................        15,561
     2001............................           149
     2002............................           146
     Thereafter......................           399
                                        --------------
          Total......................      $ 17,436
                                        ==============

     Management estimates that the fair value of its debt obligations approximates the historical value at December 31, 1997.

10.  STOCK OPTIONS AND WARRANTS:

     On November 20, 1996, U S Liquids established a stock option plan which provides, as amended, for a maximum authorized number of shares equal to 15% of all outstanding common stock at the end of each year, not to exceed a total of 3,000,000 shares. Options vest equally in three annual installments, commencing on the first anniversary of the date upon which the options were granted, and expire after being outstanding for a period of 10 years. During June 1997, U S Liquids established a directors' stock option plan which provides for granting 10,000 options to each director upon their initial election and 5,000 options each year thereafter. The directors' stock options vest on the date of grant and expire after 10 years. At December 31, 1997, there were 281,250 nonqualified stock options granted for corporate development purposes which are contingent upon the successful completion of certain corporate development activities and, accordingly, no calculation of the fair value of the nonqualified stock options will be determined or recorded until the realization of such contingencies. The Company issued stock warrants in connection with its' Campbell Wells Acquisition, initial public offering, and as compensation for corporate consulting. Warrants issued in connection with acquisitions or common stock offerings are capitalized based on the fair market value on the date of grant. Stock warrants issued as compensation for consulting activities are expensed as incurred.

     The following table summarizes activity under the Company's stock option plan and warrants granted:

                                               1996                     1997
                                        -------------------      -------------------
                                        OPTIONS    WARRANTS      OPTIONS    WARRANTS
                                        -------    --------      -------    --------
Options and warrants outstanding,
  beginning of year..................     --          --         301,875    1,000,000
     Granted (per share)
          1996 ($.02-$2.00)..........   301,875    1,000,000       --          --
          1997 ($.02-$16.00).........                            529,500      215,000
     Exercised (per share)
          1997 ($.02)................                            (56,250)      --
                                        -------    ---------     -------    ---------
Options and warrants outstanding, end
  of year............................   301,875    1,000,000     775,125    1,215,000
                                        =======    =========     =======    =========

     The Company accounts for its employee stock options under the Accounting Principles Board Opinion No. 25, in which no compensation expense is recognized for employee stock options if there is no intrinsic value at the date of grant. Had compensation expense for these employee stock options been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) and earnings per share would have been reduced to the following amounts (in thousands, except per share data):

                                         1996       1997
                                       ---------  ---------
Net income:
     As reported.....................  $     491  $   3,875
     Pro forma.......................        488      1,726
Basic earnings per share:
     As reported.....................  $    0.23  $    0.65
     Pro forma.......................       0.23       0.29
Diluted earnings per share:
     As reported.....................  $    0.23  $    0.55
     Pro forma.......................       0.23       0.24

     The effects of applying SFAS No. 123 in the disclosure may not be indicative of future amounts.

     The fair value of each employee stock option was estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

                                           1996           1997
                                        ----------   ---------------
Expected dividend yield..............        0.00%             0.00%
Expected stock price volatility......       35.55%     37.06%-38.78%
Risk-free interest rate..............        6.17%       5.79%-6.47%
Expected life of options.............     10 years          10 years

     During 1997, 529,500 options were granted which had a weighted average fair value of $5.91 per option and a weighted average exercise price of $8.69 per option.

     The following table summarizes information about stock options outstanding at December 31, 1997:
                               OPTIONS OUTSTANDING
    ----------------------------------------------------------------------------
                            NUMBER             WTD. AVG.
       RANGE OF         OUTSTANDING AT         REMAINING            WTD. AVG.
    EXERCISE PRICES        12/31/97         CONTRACTUAL LIFE     EXERCISE PRICE
    ---------------     ---------------     ----------------     ---------------
      $       .02           308,125                9.1                $ .02
       9.50-13.38           457,000                9.6                 9.71
            16.00            10,000                9.8                16.00
    ---------------     ---------------            ---           ---------------
      $ .02-16.00           775,125                9.4                $5.94
    ===============     ===============            ===           ===============

                                               OPTIONS EXERCISABLE
                                       -----------------------------------
                                           NUMBER
                                       EXERCISABLE AT         WTD. AVG.
                                          12/31/97         EXERCISE PRICE
                                       ---------------     ---------------
                                            44,375              $ .02
                                           --                  --
                                           --                  --
                                       ---------------     ---------------
                                            44,375              $ .02
                                       ===============     ===============

11. COMMITMENTS AND CONTINGENCIES:

  NONCOMPETE AND OILFIELD WASTE DISPOSAL AGREEMENTS

     In conjunction with the Campbell Wells Acquisition, the Company assumed certain rights and obligations pursuant to an earlier sales agreement entered into during 1996 between Sanifill and Newpark Resources, Inc. ("Newpark"), whereby Sanifill sold an unrelated portion of Campbell Wells to Newpark (the "Newpark Transaction"). The Company has assumed Sanifill's position in a noncompete agreement entered into between Sanifill and Newpark in conjunction with the Newpark Transaction, in which Sanifill agreed not to compete with Newpark in the collection of oilfield waste from offshore sources for a period of five years.

     US Liquids has also assumed a disposal agreement entered into between Campbell Wells and Newpark in conjunction with the Newpark Transaction, in which Newpark agreed to deliver, and Campbell Wells agreed to accept at its Louisiana landfarms, certain quantities of oilfield waste each year for 25 years

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) beginning June 1996, for a specified price, subject to adjustment, and at specified annual minimum volume levels.

  LEASES

     The Company leases office facilities and certain equipment under noncancelable operating leases for periods ranging from one to 27 years. Rent expense was approximately $98,000, $171,000 and $736,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The following table presents future minimum rental payments under noncancelable operating leases:

                                        OPERATING LEASES
                                        -----------------
                                         (IN THOUSANDS)
Year ending December 31 --
          1998.......................        $ 1,141
          1999.......................          1,144
          2000.......................            945
          2001.......................            568
          2002.......................            462
          Thereafter.................          6,959
                                        -----------------
                 Total...............        $11,219
                                        =================

  LEGAL PROCEEDINGS

     Prior to the closing of the Campbell Wells Acquisition, three lawsuits were brought against Campbell Wells based upon the operation of its Bourg, Louisiana landfarm. In one of the lawsuits filed against Campbell Wells, approximately 300 individuals residing in and around Grand Bois, Louisiana are seeking unspecified monetary damages allegedly suffered as a result of (i) odors allegedly emitted by waste received from Exxon Company U.S.A. ("Exxon") at the landfarm in March 1994, and (ii) alleged air, water and soil contamination in connection with ongoing operations at the landfarm. The Company was named as a defendant in this action in January 1998. Trial in this matter on the claims of ten plaintiffs is set to commence in the 17th Judicial District Court for the Parrish of Lafourche, Louisiana on July 13, 1998. A second lawsuit, brought by one individual, seeks unspecified monetary damages allegedly suffered as a result of odors allegedly emitted by waste received from Exxon at the landfarm in March 1994. This lawsuit is also pending in the 17th Judicial District Court for the Parrish of Lafourche, Louisiana and trial is set to commence on July 13, 1998. The Company has not yet been named as a defendant in this action. In the third lawsuit, six individuals filed suit on March 7, 1996 against Campbell Wells in the Civil District Court for the Parrish of Orleans, Louisiana, seeking preliminary and permanent injunctive relief against certain treatment operations conducted at the Bourg, Louisiana landfarm which the plaintiffs contend have resulted and will result in adverse health effects by way of emissions of alleged air pollutants. The plaintiffs' request for a preliminary injunction was heard during the summer of 1996. On December 30, 1996, the court entered an order granting in part and denying in part the relief requested by the plaintiffs. Specifically, the court found that there was no evidence that emissions resulting from the treatment operations complained of equaled or exceeded any relevant safety standard, health standard or occupational standard and, therefore, denied the plaintiffs' request for a temporary injunction prohibiting such treatment operations. The court did, however, preliminarily enjoin Campbell Wells (and, thus, indirectly the Company) from treating waste received from Exxon in March 1994 in one particular treatment cell located within 500 feet of a building in which one of the plaintiffs resides. In connection therewith, the court ordered that the Commissioner of the Louisiana Department of Conservation be made a party to the litigation and substituted for the plaintiffs on the limited issue of whether Campbell Wells has violated the location criteria for the particular treatment cell involved. The Company was named as a defendant in this action in January 1998. No trial date has been

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) set for the plaintiffs' request for permanent injunctive relief; however, based upon the court's rulings from the preliminary injunction trial and initial discussions with the Louisiana Department of Conservation, the Company believes that permanent injunctive relief that might be entered in the action will not have a material adverse effect upon the Company's consolidated financial position or results of operations.

     Prior to the closing of the Campbell Wells Acquisition, a class action lawsuit was filed in the Civil District Court for the Parrish of Orleans, Louisiana against Campbell Wells seeking unspecified monetary damages allegedly suffered as a result of alleged air, water and soil contamination in connection with ongoing operations at its Mermentau, Louisiana landfarm. The Company has not been named as a defendant in this lawsuit; however, there can be no assurance that the Company will not subsequently be named as a defendant in this lawsuit.

     In connection with the Campbell Wells Acquisition, Sanifill agreed, with certain enumerated exceptions, to retain responsibility for all liabilities of Campbell Wells as of the closing date of the Campbell Wells Acquisition including, without limitation, the contingent liabilities associated with such lawsuits. The obligation of Sanifill to indemnify the Company is limited to $10 million.

     In March 1998, the Company was dismissed as a defendant in a lawsuit originally filed by Waste Facilities, Inc. in 1994 against Campbell Wells and others in the District Court of Jim Wells County, Texas.

     In February 1997, an action entitled JUDY GARCIA, ET AL V. RE-CLAIM ENVIRONMENTAL was filed in the 51st Judicial District Court of Harris County, Texas. This action was brought by the residents of an apartment complex located adjacent to one of the Company's processing facilities and alleges that the defendant is guilty of nuisance, trespass, negligence and gross negligence by reason of its pollution of the air, soil and ground and surface water and the release of noxious odors. The plaintiffs have requested unspecified monetary damages. The Company denies liability and intends to vigorously defend the action.

     The Company is involved in various other legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's consolidated financial position or results of operations.

                                U S LIQUIDS INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  SEGMENT INFORMATION:

     The Company has two reporting business segments: Oilfield Waste and Liquid Waste. The following is a summary of key business segment information:

                                            1995       1996       1997
                                          ---------  ---------  ---------
                                                  (IN THOUSANDS)
Revenue --
     Oilfield Waste.....................  $  --      $     826  $  19,948
     Liquid Waste.......................     11,127     13,459     18,211
                                          ---------  ---------  ---------
          Total.........................  $  11,127  $  14,285  $  38,159
                                          =========  =========  =========
Income from operations --
     Oilfield Waste.....................  $  --      $     126  $   9,341
     Liquid Waste.......................        329        929      1,929
     Corporate..........................     --         --         (3,204)
                                          ---------  ---------  ---------
          Total.........................  $     329  $   1,055  $   8,066
                                          =========  =========  =========
Identifiable assets --
     Oilfield Waste.....................  $  --      $  41,152  $  34,071
     Liquid Waste.......................      3,007      5,699     17,870
     Corporate..........................     --         --          3,075
                                          ---------  ---------  ---------
          Total.........................  $   3,007  $  46,851  $  55,016
                                          =========  =========  =========
Depreciation and amortization expense --
     Oilfield Waste.....................  $  --      $      78  $   2,266
     Liquid Waste.......................        159        346        645
     Corporate..........................     --         --             79
                                          ---------  ---------  ---------
          Total.........................  $     159  $     424  $   2,990
                                          =========  =========  =========
Capital expenditures --
     Oilfield Waste.....................  $  --      $  --      $   2,042
     Liquid Waste.......................        916      1,795      2,278
     Corporate..........................     --         --            509
                                          ---------  ---------  ---------
          Total.........................  $     916  $   1,795  $   4,829
                                          =========  =========  =========

13.  SUBSEQUENT EVENTS:

     Subsequent to December 31, 1997, the Company acquired four businesses engaged in the collection, treatment and disposal of liquid wastes for approximately $4,420,000 in cash, $1,781,000 in assumed debt, 20,000 stock warrants and 189,865 shares of the Company's common stock using the purchase method of accounting.

14. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     On April 10, 1998 the Company revised its Revolving Credit Facility to increase the maximum borrowings amount to $100,000,000.

     Subsequent to March 31, 1998, the Company acquired 11 businesses engaged in the processing and disposal of liquid waste for approximately $54,941,000 in cash, $6,422,000 in assumed debt, the repayment of approximately $6,500,000 of working capital, $14,629,000 of other obligations and 1,017,188 shares of the Company's Common Stock using the purchase method of accounting.

     On May 7, 1998, U S Liquids filed a registration statement on Form S-1 for the sale of its Common Stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To City Environmental, Inc.:

     We have audited the accompanying balance sheets of City Environmental, Inc. (CEI or the Company), which represent certain assets acquired and liabilities assumed by U S Liquids Inc. from USA Waste Services, Inc., as of June 30, 1996 and 1997, and the related statements of income for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1, the accompanying financial statements have been prepared pursuant to the purchase agreement between USA Waste Services, Inc., and U S Liquids Inc. and were prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission and are not intended to be a complete presentation of City Environmental, Inc.'s assets, liabilities, operating results or cash flows on a stand-alone basis.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of City Environmental, Inc., as of June 30, 1996 and 1997, and the results of its operations for each of the three years in the period ended June 30, 1997, pursuant to the purchase agreement referred to in Note 1 and in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
April 24, 1998

                            CITY ENVIRONMENTAL, INC.
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                             JUNE 30,
                                       --------------------     MARCH 31,
                                         1996       1997          1998
                                       ---------  ---------    -----------
                                                               (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash............................  $       4  $       4      $     4
     Accounts receivable, less
       allowance of $53, $93 and $652
       (unaudited)...................      2,803      4,258        3,103
     Prepaid expenses and other
       current assets................        123         97           90
                                       ---------  ---------    -----------
               Total current
                  assets.............      2,930      4,359        3,197
PROPERTY, PLANT AND EQUIPMENT, net...      7,195     13,512       16,346
OTHER ASSETS.........................        249        318        5,971
                                       ---------  ---------    -----------
               Total assets..........  $  10,374  $  18,189      $25,514
                                       =========  =========    ===========
  LIABILITIES AND NET INTERCOMPANY
               BALANCE
CURRENT LIABILITIES:
     Current maturities of long-term
       debt..........................  $      41  $      57      $    68
     Accounts payable................        412        480          791
     Accrued liabilities.............        348        509        1,203
                                       ---------  ---------    -----------
               Total current
                  liabilities........        801      1,046        2,062
LONG-TERM DEBT, net of current
  maturities.........................        778        644          528
CLOSURE AND REMEDIATION RESERVES.....      1,373      1,516        1,289
                                       ---------  ---------    -----------
               Total liabilities.....      2,952      3,206        3,879
NET INTERCOMPANY BALANCE.............      7,422     14,983       21,635
                                       ---------  ---------    -----------
               Total liabilities and
                  net intercompany
                  balance............  $  10,374  $  18,189      $25,514
                                       =========  =========    ===========

   The accompanying notes are an integral part of these financial statements.

                            CITY ENVIRONMENTAL, INC.
                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                            NINE            SIX            THREE
                                                                           MONTHS          MONTHS         MONTHS
                                             YEAR ENDED JUNE 30,            ENDED          ENDED           ENDED
                                       -------------------------------    MARCH 31,     DECEMBER 31,     MARCH 31,
                                         1995       1996       1997         1997            1997           1998
                                       ---------  ---------  ---------   -----------    ------------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
REVENUES.............................  $  15,284  $  14,461  $  20,806     $14,643        $ 12,171        $ 5,211
COST OF OPERATIONS...................      8,854      7,451      9,969       7,290           6,303          2,376
                                       ---------  ---------  ---------   -----------    ------------    -----------
     Gross profit....................      6,430      7,010     10,837       7,353           5,868          2,835
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      2,262      2,662      3,533       2,431           2,685          1,022
                                       ---------  ---------  ---------   -----------    ------------    -----------
     Income from operations..........      4,168      4,348      7,304       4,922           3,183          1,813
INTEREST EXPENSE, net................        313        201        104          39             102             15
OTHER INCOME, net....................       (804)    (1,158)    (1,386)     (1,065)            123             41
                                       ---------  ---------  ---------   -----------    ------------    -----------
     Income before taxes.............      3,051      2,989      5,814       3,818           3,204          1,839
PROVISION FOR INCOME TAXES...........        102        128         90          85              17            754
                                       ---------  ---------  ---------   -----------    ------------    -----------
NET INCOME...........................  $   2,949  $   2,861  $   5,724     $ 3,733        $  3,187        $ 1,085
                                       =========  =========  =========   ===========    ============    ===========

   The accompanying notes are an integral part of these financial statements.

                            CITY ENVIRONMENTAL, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     City Environmental, Inc. (CEI or the Company), is a division of City Management Corporation (CMC), which in turn is a subsidiary of USA Waste Services, Inc. (USA Waste). For periods up to and including December 31, 1997, CMC was owned and operated as an independent private company. During January 1998, CMC was acquired by USA Waste. During March 1998, USA Waste entered into negotiations with U S Liquids Inc. (USL) whereby USL would purchase certain assets and assume certain liabilities of CEI through a transaction to be accounted for as an asset purchase.

     The Company treats and disposes hazardous and nonhazardous wastes generated by commercial, industrial, residential and governmental generators. The Company operates treatment facilities in Detroit, Michigan, which are accessible by truck and rail. The Company also operates a truck/tanker fleet to transport waste materials from customers to its treatment facilities and to deliver treated waste to landfill sites.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION

     These financial statements have been prepared to present the financial position and the results of operations of CEI related to the assets acquired and liabilities assumed by USL in conformity with generally accepted accounting principles. The unaudited balance sheet as of March 31, 1998, and the related statement of income for the three months ended March 31, 1998, reflect purchase price allocations associated with USA Waste's acquisition of CMC, effective as of January 1, 1998.

     CEI is a division of CMC and, as such, the balance sheets and statements of income may not necessarily be indicative of the financial position or results of operations that would have been realized had CEI been operated as a stand-alone entity. The statements of income include amounts allocated by CMC to CEI for corporate management fees, including insurance risk management, legal department services, cash management, information systems support and executive management salaries. Management believes the allocation is reasonable.

     As a division of CMC, CEI maintains an interest-bearing intercompany account with CMC for recording intercompany charges for costs and expenses, intercompany transfers of equipment and intercompany transfers of cash, among other transactions. CMC charges CEI interest expense at the rate of 9 percent per annum of the average of the two prior months' intercompany balances when the average exceeds $6,060,000 and credits interest income to CEI at a rate of 6 percent per annum when the average is less than $6,060,000. (The $6,060,000 was established in prior years when CEI transferred the value of its common stock and additional paid-in capital to the intercompany account with CMC as a result of CMC becoming an S Corporation.) This method is not indicative of, nor is it feasible to ascertain, the amount of related net interest expense that would have been recorded in the accompanying statements of income had CEI operated as a stand-alone entity. CMC does not maintain debt balances specifically related to the operations of CEI. The net interest expense reflected in the accompanying statements of income represents intercompany interest charges from CMC and external interest expenses on long-term notes payable.

     Due to the manner in which CMC intercompany transactions were recorded, it is not feasible to present a detailed analysis of transactions reflected in the intercompany balance with CMC. The change in the intercompany balance with CMC was $991,000 and $7,561,000 for the years ended June 30, 1996 and 1997, respectively. For the six months ended December 31, 1997, and for the three months ended March 31, 1998, the change in intercompany balance with CMC was $8,346,000 and $(1,715,000), respectively.

                            CITY ENVIRONMENTAL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     It is also not feasible to present complete statements of cash flows due to the nature and manner of recording of intercompany transactions; however, the following information presents certain cash flow data related to the operations of CEI:

                             CASH FLOW INFORMATION
                                 (IN THOUSANDS)

                                                                            NINE            SIX            THREE
                                                                           MONTHS          MONTHS         MONTHS
                                             YEAR ENDED JUNE 30             ENDED          ENDED           ENDED
                                       -------------------------------    MARCH 31,     DECEMBER 31,     MARCH 31,
                                         1995       1996       1997         1997            1997           1998
                                       ---------  ---------  ---------   -----------    ------------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
Cash flows from operating
  activities --
     Net income......................  $   2,949  $   2,861  $   5,724     $ 3,733         $3,187         $ 1,085
     Adjustments to reconcile net
       income to net cash provided by
       operating activities --
          Depreciation and
             amortization............      1,050        845        849         637            650             242
          Loss on disposal of
             assets..................      1,187        243        346         332            117               8
     Changes in operating assets and
       liabilities --
          Accounts receivable........       (148)      (305)    (1,455)       (660)           432             744
          Prepaid expenses and other
             current assets..........        (67)        27         26         (15)           (17)             24
          Other assets...............        (75)       (89)      (201)       (201)          (160)           (422)
          Accounts payable and
             accrued liabilities.....        102         90        229         159            107             898
          Closure and remediation....        280         80        143          22           (290)             63
                                       ---------  ---------  ---------   -----------    ------------    -----------
          Net cash provided by
             operating activities....  $   5,278  $   3,752  $   5,661     $ 4,007         $4,026         $ 2,642
                                       =========  =========  =========   ===========    ============    ===========

  INTERIM FINANCIAL INFORMATION

     The interim financial statements for the nine months ended March 31, 1997, the six months ended December 31, 1997, and the three months ended March 31, 1998, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the results of operations with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

  USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets acquired and liabilities assumed, the disclosure of contingent assets acquired and liabilities assumed at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

                            CITY ENVIRONMENTAL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  CASH

     Cash represents an imprest account maintained by CEI. At month-end, all excess cash balances, other than the balance in the imprest account, are credited to CMC.

  CONCENTRATIONS OF CREDIT RISK

     Accounts receivable potentially subject the Company to concentrations of credit risk. At June 30, 1996 and 1997, one customer accounted for 15 percent and 12 percent, respectively, of the total accounts receivable balance. For the year ended June 30, 1995, three customers accounted for 20 percent of total revenues. For the years ended June 30, 1997 and 1996, four customers accounted for 22 percent and 21 percent of total revenues, respectively.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income or expense. Depreciation is computed using the straight-line method.

  LONG-LIVED ASSETS

     Long-lived assets consist primarily of disposal sites, equipment and permits. Management continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful lives of intangible assets and other long-lived assets may warrant revision or that remaining balances may not be recoverable.

  INSURANCE

     The Company maintains various types of insurance coverage for its business through CMC, including, without limitation, commercial general liability and commercial auto liability, workers' compensation and employer liability, pollution legal liability and a general umbrella policy. Premiums paid to CMC may not have been indicative of market rates to obtain such coverage had the Company operated on a stand-alone basis. The Company has not incurred significant claims or losses in excess of its insurance limits during the periods presented in the accompanying financial statements.

  CLOSURE AND REMEDIATION RESERVES

     The closure and remediation reserves represent accruals for the estimated future costs associated with the ultimate closure of the Company's treatment and disposal facilities, including costs of decommissioning, statutory monitoring costs and incremental direct administrative costs required during the closure and subsequent postclosure periods. The Company accrues for the estimated future costs over the estimated useful life of the treatment facilities. Management periodically reviews the estimated future costs and adjusts reserves over the remaining useful life of the treatment facilities.

  REVENUE RECOGNITION

     CEI recognizes treatment and disposal revenue when waste material is accepted and treated at the treatment and disposal site, and transportation revenue at the point of collection, if the Company collects waste from the customer's location.

  INCOME TAXES

     The operations of CEI are included in the consolidated U.S. federal and state income tax returns of CMC. The stockholder of CMC elected to be taxed individually on the Company's taxable income, pursuant

                            CITY ENVIRONMENTAL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

to S Corporation rules of the Internal Revenue Code for federal taxes. A provision for state income taxes is reflected in the historical financial statements as if CEI were a stand-alone entity.

3.  PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets at June 30, 1996 and 1997, consist of the following:

                                        1996       1997
                                        -----      ----
                                        (IN THOUSANDS)
Prepaid expenses.....................   $  80      $59
Prepaid licenses and permits.........      27       22
Inventory............................       7        7
Other................................       9        9
                                        -----      ----
     Total...........................   $ 123      $97
                                        =====      ====

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at June 30, 1996 and 1997, consist of the following:

                                                            JUNE 30
                                        DEPRECIABLE   --------------------
                                           LIFE         1996       1997
                                        -----------   ---------  ---------
                                          (YEARS)        (IN THOUSANDS)
     Land............................      --         $     630  $     686
     Buildings and improvements......       15-39         4,477      4,686
     Machinery and equipment.........         5-7         5,637     11,608
     Vehicles........................         5-7           171        190
     Furniture and fixtures..........           5           550        835
                                                      ---------  ---------
          Total......................                    11,465     18,005
     Less -- Accumulated
       depreciation..................                    (4,270)    (4,493)
                                                      ---------  ---------
          Total......................                 $   7,195  $  13,512
                                                      =========  =========

5.  OTHER ASSETS:

     Other assets at June 30, 1996 and 1997, consist of the following:

                                        1996       1997
                                        -----      -----
                                         (IN THOUSANDS)
Permits..............................   $ 148      $ 215
Deposits.............................       1          3
Assets held for resale...............     100        100
                                        -----      -----
     Total...........................   $ 249      $ 318
                                        =====      =====

                            CITY ENVIRONMENTAL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  ACCRUED LIABILITIES:

     Accrued liabilities at June 30, 1996 and 1997, consist of the following:

                                         1996       1997
                                       ---------  ---------
                                          (IN THOUSANDS)
Accrued salaries and benefits........  $     118  $     134
Accrued interest.....................         20         18
Accrued insurance....................          5         64
Accrued state taxes..................        141        127
Other................................         64        166
                                       ---------  ---------
     Total...........................  $     348  $     509
                                       =========  =========

7.  LONG-TERM DEBT:

     The Company's long-term debt at June 30, 1996 and 1997, consisted of the following:

                                         1996       1997
                                       ---------  ---------
                                          (IN THOUSANDS)
Note payable to an individual,
  imputed interest at 10%, due in
  quarterly installments of $18,750,
  maturing April 2004, secured by
  assets of the Company..............  $     528  $     431
Note payable to a government
  institution, imputed interest at
  10%, due in quarterly installments
  of $12,500, maturing July 2005,
  secured by assets of the Company...        291        270
                                       ---------  ---------
Total................................        819        701
Less: Current maturities of long term
  obligations........................        (41)       (57)
                                       ---------  ---------
                                       $     778  $     644
                                       =========  =========

     Principal payments of long-term debt as of June 30, 1997, are as follows:

                                        (IN THOUSANDS)
                                        --------------
Year ending June 30 --
     1998............................       $   57
     1999............................           70
     2000............................           77
     2001............................           85
     2002............................           94
     Thereafter......................          318
                                        --------------
          Total......................       $  701
                                        ==============

8.  COMMITMENTS AND CONTINGENCIES:

  LEACHATE AND LANDFILL DISPOSAL AGREEMENT

     In July 1995, CEI entered into an agreement with Carleton Farms, Inc., and City Sand and Landfill (subsidiaries of CMC), whereby CEI agreed to transport and treat leachate from these landfills and Carleton Farms, Inc., agreed to accept CEI's treated waste. The pricing arrangements were not necessarily indicative of market rates had this agreement been entered into between unrelated parties. Revenues of $686,765 and $919,946 and cost of operations of $1,324,612 and $1,600,476 are reflected in the accompanying statements of income related to this agreement for the years ended June 30, 1996 and 1997, respectively.

                            CITY ENVIRONMENTAL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  LEASES

     The Company leases certain sales office facilities and certain equipment under one-year cancelable operating leases. Rent expense was $7,000, $20,000 and $23,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

  LEGAL

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

9.  SUBSEQUENT EVENTS (UNAUDITED):

     Effective January 1, 1998, USA Waste Services, Inc., acquired the outstanding stock of CMC, including the operations of CEI, through a transaction accounted for as a purchase.

10. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     On May 11, 1998 U S Liquids Inc. acquired certain assets and assumed certain liabilities of CEI for cash. The transaction was accounted for under the purchase method of accounting. The acquisition agreement provides for additional payments of $14,629,000 and other contingent payments pursuant to a revised leachate and landfill disposal agreement with USA Waste.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Waste Stream Environmental Inc.:

     We have audited the accompanying combined balance sheet of Waste Stream Environmental Inc. (a New York corporation) and affiliate as of December 31, 1997, and the related combined statements of income, stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Waste Stream Environmental Inc. and Affiliate as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas,
April 24, 1998

                 WASTE STREAM ENVIRONMENTAL INC. AND AFFILIATE
                            COMBINED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        DECEMBER 31,     MARCH 31,
                                            1997            1998
                                        ------------    ------------
                                                        (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......      $   71         $    619
     Accounts receivable, less
      allowance of $20 and $20
      (unaudited)....................       2,996            2,711
     Inventories.....................          92              120
     Prepaid expenses and other
      current assets.................         383              449
     Due from related party..........      --                  222
                                        ------------    ------------
          Total current assets.......       3,542            4,121
PROPERTY, PLANT AND EQUIPMENT, net...       5,823            5,992
OTHER ASSETS, net....................         112               99
                                        ------------    ------------
          Total assets...............      $9,477         $ 10,212
                                        ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current maturities of long-term
      obligations....................      $3,164         $  2,301
     Accounts payable................       1,788            1,969
     Accrued liabilities.............         250              151
                                        ------------    ------------
          Total current
             liabilities.............       5,202            4,421
LONG-TERM OBLIGATIONS, net of current
  maturities.........................       1,251            2,968
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
     Common stock, no par value, 200
      shares authorized, 100 shares
      issued and outstanding.........           7                7
     Additional paid-in capital......         368              368
     Retained earnings...............       2,652            2,451
     Less -- 50 shares of common,
      held in treasury, at cost......          (3)              (3)
                                        ------------    ------------
          Total stockholders'
             equity..................       3,024            2,823
                                        ------------    ------------
          Total liabilities and
             stockholders' equity....      $9,477         $ 10,212
                                        ============    ============

    The accompanying notes are an integral part of these combined financial statements.

                 WASTE STREAM ENVIRONMENTAL INC. AND AFFILIATE
                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                           THREE MONTHS
                                         YEAR ENDED       ENDED MARCH 31
                                        DECEMBER 31,   --------------------
                                            1997         1997       1998
                                        ------------   ---------  ---------
                                                           (UNAUDITED)
REVENUES.............................     $ 18,602     $   3,899  $   5,010
COST OF OPERATIONS...................       15,924         3,367      4,307
                                        ------------   ---------  ---------
     Gross profit....................        2,678           532        703
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................        1,669           331        536
                                        ------------   ---------  ---------
     Income from operations..........        1,009           201        167
INTEREST EXPENSE, net................          370            87        123
OTHER INCOME, net....................         (309)          (15)        (1)
                                        ------------   ---------  ---------
     Income before provision
       (benefit) for income taxes....          948           129         45
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................           21            (2)         6
                                        ------------   ---------  ---------
NET INCOME...........................     $    927     $     131  $      39
                                        ============   =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                 WASTE STREAM ENVIRONMENTAL INC. AND AFFILIATE
                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                           COMMON STOCK       ADDITIONAL                                   TOTAL
                                        ------------------      PAID-IN      RETAINED     TREASURY     STOCKHOLDERS'
                                        SHARES     AMOUNT       CAPITAL      EARNINGS       STOCK         EQUITY
                                        -------    -------    -----------    ---------    ---------    -------------
BALANCE, December 31, 1996...........      100       $ 7         $ 368        $ 1,969       $  (3)        $ 2,341
     Net income......................     --        --           --               927       --                927
     Distributions to stockholders...     --        --           --              (244)      --               (244)
                                        -------    -------    -----------    ---------        ---      -------------
BALANCE, December 31, 1997...........      100         7           368          2,652          (3)          3,024
     Net income (unaudited)..........     --        --           --                39       --                 39
     Distributions to stockholders
       (unaudited)...................     --        --           --              (240)      --               (240)
                                        -------    -------    -----------    ---------        ---      -------------
BALANCE, March 31, 1998
  (unaudited)........................      100       $ 7         $ 368        $ 2,451       $  (3)        $ 2,823
                                        =======    =======    ===========    =========        ===      =============

    The accompanying notes are an integral part of these combined financial statements.

                 WASTE STREAM ENVIRONMENTAL INC. AND AFFILIATE
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           THREE MONTHS
                                         YEAR ENDED       ENDED MARCH 31
                                        DECEMBER 31,   --------------------
                                            1997         1997       1998
                                        ------------   ---------  ---------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................     $    927     $     131  $      39
  Adjustments to reconcile net income
     to net cash provided by
     operating activities --
       Depreciation and
          amortization...............        1,104           245        286
       (Gain) loss from sale of
          assets.....................          (14)       --              4
       Change in operating assets and
          liabilities --
       Accounts receivable, net......       (1,275)         (162)       285
       Inventories...................           (8)            7        (28)
       Prepaid expenses and other
          current assets.............           89            21        (66)
       Due from related party........       --            --           (222)
       Accounts payable..............          543           341        181
       Accrued liabilities...........           80           (15)       (99)
                                        ------------   ---------  ---------
       Net cash provided by operating
          activities.................        1,446           568        380
                                        ------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and
     equipment.......................       (1,060)         (240)      (461)
  Proceeds from sale of property and
     equipment.......................           21             9         15
                                        ------------   ---------  ---------
       Net cash used in investing
          activities.................       (1,039)         (231)      (446)
                                        ------------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments of long-term
     debt............................       (1,188)         (306)    (1,815)
  Proceeds from borrowings of
     long-term debt..................          819           231      2,402
  Proceeds from line of credit,
     net.............................          527            77        360
  Payments of capital lease
     obligations.....................         (311)          (58)       (93)
  Distributions to stockholders......         (244)         (100)      (240)
                                        ------------   ---------  ---------
       Net cash provided by (used in)
          financing activities.......         (397)         (156)       614
                                        ------------   ---------  ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................           10           181        548
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................           61            61         71
                                        ------------   ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................     $     71     $     242  $     619
                                        ============   =========  =========
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest.............     $    408     $      57  $     126
  Cash paid for income taxes.........     $      5     $  --      $  --
  Assets acquired under capital
     leases..........................     $    905     $     479  $  --

    The accompanying notes are an integral part of these combined financial statements.

                 WASTE STREAM ENVIRONMENTAL INC. AND AFFILIATE
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Waste Stream Environmental Inc. and its affiliate, Earth Blends, Inc. (collectively, the Company), are primarily engaged in removing, transporting and disposing of waste sludge and other waste related products. The Company's customers, principally commercial industries and governmental units, are mainly located in New York, Connecticut, New Jersey and Massachusetts. The Company sells waste treatment plant supplies and provides processing services to its customers.

     The Company, through Earth Blends, Inc., also transports, markets and sells N-VIRO soil.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION

     The individual companies that comprise the Company have been presented on a combined basis due to their related operations, common ownership by three individual stockholders and common management control. All significant intercompany balances and transactions among the aforementioned entities have been eliminated in combination.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the results of operations and cash flows with respect to the combined interim financial statements have been included. The results of operations for the interim periods ended March 31, 1997 and 1998, are not necessarily indicative of the results for the entire fiscal year.

  USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

  CONCENTRATIONS OF CREDIT RISK

     Accounts receivable potentially subject the Company to concentrations of credit risk. At December 31, 1997, 11 percent and 10 percent of total accounts receivable were associated with two customers. In addition, sales to two customers represented 21 percent and 8 percent, respectively, of total revenues for the year ended December 31, 1997.

  INVENTORIES

     Inventories are stated at the lower of cost or market and, at December 31, 1997, consisted of raw materials. Cost is determined using the first-in, first-out (FIFO) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated

                 WASTE STREAM ENVIRONMENTAL INC. AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income or expense. Depreciation is computed using the straight-line method.

  INCOME TAXES

     For income tax purposes, the Company has elected S Corporation status under the U.S. Internal Revenue Code. In accordance with the provisions of elections to be treated as an S Corporation, the Company's income and losses are passed through to its stockholders; accordingly, no provision for federal income taxes has been recorded in the combined statement of income.

     The Company, however, provides for state income taxes payable in accordance with the tax laws of New York, New Jersey, Connecticut, Massachusetts and Rhode Island as applicable to S Corporations.

  REVENUE RECOGNITION

     The Company recognizes revenue from processing services when material is unloaded at the Company's facilities, if delivered by the customer, or at the time the service is performed, if the Company collects the materials from the customer's location. Sales revenue is recognized when the by-product is shipped to the customer.

     The Company's revenues consist of approximately the following (in thousands):

Processing revenues..................  $   3,832
Trucking and disposal revenues.......     13,050
Chemical and by-product sales........      1,162
Other revenues.......................        558
                                       ---------
          Total......................  $  18,602
                                       =========

  INSURANCE

     The Company maintains various types of insurance coverage for its business, including, without limitation, commercial general liability and commercial auto liability, workers' compensation and employer liability, and a general umbrella policy. The Company has not incurred significant claims or losses in excess of its insurance limits during the period presented in the accompanying combined financial statements.

3.  PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets at December 31, 1997, consist of the following (in thousands):

Prepaid insurance....................  $     128
Prepaid performance bonds............        168
Advances to stockholder..............         26
Other................................         61
                                       ---------
          Total......................  $     383
                                       =========

                 WASTE STREAM ENVIRONMENTAL INC. AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at December 31, 1997, consist of the following (in thousands):

                                        DEPRECIABLE
                                           LIFE
                                        -----------
                                          (YEARS)
Land.................................      --         $      26
Buildings and improvements...........       5-40          2,433
Machinery and equipment..............       5-10          3,771
Vehicles.............................          5          2,552
Other................................          5             31
                                                      ---------
     Total...........................                     8,813
Less -- Accumulated depreciation.....                    (2,990)
                                                      ---------
     Net property, plant and
       equipment.....................                 $   5,823
                                                      =========

5.  ACCRUED LIABILITIES:

     Accrued liabilities at December 31, 1997, consist of the following (in thousands):

Accrued salaries.....................  $     137
Income and other taxes payable.......         11
Accrued professional fees............         24
Other................................         78
                                       ---------
     Total...........................  $     250
                                       =========

6.  LONG-TERM OBLIGATIONS:

     The Company's long-term obligations at December 31, 1997, consist of the following:

                                        (IN THOUSANDS)
                                        --------------
Notes payable to Fleet Bank, monthly
  payments ranging from $2,396 to
  $23,256, interest ranging from
  8.69% to 10.00%, maturing October
  1997 to May 2002, secured by
  business assets, including
  machinery and equipment............       $1,697
Line of credit with Fleet Bank,
  interest rate of 9.50%.............          940
Note payable to A.I. Credit Corp.,
  monthly payments of $6,628,
  interest of 6.81%, maturing
  September 1998, unsecured..........           57
Notes payable to two corporations,
  monthly payments ranging from $419
  to $719, interest ranging from
  9.25% to 11.25%, maturing January
  1999 to September 2002, secured by
  vehicles...........................           86
Capital lease obligations, monthly
  payments ranging from $1,570 to
  $1,900, interest ranging from 9.22%
  to 10.25%, expiring within the next
  five years, secured by equipment...        1,635
Less -- Current maturities of
  long-term obligations..............       (3,164)
                                        --------------
                                            $1,251
                                        ==============

     The line of credit with Fleet Bank provides for a maximum borrowing amount of $1,500,000 and is personally guaranteed by the Company's officers and directors. The credit agreements with Fleet Bank require the Company to comply with certain financial covenants, such as meeting minimum current ratio requirements. At December 31, 1997, the Company was not in compliance with the minimum current ratio financial covenant. Accordingly, all amounts due to Fleet Bank have been included in current maturities of

                 WASTE STREAM ENVIRONMENTAL INC. AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) long-term obligations at December 31, 1997. During January 1998, the Company retired its debt obligations to Fleet Bank.

     Principal payments of long-term debt obligations in excess of one year as of December 31, 1997, are as follows (in thousands):

                                        CAPITAL
                                         LEASES
                                        --------
Year ending December 31 --
     1998............................    $   534
     1999............................        534
     2000............................        485
     2001............................        332
     2002............................        113
                                        --------
          Total......................      1,998
     Less -- Amount representing
      executory costs and interest
      expense........................       (363)
                                        --------
     Present value of minimum lease
      payments.......................    $ 1,635
                                        ========

     Management estimates that the fair value of its debt obligations approximates the historical value at December 31, 1997.

7.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company leases certain equipment under noncancelable operating leases expiring within the next two years. Rent expense was approximately $367,000 for the year ended December 31, 1997. Future commitments under noncancelable leases as of December 31, 1997, are as follows (in thousands):

1998.................................  $      70
1999.................................         46
                                       ---------
     Total...........................  $     116
                                       =========

  LEGAL PROCEEDINGS

     The Company is involved in legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's combined financial position or results of operations.

  ROYALTIES

     In February 1990, the Company entered into a 15-year patent license agreement allowing it to utilize a sludge pasteurization process. The Company makes royalty payments of $8.20 per dry ton of sludge processed. The contract requires the Company to make minimum annual payments based on the Company's level of production. Total royalty expense for the year ended December 31, 1997, was approximately $203,000.

8.  RELATED-PARTY TRANSACTIONS:

     The Company occupies its primary operational facilities and office space under a month-to-month lease agreement with its stockholders. Rent expense was approximately $70,000 for the year ended December 31, 1997.

                 WASTE STREAM ENVIRONMENTAL INC. AND AFFILIATE
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company purchases supplies from a company owned by a stockholder. Total purchases for the year ended December 31, 1997, totaled approximately $67,000.

9.  EMPLOYEE BENEFIT PLAN:

     The Company has a 401(k) plan that covers substantially all of the Company's full-time employees age 21 and over who elect to participate. The plan provides for an elective employer's contribution based upon the employee's contribution. Employer contributions were $13,436 for the year ended December 31, 1997.

10.  SUBSEQUENT EVENTS:

  INVESTMENT IN JOINT VENTURE

     In March 1998, the Company signed a letter of intent to become a 50 percent equity investor in a corporation. The Company has committed to obtain financing to provide this corporation with $2.7 million for the construction of a waste processing facility. As part of this agreement, the Company will operate this facility.

  DEBT REFINANCING

     In January 1998, the Company entered into a revolving credit facility, a project credit facility and two equipment loans with a domestic bank.

     The purpose of the revolving credit facility is to provide working capital to the Company. The borrowings are limited to the lesser of $2 million or 80 percent of eligible receivables, as defined. The facility is subject to customary loan covenants and drawing conditions. Interest is set at the floating LIBOR rate plus 2.25 percent.

     The project credit facility is for a maximum of $1.25 million for the development of a waste processing facility. Interest will be set at the borrower's option.

     The equipment loans require monthly payments of $29,664 plus interest at
7.73 percent per annum through January 2002. These obligations are secured by substantially all of the Company's assets and the personal guarantees of the Company's officers and stockholders.

  DUE FROM RELATED PARTY

     During March 1998, the Company repaid certain debt obligations of a related party and recorded a corresponding receivable. This receivable was repaid by the related party in April 1998.

  U S LIQUIDS ACQUISITION

     On April 21, 1998, U S Liquids Inc. acquired the Company for cash, assumed debt and stock. The transaction was accounted for under the purchase method of accounting.

     The acquisition agreement provides for contingent payments up to $3.25 million, if certain financial and operational goals are met.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Parallel Products:

     We have audited the accompanying balance sheet of Parallel Products (a California limited partnership) as of December 31, 1997, and the related statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parallel Products as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
April 24, 1998

                               PARALLEL PRODUCTS
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                        DECEMBER 31,      MARCH 31,
                                            1997             1998
                                        ------------     ------------
                                                          (UNAUDITED)
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......      $  220           $    6
     Restricted marketable
      securities.....................         691              697
     Accounts receivable, less
      allowances of $17 and $20
      (unaudited)....................       2,247            1,414
     Inventories.....................         285              201
     Prepaid expenses and other
      current assets.................          29               56
                                        ------------     ------------
               Total current
                   assets............       3,472            2,374
PROPERTY, PLANT AND EQUIPMENT, net...       5,981            5,948
RELATED-PARTY NOTES RECEIVABLE.......          37               35
                                        ------------     ------------
               Total assets..........      $9,490           $8,357
                                        ============     ============
  LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
     Lines of credit.................      $1,262           $1,403
     Current maturities of long-term
      obligations....................       1,236            1,236
     Related-party notes payable,
      current portion................         310              310
     Accounts payable................       2,392              876
     Accrued liabilities.............         498              460
                                        ------------     ------------
               Total current
                   liabilities.......       5,698            4,285
LONG-TERM OBLIGATIONS, net of current
  maturities.........................       1,215            1,116
RELATED-PARTY NOTES PAYABLE..........         100              100
                                        ------------     ------------
               Total liabilities.....       7,013            5,501
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL....................       2,477            2,856
                                        ------------     ------------
               Total liabilities and
                   partners'
                   capital...........      $9,490           $8,357
                                        ============     ============

   The accompanying notes are an integral part of these financial statements.

                               PARALLEL PRODUCTS
                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                           THREE MONTHS
                                         YEAR ENDED       ENDED MARCH 31
                                        DECEMBER 31,   --------------------
                                            1997         1997       1998
                                        ------------   ---------  ---------
                                                           (UNAUDITED)
SALES................................     $ 30,761     $   9,289  $   7,283
COST OF GOODS SOLD...................       27,556         8,344      6,453
                                        ------------   ---------  ---------
     Gross profit....................        3,205           945        830
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................        1,495           387        365
                                        ------------   ---------  ---------
INCOME FROM OPERATIONS...............        1,710           558        465
INTEREST EXPENSE, net................          531           157        102
OTHER INCOME, net....................         (126)          (55)       (16)
                                        ------------   ---------  ---------
NET INCOME...........................     $  1,305     $     456  $     379
                                        ============   =========  =========

   The accompanying notes are an integral part of these financial statements.

                               PARALLEL PRODUCTS
                        STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

BALANCE, December 31, 1996...........  $   1,175
     Net income......................      1,305
     Distributions to partners.......         (3)
                                       ---------
BALANCE, December 31, 1997...........      2,477
     Net income (unaudited)..........        379
                                       ---------
BALANCE, March 31, 1998
  (unaudited)........................  $   2,856
                                       =========

   The accompanying notes are an integral part of these financial statements.

                               PARALLEL PRODUCTS
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           THREE MONTHS
                                         YEAR ENDED       ENDED MARCH 31
                                        DECEMBER 31,   --------------------
                                            1997         1997       1998
                                        ------------   ---------  ---------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income......................      $1,305      $     456  $     379
     Adjustments to reconcile net
       income to net cash provided by
       (used in) operating
       activities --
          Depreciation...............         504            126        148
          Noncash interest income
             received from marketable
             securities..............         (26)            (5)        (6)
          Net gain on sale of
             property, plant and
             equipment...............         (83)           (38)    --
     Changes in operating assets and
       liabilities --
          Accounts receivable, net...         (85)           198        833
          Inventories................          64             25         84
          Prepaid expenses and other
             current assets..........          (9)           (24)       (25)
          Other assets...............          40             40     --
          Accounts payable and
             accrued liabilities.....        (767)          (443)    (1,554)
                                        ------------   ---------  ---------
             Net cash provided by
               (used in) operating
               activities............         943            335       (141)
                                        ------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property, plant and
       equipment.....................        (418)           (93)      (115)
     Proceeds from sale of property,
       plant and equipment...........         359             40     --
                                        ------------   ---------  ---------
             Net cash used in
               investing
               activities............         (59)           (53)      (115)
                                        ------------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Distributions to partners.......          (3)        --         --
     Principal payments on long-term
       obligations...................        (947)          (322)       (99)
     Net borrowings on revolving
       credit agreements.............         285             52        141
                                        ------------   ---------  ---------
             Net cash provided by
               (used in) financing
               activities............        (665)          (270)        42
                                        ------------   ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................         219             12       (214)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD................           1              1        220
                                        ------------   ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD.............................      $  220      $      13  $       6
                                        ============   =========  =========
SUPPLEMENTAL DISCLOSURES:
     Cash paid for interest..........      $  560      $     161  $     138

   The accompanying notes are an integral part of these financial statements.

                               PARALLEL PRODUCTS
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Parallel Products (the Company) is a California limited partnership organized in 1991. The Company recovers purified by-products, such as ethanol, through the processing of its waste streams, acts as a broker and commodity dealer in various nonpotable liquids and is a provider of services for the processing, disposal and recovery of liquid waste. The Company's waste processing operations are located in Rancho Cucamonga, California, and Louisville, Kentucky. Brokerage operations are not concentrated in one specific location of the country.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION

     The accounting records of the Company are maintained on the accrual basis of accounting.

  USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

  RESTRICTED MARKETABLE SECURITIES

     Restricted marketable securities consist of treasury bills and a treasury note. The Company's investments are classified as held-to-maturity and are scheduled to mature within 12 months. Held-to-maturity securities represent those securities that the Company has both the positive intent and ability to hold to maturity and are carried at amortized cost. Realized gains and losses and declines in value of securities judged to be other than temporary are included in interest income. Cost of held-to-maturity securities is determined by specific identification in computing realized gains and losses.

     At December 31, 1997, certain of the Company's restricted marketable securities are being held for the benefit of the Company by Wells Fargo Bank (the Bank), in order to provide additional collateral for the Company's debt obligations to the Bank. A premature withdrawal of these funds could trigger an event of default on the outstanding obligations of the Bank. At December 31, 1997, treasury bills in the amount of $492,000 and a treasury note in the amount of $199,000 are held by the Bank as collateral for the outstanding debt.

  CONCENTRATIONS OF CREDIT RISK

     Accounts receivable potentially subject the Company to concentrations of credit risk. At December 31, 1997, 21 percent and 13 percent of total accounts receivable were associated with two customers. In

                               PARALLEL PRODUCTS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) addition, sales to three customers represented 13 percent, 11 percent and 10 percent of total revenues for the year ended December 31, 1997.

     The Company's customers are concentrated in the beverage industry. Management performs ongoing credit analyses of the accounts of its customers and provides allowances as deemed necessary.

  MAJOR SUPPLIERS

     During 1997, two suppliers accounted for 31 percent and 13 percent of total purchases. Management believes that alternate sources of supply are available on comparable terms.

  INVENTORIES

     Inventories are stated at the lower of cost or market and, at December 31, 1997, consisted primarily of finished products such as brokered and manufactured alcohol. Cost is determined using the first-in, first-out (FIFO) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income or expense. Depreciation is computed using the straight-line method.

  INCOME TAXES

     The accompanying financial statements do not include provisions for income taxes that may be due on the reported net income of the Company, since any related income taxes are obligations of the partners of the Company.

  REVENUE RECOGNITION

     Revenues are recognized when recycled products are shipped. Revenue from brokered alcohol is recognized when shipped from the Company's locations or when delivered if product is shipped from a location other than the Company's two refineries.

     The Company's revenues consisted of the following for the year ended December 31, 1997 (in thousands):

By-product sales.....................  $  27,180
Processing revenues..................      2,854
Other................................        727
                                       ---------
          Total......................  $  30,761
                                       =========

3.  RELATED-PARTY NOTES RECEIVABLE:

     At December 31, 1997, there was a note receivable from a limited partner of the Company in the amount of $46,000. The borrowing bears interest at 8 percent with scheduled payments of $750 per month to commence in 1998. The current portion of the note receivable has been included in prepaid expenses and other current assets at December 31, 1997.

                               PARALLEL PRODUCTS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at December 31, 1997, consist of the following (in thousands):

                                        DEPRECIABLE LIFE
                                             (YEARS)
                                        -----------------
Land.................................       --              $   1,122
Machinery and equipment..............          5-12             6,042
Buildings and leasehold
  improvements.......................          5-20             1,443
Furniture and fixtures...............          3-15               144
Vehicles.............................           3-5                39
Construction in progress.............            --                90
                                                            ---------
                                                                8,800
Less -- Accumulated depreciation.....                          (2,899)
                                                            ---------
          Net property, plant and
             equipment...............                       $   5,981
                                                            =========

5.  ACCRUED LIABILITIES:

     Accrued liabilities at December 31, 1997, consist of the following (in thousands):

Accrued salaries.....................  $     187
Accrued insurance premiums...........         98
Accrued interest, including interest
  payable to related party of $24....         73
Other................................        140
                                       ---------
          Accrued liabilities........  $     498
                                       =========

6.  LONG-TERM OBLIGATIONS:

     The Company's long-term obligations at December 31, 1997, consist of the following:

                                             1997
                                        --------------
                                        (IN THOUSANDS)
Revolving credit facility............      $  1,262
Note payable to the Bank, interest at
  prime plus 3.0%, payable in monthly
  principal installments of $11,675,
  maturing June 1, 2000..............         1,004
Term commitment, payable to the Bank,
  interest-only installments at prime
  plus 3.0%, through April 30, 1998,
  at which time the remaining balance
  is due and payable.................           600
Note payable to the Bank, interest at
  prime plus 3.0%, payable in monthly
  principal installments of $13,332,
  maturing May 1, 2000...............           387
Note payable to the Bank,
  interest-only installments at prime
  plus 3.0%, through April 30, 2002,
  at which time the remaining balance
  is due and payable.................           239
Note payable to the Bank, interest at
  prime plus 3.0%, payable in monthly
  principal installments of $5,357,
  maturing January 1, 2000...........           155
Note payable to the Bank, payable in
  monthly principal installments of
  $1,491 plus accrued interest at
  prime plus 3.0%, maturing June 1,
  2000...............................            45
Other................................            21
Less -- Current maturities of
  long-term obligations..............        (2,498)
                                        --------------
                                           $  1,215
                                        ==============

     Unless otherwise stated above, all notes payable are collateralized by accounts receivable, inventory, equipment, treasury bills, a treasury note and a first priority lien on real property at the Kentucky facility

                               PARALLEL PRODUCTS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) and the Rancho Cucamonga, California, facility, under the terms of the Company's credit agreement with the Bank, amended on March 11, 1998.

     On October 11, 1996, the Company entered into a revolving credit facility, extended on March 11, 1998, with the Bank in the amount of $2,000,000 in two lines of credit and $600,000 in a term commitment note. The Company also has existing loans with the Bank which were used to purchase equipment and real estate. The facility is secured by substantially all of the assets of the Company. The borrowings under the credit facility, which are used to fund working capital, are limited to a maximum of 90 percent of the market value of the treasury notes plus 80 percent of eligible accounts receivable. The Company is required to maintain a noninterest-bearing deposit account (restricted marketable securities, see Note 2) over which the Company has no control and from which deposits will be used as a principal reduction on the credit facility. The credit agreement requires the Company to comply with certain financial covenants, such as meeting minimum requirements for earnings before interest, taxes, depreciation and amortization (EBITDA) coverage ratio, and prohibits the Company from merging into or consolidating with any other entity. The credit agreement allows distributions to partners to cover its partners' federal income tax liability, and any other distributions are prohibited. Interest on the outstanding balance is due monthly, and the facility matures on April 30, 1998. Advances bear interest at prime plus 3 percent and prime plus 5 percent for each line of credit, respectively, and prime plus 3 percent for the term note. Subsequent to year-end, interest rates were reduced to prime plus 2 percent for the entire facility. As of December 31, 1997, availability under the credit facility was $738,000.

     All of the indebtedness of the Company to the Bank, pursuant to the parties' loan agreement as amended, stipulates that all bank debt with the Bank shall be guaranteed by the general partner and two limited partners up to a principal amount of $4,400,000 each. The Bank's prime rate of interest at December 31, 1997, was 8.5 percent. Management estimates that the fair value of its debt obligations approximates the historical value at December 31, 1997.

     Principal payments of long-term debt obligations, including related-party notes payable, in excess of one year as of December 31, 1997, are as follows (in thousands):

Year ending December 31 --
     1998............................  $   2,808
     1999............................        394
     2000............................        821
     2001............................        100
     2002............................     --
     Thereafter......................     --
                                       ---------
                                       $   4,123
                                       =========

7.  RELATED-PARTY NOTES PAYABLE:

     The Company has notes payable to David W. Allen, president of the Company, in the amounts of $100,000 and $310,000, bearing interest at 8.0 percent and
5.31 percent, respectively, per annum. Annual installments, related to the $100,000 note, of interest only are due beginning December 1, 1995, and continue until January 1, 2000, at which time all remaining unpaid principal and interest shall be due and payable. These notes are subordinated to the payment of all obligations of the Company to the Bank, pursuant to the terms of a subordination agreement amended on March 11, 1998.

8.  EMPLOYEE BENEFITS:

     The Company has a 401(k) defined contribution plan available to all employees who have been with the Company for more than one year. Employees may contribute up to 15 percent of their salary each year, and the Company may elect to make a discretionary contribution to this plan once a year. All plan

                               PARALLEL PRODUCTS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) participants who are employed at the end of the plan year and have completed 1,000 hours of service in that plan year are eligible to receive a share of the employer contribution. Participants' rights to the employer contribution vest 20 percent after the second covered year of service and 20 percent for each additional covered year of service. No contribution was made by the employer to the defined contribution plan for the year ended December 31, 1997.

9.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company leases office facilities and certain equipment under noncancelable operating leases for periods ranging from one to eight years. Rent expense was approximately $236,000 for the year ended December 31, 1997. The following table presents future minimum rental payments under noncancelable operating leases (in thousands):

Year ending December 31 --
     1998............................  $     189
     1999............................        138
     2000............................         63
     2001............................         46
     2002............................         36
     Thereafter......................        104
                                       ---------
          Total......................  $     576
                                       =========

  SALES COMMITMENTS

     Periodically, the Company enters into ethanol sales contracts with several of its customers. These contracts are generally short-term in nature and are used by the customer to ensure an adequate supply of ethanol for the state-mandated oxygenated fuels requirements. Additionally, the Company enters into short-term contracts for the purchase of ethanol to ensure an adequate supply for the formal sales contracts. These purchase commitments did not result in losses. The Company did not have any formal purchase or sales commitments outstanding for the year ended December 31, 1997.

  LEGAL PROCEEDINGS

     The Company is subject to claims and legal actions that arise in the ordinary course of business. Management believes that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on the financial position of the Company.

     The Company has been informed of possible violations of federal environmental criminal laws resulting from possible improper handling of asbestos-containing materials from a site now owned by the Company. The Company does not expect that the ultimate disposition of these proceedings will have a material adverse effect on the Company's financial condition or its results of operations.

10.  SUBSEQUENT EVENTS:

     On April 21, 1998, U S Liquids Inc. acquired the Company for cash, assumed debt and stock. The transaction was accounted for under the purchase method of accounting. The acquisition agreement provides for contingent payments up to $4.2 million, if certain financial and operational goals are met.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To U S Liquids Inc.:

     We have audited the accompanying balance sheets of the U S Liquids Inc. Predecessor, which represents certain assets acquired and liabilities assumed by U S Liquids Inc. from Campbell Wells, L.P. and Campbell Wells NORM, L.P. (collectively "Campbell Wells") which were wholly-owned subsidiaries of Sanifill, Inc., as of December 31, 1995 and December 13, 1996, and the related statements of income for the years ended December 31, 1994 and 1995 and for the period ended December 13, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 2, the accompanying financial statements have been prepared pursuant to the purchase agreement effective December 14, 1996, between Sanifill, Inc. and U S Liquids Inc. and were prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission and are not intended to be a complete presentation of Campbell Wells' assets, liabilities, operating results or cash flows on a stand-alone basis.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the balance sheet of the U S Liquids Inc. Predecessor as of December 31, 1995 and December 13, 1996, and the results of its operations for the years ended December 31, 1994 and 1995 and for the period ended December 13, 1996, pursuant to the purchase agreement referred to in Note 2 and in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
June 26, 1997
(March 3, 1998
with respect to note 8)

                          U S LIQUIDS INC. PREDECESSOR
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                        DECEMBER 31,    DECEMBER 13,
                                            1995            1996
                                        ------------    ------------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......     $    286        $  6,001
     Accounts receivable, less
      allowance of $200 and $172.....        6,393           4,053
     Prepaid expenses and other
     current assets..................          324              61
                                        ------------    ------------
          Total current assets.......     $  7,003        $ 10,115
PROPERTY, PLANT AND EQUIPMENT, net...       53,295          49,553
OTHER ASSETS.........................          243             232
                                        ------------    ------------
          Total assets...............     $ 60,541        $ 59,900
                                        ============    ============
  LIABILITIES AND NET INTERCOMPANY
               BALANCE
CURRENT LIABILITIES:
     Accounts payable................     $  2,875        $  1,621
     Accrued liabilities.............          115             336
                                        ------------    ------------
          Total current
        liabilities..................     $  2,990        $  1,957
CELL PROCESSING RESERVE..............        7,803           7,745
CLOSURE AND REMEDIATION RESERVES.....        2,619           1,969
DEFERRED INCOME TAXES................       12,571          14,554
                                        ------------    ------------
          Total liabilities..........     $ 25,983        $ 26,225
COMMITMENTS AND CONTINGENCIES
NET INTERCOMPANY BALANCE.............       34,558          33,675
                                        ------------    ------------
          Total liabilities and net
             intercompany balance....     $ 60,541        $ 59,900
                                        ============    ============

   The accompanying notes are an integral part of these financial statements.

                          U S LIQUIDS INC. PREDECESSOR
                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                            YEAR ENDED
                                           DECEMBER 31,       PERIOD ENDED
                                       --------------------   DECEMBER 13,
                                         1994       1995          1996
                                       ---------  ---------   -------------
REVENUES.............................  $  14,847  $  15,119      $16,853
COST OF OPERATIONS...................      7,478      8,635        9,136
                                       ---------  ---------   -------------
     Gross profit....................  $   7,369  $   6,484      $ 7,717
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      2,626      2,989        2,524
                                       ---------  ---------   -------------
     Income from operations..........  $   4,743  $   3,495      $ 5,193
INTEREST EXPENSE, excluding
  intercompany interest expense......        105        246          353
OTHER INCOME, net....................       (176)       (51)         (97)
                                       ---------  ---------   -------------
INCOME BEFORE PROVISION FOR INCOME
  TAXES..............................  $   4,814  $   3,300      $ 4,937
PROVISION FOR INCOME TAXES...........      1,945      1,400        2,044
                                       ---------  ---------   -------------
NET INCOME...........................  $   2,869  $   1,900      $ 2,893
                                       =========  =========   =============

   The accompanying notes are an integral part of these financial statements.

                          U S LIQUIDS INC. PREDECESSOR
                         NOTES TO FINANCIAL STATEMENTS

1.  THE ACQUISITION:

     Effective December 13, 1996, U S Liquids Inc. ("U S Liquids") purchased certain assets and assumed certain liabilities of Campbell Wells, L.P. and Campbell Wells NORM L.P. ("Campbell Wells" the "U S Liquids Inc.
Predecessor," or the "Company"), which were wholly-owned subsidiaries of Sanifill, Inc. ("Sanifill"), by issuing a long-term promissory note for $27.8 million and warrants to purchase 1,000,000 shares of U S Liquids common stock at an exercise price of $2.00 per share (the "Campbell Wells Acquisition").
Assets not purchased and excluded from the accompanying predecessor financial statements for all periods presented include transfer stations and other related assets of Campbell Wells previously sold by Sanifill to Newpark Resources, Inc. (the "Newpark Transaction").

     The Company treats and disposes oilfield waste generated in the exploration for and production of oil and natural gas. The Company has treatment facilities located in Louisiana and Texas that service the Gulf Coast region of the United States. The Company also treats oilfield naturally occurring radioactive material at its treatment facility at Lacassine, Louisiana.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION

     These financial statements have been prepared to present the financial position and results of operations of Campbell Wells related to the assets acquired and liabilities assumed by U S Liquids Inc. under the terms of the Campbell Wells Acquisition described in Note 1 and in conformity with generally accepted accounting principles.

     The balance sheets and statements of income may not necessarily be indicative of the financial position or results of operations that would have been realized had Campbell Wells been operated as a stand-alone entity. The statements of income include the amounts allocated by Sanifill to Campbell Wells for selling, general and administrative expenses based on a percentage of revenues and direct payroll based costs. Management believes this allocation is reasonable.

     As a wholly-owned subsidiary of Sanifill, Campbell Wells maintained a noninterest-bearing intercompany account with Sanifill for recording intercompany charges for costs and expenses, intercompany purchases of equipment and additions under capital leases, and intercompany transfers of cash, among other transactions. It is not feasible to ascertain the amount of related interest expense which would have been recorded in the accompanying statements of income had Campbell Wells been operated as a stand-alone entity. Sanifill did not maintain debt balances specifically related to the operations of Campbell Wells nor did Sanifill allocate any interest charges to Campbell Wells relating to Sanifill's corporate debt. The interest expense reflected in the accompanying statements of income represents the interest portion of capital lease payments which were paid by Sanifill and directly charged to Campbell Wells.

     Due to the manner in which Sanifill intercompany transactions were recorded and also due to carve out matters relating to intercompany transactions associated with the portion of Campbell Wells which was sold by Sanifill to Newpark, it is not feasible to present a detailed analysis of transactions reflected in the intercompany balance with Sanifill. The change in the intercompany balance with Sanifill (net of income) was ($409,000), $462,000, and $3,776,000 for the years ended December 31, 1994, 1995 and for the period ended December 13, 1996, respectively.

                          U S LIQUIDS INC. PREDECESSOR
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     It is also not feasible to present complete statements of cash flows, including unaudited interim cash flow data, due to the nature and manner of recording of intercompany transactions; however, the following information presents certain cash flow data related to the operations of Campbell Wells:

                             CASH FLOW INFORMATION

                                               YEAR ENDED
                                              DECEMBER 31,       PERIOD ENDED
                                          --------------------   DECEMBER 13,
                                            1994       1995          1996
                                          ---------  ---------   ------------
                                                    (IN THOUSANDS)
Cash flows from operating activities
     Net income.........................  $   2,869  $   1,900     $  2,893
     Adjustments to reconcile net income
       to net cash provided by operating
       activities
          Depreciation..................      2,860      3,025        2,594
          Deferred income tax provision
             (benefit)..................      1,234       (413)       1,983
          Changes in operating assets
             and liabilities
               Accounts receivable......     (3,118)       706        2,340
               Prepaid expenses and
                  other current
                  assets................         (8)      (130)         263
               Other assets.............        (41)        58           11
               Accounts payable and
                  accrued liabilities...       (228)     1,812       (1,033)
               Closure, remediation and
                  cell processing
                  reserves..............        340       (148)        (708)
                                          ---------  ---------   ------------
Net cash provided by operating
  activities............................  $   3,908  $   6,810     $  8,343
                                          =========  =========   ============

  USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets acquired and liabilities assumed, the disclosure of contingent assets acquired and liabilities assumed at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

  CONCENTRATIONS OF CREDIT RISK

     Accounts receivable potentially subject the Company to concentrations of credit risk. At December 31, 1995, two customers accounted for 17 percent and 11 percent, respectively, of the total accounts receivable balance. At December 13, 1996, 19 percent and 50 percent of the total accounts receivable are associated with two customers, respectively.

     In 1994, one customer accounted for 19 percent of total revenues. During 1995, two customers accounted for 33 percent and 22 percent, respectively, of total revenues. During 1996, two customers accounted for 41 percent and 31 percent, respectively, of total revenues.

     The Company's customers are concentrated in the oil and gas industry in Louisiana and Texas.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated

                          U S LIQUIDS INC. PREDECESSOR
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income or expense. Depreciation is computed using the straight-line method.

  CLOSURE AND REMEDIATION RESERVES

     The closure and remediation reserves represent accruals for the total estimated future costs associated with the ultimate closure of the Company's landfarm facilities, including costs of decommissioning and statutory monitoring costs required during the closure and subsequent postclosure periods. Management periodically reviews the level of these reserves and adjusts them to reflect its current estimate of the total costs necessary to complete the closure and remediation of its landfarm facilities. In conjunction with U S Liquids' acquisition of certain assets and assumption of certain liabilities of Campbell Wells, Sanifill has agreed to maintain landfarm facility closure bonds and related letters of credit totalling $4 million posted with the states of Louisiana and Texas through December 31, 1997, at which time U S Liquids will replace these closure bonds and letters of credit with similar instruments.

  REVENUE RECOGNITION AND CELL PROCESSING RESERVE

     When waste is unloaded at a given site, Campbell Wells recognizes the related revenue and records a reserve for the estimated amount of expenses to be incurred with the treatment of the oil field waste in order to match revenues with their related costs. The related treatment costs are charged against the reserve as such costs are incurred.

  INCOME TAXES

     The operations of Campbell Wells were included in the consolidated U.S. federal income tax return of Sanifill, Inc., and no allocations of income taxes were reflected in the historical statements of operations. For purposes of these predecessor financial statements, current and deferred income taxes have been provided on a separate return basis.

  NEW ACCOUNTING STANDARD

     Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the
Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Under these provisions, the Company reviews certain long-lived assets for impairment whenever events indicate that the carrying amount of an asset may not be recoverable and recognizes an impairment loss under certain circumstances in the amount by which the carrying value exceeds the fair value of the asset. In making this assessment, the Company considered the estimated future undiscounted cash flows of the Company's long-lived assets on the basis of continuing operations, versus the current market value of such assets on a held for sale basis. The adoption of SFAS No. 121 had no impact on the Company's financial position or results of operations.

3.  PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets at December 31, 1995, and December 13, 1996, consist of the following:

                                         1995       1996
                                       ---------  ---------
                                          (IN THOUSANDS)
Closure bond.........................  $     211  $      --
Prepaid expenses.....................         33         43
Notes receivable, current portion....         33         16
Other................................         47          2
                                       ---------  ---------
     Total...........................  $     324  $      61
                                       =========  =========

                          U S LIQUIDS INC. PREDECESSOR
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at December 31, 1995, and December 13, 1996, consist of the following:

                                     DEPRECIABLE LIFE       1995        1996
                                     -----------------   ----------  ----------
                                          (YEARS)            (IN THOUSANDS)
Landfarm and treatment facilities...           25        $   56,732  $   56,573
Buildings and improvements..........        10-12               532         659
Machinery and equipment.............          3-5             7,494       6,445
Vehicles............................          3-5               826         755
Furniture and fixtures..............            3               355         359
                                                         ----------  ----------
          Total.....................                     $   65,939  $   64,791
Less accumulated depreciation.......                        (12,644)    (15,238)
                                                         ----------  ----------
          Total.....................                     $   53,295  $   49,553
                                                         ==========  ==========

     Included in property, plant and equipment at December 31, 1995, and December 13, 1996 are approximately $3,133,000 and $3,133,000, respectively, of assets held under capital leases.

5.  OTHER ASSETS:

     Other assets at December 31, 1995, and December 13, 1996, consist of the following:

                                         1995       1996
                                       ---------  ---------
                                          (IN THOUSANDS)
Note receivable......................  $     196  $     196
Other................................         47         36
                                       ---------  ---------
          Total......................  $     243  $     232
                                       =========  =========

6.  ACCRUED LIABILITIES:

     Accrued liabilities at December 31, 1995, and December 13, 1996, consist of the following:

                                         1995       1996
                                       ---------  ---------
                                          (IN THOUSANDS)
Engineering and testing fees.........  $      13  $     140
Repairs and maintenance..............     --             96
Accrued salaries and benefits........         21         55
Escrow deposits......................         34     --
Accrued commissions..................         33     --
Other................................         14         45
                                       ---------  ---------
          Total......................  $     115  $     336
                                       =========  =========

                          U S LIQUIDS INC. PREDECESSOR
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7.  INCOME TAXES:

     The components of the provision (benefit) for income taxes are as follows:
                                            YEAR ENDED
                                           DECEMBER 31,       PERIOD ENDED
                                       --------------------   DECEMBER 13,
                                         1994       1995          1996
                                       ---------  ---------   -------------
                                                  (IN THOUSANDS)
Current
     Federal.........................  $   2,750  $   1,622      $    40
     State...........................     (2,039)       191           21
                                       ---------  ---------   -------------
          Total......................  $     711  $   1,813      $    61
                                       ---------  ---------   -------------
Deferred
     Federal.........................  $  (1,211) $    (511)     $ 1,580
     State...........................      2,445         98          403
                                       ---------  ---------   -------------
          Total......................  $   1,234  $    (413)     $ 1,983
                                       ---------  ---------   -------------

                                        $1,945     $1,400        $2,044
                                       =========  =========   =============

     The difference in income taxes provided (benefited) and the amounts determined by applying the federal statutory tax rate to income (loss) before provision (benefit) for income taxes result from the following:

                                            YEAR ENDED
                                           DECEMBER 31,       PERIOD ENDED
                                       --------------------   DECEMBER 13,
                                         1994       1995          1996
                                       ---------  ---------   -------------
                                                  (IN THOUSANDS)
Tax at statutory rate................  $   1,585  $   1,104      $ 1,676
Add (deduct)
     State income taxes, net of
       federal benefit...............        269        191          280
     Nondeductible expenses..........         91        105           88
                                       ---------  ---------   -------------
          Total......................  $   1,945  $   1,400      $ 2,044
                                       =========  =========   =============

     The tax effects of significant temporary differences representing deferred income tax assets and liabilities are as follows:

                                        DECEMBER 31,      DECEMBER 31,
                                            1995              1996
                                        ------------      ------------
                                                (IN THOUSANDS)
Deferred income tax liabilities
     Property and equipment..........     $ (4,511)         $ (4,767)
     Landfarm treatment facility.....      (14,287)          (14,286)
     Other...........................       (1,729)           (2,924)
                                        ------------      ------------
          Total......................     $(20,527)         $(21,977)
                                        ============      ============
Deferred income tax assets
     Closure accrual.................     $  2,015          $  1,967
     Depletion.......................        2,338             2,344
     Processing reserve..............        3,373             3,373
     Other...........................          230              (261)
                                        ------------      ------------
          Total......................     $  7,956          $  7,423
                                        ------------      ------------
          Net deferred income tax
             liabilities.............     $ 12,571          $ 14,554
                                        ============      ============

                          U S LIQUIDS INC. PREDECESSOR
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  COMMITMENTS AND CONTINGENCIES:

  NONCOMPETE AGREEMENT

     Under the terms of the Newpark Transaction, Campbell Wells and Sanifill agreed not to compete with Newpark Resources, Inc., in the collection of oilfield waste from offshore sources for a period of five years. This agreement was assumed by U S Liquids pursuant to the Campbell Wells Acquisition.

  OILFIELD WASTE DISPOSAL AGREEMENT

     In connection with the Newpark Transaction, Campbell Wells signed a disposal agreement dated June 4, 1996, in which Newpark Resources, Inc., agreed to deliver, and Campbell Wells agreed to accept at its Louisiana landfarms, certain quantities of oilfield waste each year for 25 years beginning June 1996, for a specified price, subject to adjustment, and at specified annual minimum volume levels. This agreement was assumed by U S Liquids pursuant to the Campbell Wells Acquisition.

  LEASES

     The Company leases office facilities under noncancelable leases. Rent expense was approximately $214,000, $202,000 and $214,000 for the years ended December 31, 1994 and 1995, and for the period ended December 13, 1996, respectively.

  LEGAL PROCEEDINGS

     Prior to the closing of the Campbell Wells Acquisition, three lawsuits were brought against Campbell Wells based upon the operation of its Bourg, Louisiana landfarm. In one of the lawsuits filed against Campbell Wells, approximately 300 individuals residing in and around Grand Bois, Louisiana are seeking unspecified monetary damages allegedly suffered as a result of (i) odors allegedly emitted by waste received from Exxon Company U.S.A. ("Exxon") at the landfarm in March 1994, and (ii) alleged air, water and soil contamination in connection with ongoing operations at the landfarm. The Company was named as a defendant in this action in January 1998. Trial in this matter on the claims of ten plaintiffs is set to commence in the 17th Judicial District Court for the Parrish of Lafourche, Louisiana on July 13, 1998. A second lawsuit, brought by one individual, seeks unspecified monetary damages allegedly suffered as a result of odors allegedly emitted by waste received from Exxon at the landfarm in March 1994. This lawsuit is also pending in the 17th Judicial District Court for the Parrish of Lafourche, Louisiana and trial is set to commence on July 13, 1998. The Company has not yet been named as a defendant in this action. In the third lawsuit, six individuals filed suit on March 7, 1996 against Campbell Wells in the Civil District Court for the Parrish of Orleans, Louisiana, seeking preliminary and permanent injunctive relief against certain treatment operations conducted at the Bourg, Louisiana landfarm which the plaintiffs contend have resulted and will result in adverse health effects by way of emissions of alleged air pollutants. The plaintiffs' request for a preliminary injunction was heard during the summer of 1996. On December 30, 1996, the court entered an order granting in part and denying in part the relief requested by the plaintiffs. Specifically, the court found that there was no evidence that emissions resulting from the treatment operations complained of equaled or exceeded any relevant safety standard, health standard or occupational standard and, therefore, denied the plaintiffs' request for a temporary injunction prohibiting such treatment operations. The court did, however, preliminarily enjoin Campbell Wells (and, thus, indirectly the Company) from treating waste received from Exxon in March 1994 in one particular treatment cell located within 500 feet of a building in which one of the plaintiffs resides. In connection therewith, the court ordered that the Commissioner of the Louisiana Department of Conservation be made a party to the litigation and substituted for the plaintiffs on the limited issue of whether Campbell Wells has violated the location criteria for the particular treatment cell involved. The Company was named as a defendant in this action in January 1998. No trial date has been set for the plaintiffs' request for permanent injunctive relief; however, based upon the court's rulings from the preliminary injunction trial and initial discussions with the Louisiana Department of Conservation, the

                          U S LIQUIDS INC. PREDECESSOR
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Company believes that permanent injunctive relief that might be entered in the action will not have a material adverse effect upon the Company's consolidated financial position or results of operations.

     Prior to the closing of the Campbell Wells Acquisition, a class action lawsuit was filed in the Civil District Court for the Parrish of Orleans, Louisiana against Campbell Wells seeking unspecified monetary damages allegedly suffered as a result of alleged air, water and soil contamination in connection with ongoing operations at the Mermentau, Louisiana landfarm. The Company has not been named as a defendant in this lawsuit; however, there can be no assurance that the Company will not subsequently be named as a defendant in this lawsuit.

     In the Campbell Wells Acquisition Agreement, Sanifill agreed, with certain enumerated exceptions, to retain responsibility for all liabilities of Campbell Wells as of the closing date of the Campbell Wells Acquisition including, without limitation, the contingent liabilities associated with such lawsuits. The obligation of Sanifill to indemnify the Company is limited to $10 million.

     In March 1998, the Company was dismissed as a defendant in a lawsuit originally filed by Waste Facilities, Inc. in 1994 against Campbell Wells and others in the District Court of Jim Wells County, Texas.

                     =======================================

     No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to its date.

                                   -----------

                                TABLE OF CONTENTS

                                                                  PAGE

Prospectus Summary................................................  2
Risk Factors......................................................  6
Use of Proceeds................................................... 12

Price Range of Common Stock and Dividend
  Policy.......................................................... 12
Capitalization.................................................... 13
Selected Financial Data........................................... 14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations................................................... 17
Business.......................................................... 24
Management........................................................ 38
Certain Transactions.............................................. 43
Principal Stockholders............................................ 46
Description of Securities......................................... 47
Selling Stockholders.............................................. 50
Plan of Distribution.............................................. 51
Legal Matters..................................................... 52
Experts........................................................... 52
Additional Information............................................ 52
Index to Financial Statements...................................F-1

                     =======================================
                     =======================================

                                U S LIQUIDS INC.

                               4,990,000 Shares of
                                  Common Stock

                             ----------------------

                                   PROSPECTUS

                              ---------------------



                                 June ____, 1998

                     =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the costs and expenses payable by the Company in connection with the sale of the securities being registered. All amounts are estimates except for the fees payable to the SEC.

                                                                          AMOUNT

SEC registration fee ........................................            $22,966
Printing expenses ...........................................              5,000
Accounting fees and expenses ................................             10,000
Legal fees and expenses .....................................             15,000
Blue sky fees and expenses ..................................              1,000
Transfer agent fees .........................................              1,000
Miscellaneous ...............................................              1,000
                                                                         -------
   TOTAL ....................................................            $55,966
                                                                         =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation contains a provision which limits, to the fullest extent permitted by Delaware law, the liability of a director to the Company or its stockholders from monetary damages for a breach of such director's fiduciary duty as a director. Delaware law presently permits such limitation of a director's liability except where a director (i) breaches his or her duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock repurchase, or
(iv) obtains an improper personal benefit.

         The Company's Certificate of Incorporation also provides that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company's best interests. The Company has obtained directors and officers liability insurance to limit its exposure under these provisions.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         In November 1996, the Company issued to members of management and other founding stockholders a total of 3,338,875 shares of Common Stock at $.02 per share. The sales were exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

         On December 13, 1996, in connection with its acquisition of various assets of affiliates of Sanifill, Inc., the Company issued to Sanifill, Inc. a warrant to purchase 1,000,000 shares of Common Stock at $2.00 per share. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

         On December 31, 1996, the Company sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act, no public offering being involved: Eric Warden -- 87,500 shares for a consideration of $153,125; William M. DeArman -- 50,000 shares for a consideration of $87,500; Fred M. Ferreira -- 12,500 shares for a consideration of $21,875; Steven Harter -- 6,250 shares for a consideration of $10,938; Ronald L. Stanfa -- 6,250 shares for a consideration of $10,938; and Lorne Bain 37,500 shares for a consideration of $65,625.

         On May 15, 1997, the Company issued to Sanders Morris Mundy Inc. a warrant to purchase 37,500 shares of Common Stock at an exercise price of $9.50 per share in consideration of financial advisory services to be provided to the Company. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

         On June 17, 1997, the Company issued to Thomas B. Blanton 1,062,500 shares of Common Stock in connection with the Company's acquisition of three companies owned by Mr. Blanton. These sales were exempt from registration under
Section 4(2) of the Securities Act, no public offering being involved.

         On June 17, 1997, the Company issued a total of 637,500 shares of Common Stock to the former stockholders of American WasteWater Inc. in connection with the Company's acquisition of American WasteWater Inc. These sales were exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

         On June 18, 1997, the Company issued to BellMeade Capital Partners and Mark Liebovit warrants to purchase a total of 65,000 shares of Common Stock at an exercise price of $9.50 per share in consideration of consulting services provided and to be provided to the Company. These sales were exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

         On August 25, 1997, the Company issued to each of Van Kasper & Company and Sanders Morris Mundy Inc. a warrant to purchase 56,250 shares of Common Stock at an exercise price of $11.40 per share as partial consideration for their services as managing underwriters of the Company's initial public offering. These sales were exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

         On October 1, 1997, the Company acquired Re-Claim Environmental, Inc. in exchange for 241,410 shares of Common Stock, of which an aggregate of 168,987 shares were issued to John E. Tuma, Duane F. Herbst, A. Travis Campbell, Russell Reichert, Kenneth B. Holmes, R.L. Smothers and Rainbow Investment Company in an unregistered transaction. Such sales were exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

         On January 1, 1998, the Company issued to Glenn Pratt and John Bailey warrants to purchase a total of 20,000 shares of Common Stock as part of the purchase price paid for an acquired business. These sales were exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a)  Exhibits

             EXHIBIT
                NO.                        DESCRIPTION
                ---                        -----------

             3.1 -- Second Amended and Restated Certificate of Incoporation of U S Liquids Inc. (Exhibit 3.1 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             3.2         -- Amended and Restated Bylaws of U S Liquids Inc.
                         (Exhibit 3.2 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             4.1 -- Form of Certificate Evidencing Ownership of Common Stock of U S Liquids Inc. (Exhibit 4.1 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             4.2 -- Amended and Restated Credit Agreement, dated April 10, 1998, among U S Liquids Inc., Bank of America National Trust and Savings Association, BankBoston, N.A. and Wells Fargo Bank, N.A. (Exhibit 4.2 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333- 52121), effective June 4, 1998, is hereby incorporated by reference).

             4.3         -- Note, dated April 10, 1998, of U S Liquids Inc.
                         payable to Bank of America National Trust and Savings Association. (Exhibit 4.3 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

             4.4         -- Note, dated April 10, 1998, of U S Liquids Inc.
                         payable to BankBoston, N.A. (Exhibit 4.4 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

             4.5         -- Note, dated April 10, 1998, of U S Liquids Inc.
                         payable to Wells Fargo Bank, N.A. (Exhibit 4.5 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

              4.6 -- Security Agreement, dated December 17, 1997, executed by U S Liquids Inc. and its subsidiaries in favor of Bank of America National Trust and Savings Association. (Exhibit 4.6 of the Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference).

              4.7 -- Company Pledge Agreement, dated December 17, 1997, executed by U S Liquids Inc. in favor of Bank of American National Trust and Savings Association. (Exhibit 4.7 of the Form 10- K for the year ended December 31, 1997 is hereby incorporated by reference.)

             +5.1        -- Opinion of Hartzog Conger & Cason.

             10.1 -- Asset Purchase Agreement, dated December 2, 1996, among U S Liquids Inc., Sanifill, Inc. and certain affiliates of Sanifill, Inc. (Exhibit 10.1 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.2 -- Seller Noncompetition Agreement, dated December 13, 1996, between U S Liquids Inc. and Sanifill, Inc. (Exhibit 10.2 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.3 -- Buyer Noncompetition Agreement, dated December 13, 1996, between Sanifill, Inc. and U S Liquids Inc. (Exhibit 10.3 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.4 -- NOW Disposal Agreement, dated June 4, 1996, among Sanifill, Inc., Oilfield Waste Disposal Operating Co. and Campbell Wells, Ltd. (Exhibit 10.4 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.5 -- Noncompetition Agreement, dated August 12, 1996, between Sanifill, Inc. and Newpark Resources, Inc. (Exhibit 10.5 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.6 -- Assumption and Guarantee Agreement dated August 12, 1996, among Newpark Resources, Inc., Sanifill, Inc., and Campbell Wells, Ltd. (Exhibit 10.6 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.7 -- Lease and Access Agreement between Campbell Wells, Ltd and Newpark Resources, Inc. (Exhibit 10.7 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.8 -- Sublease and Access Agreement between Campbell Wells, Ltd. and Newpark Resources, Inc. and underlying lease agreement (Exhibit 10.8 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.9 -- Sublease and Access Agreement between Campbell Wells, Ltd. and Newpark Resources, Inc. and underlying lease agreement (Exhibit 10.9 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.10 -- Consent to Assignment and Assumption of Contracts, dated December 13, 1996, among Sanifill, Inc., Campbell Wells, L.P. and U S Liquids Inc. (Exhibit 10.10 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.11 -- Form of Nonqualified Stock Option Agreement between U S Liquids Inc. and certain individuals (Exhibit 10.11 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.12 -- U S Liquids Inc. Amended and Restated Stock Option Plan (Exhibit 10.12 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.13 -- U S Liquids Inc. Directors' Stock Option Plan (Exhibit 10.13 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.14 -- Form of Grant of Incentive Stock Option Agreement (Exhibit 10.14 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.15 -- Employment Agreement, dated February 13, 1998, between U S Liquids Inc. and W. Gregory Orr. (Exhibit
                         10.15 of the Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference).

             10.16 -- Employment Agreement, dated February 13, 1998, between U S Liquids Inc. and Earl J. Blackwell. (Exhibit 10.16 of the Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference).

             10.17 -- Asset Purchase Agreement, dated December 15, 1997, among U S Liquids Inc., Mesa Processing, Inc., Waste Technologies, Inc., Kirk Johnson, Norman Johnson, John Jetelina and Ron McMahan (Exhibit 10.17 of the Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference).

             10.18 -- Agreement and Plan of Reorganization, dated September 30, 1997, among U S Liquids Inc., U S Liquids/Reclaim Acquisition Corporation, Re-Claim Environmental, Inc., John E. Tuma, Duane F. Herbst, A. Travis Campbell, Russell Reichert, Kenneth B. Holmes,
                         R. L. Smothers and Rainbow Investment Company (Exhibit
                         2.1 to the Form 10-Q for the quarter ended September 30, 1997 is hereby incorporated by reference).

             10.19 -- Purchase of Membership Interest Agreement, dated September 30, 1997, among U S Liquids Inc., Re-Claim Environmental Louisiana LLC, John E. Tuma and Reyncor Industrial Alcohol, Inc. (Exhibit 2.2 of the Form 10-Q for the quarter ended September 30, 1997 is hereby incorporated by reference).

             10.20 -- Purchase and Sale of Assets Agreement, dated September 30, 1997, among T&T Grease Service, Inc., A&B Enterprises, Inc. and Earnest L. McCombs (Exhibit 2.3 to the Form 10-Q for the quarter ended September 30, 1997 is hereby incorportated by reference).

             10.21 -- Stock Distribution Agreement, dated June 16, 1997, between U S Liquids Inc. and Thomas B. Blanton (Exhibit
                         10.21 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.22 -- Form of Stock Distribution Agreement, dated June 16, 1997, between U S Liquids Inc., and the former stockholders of Amercian WasteWater Inc. (Exhibit 10.22 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.23 -- Stock Distribution Agreement, dated June 16, 1997, between U S Liquids Inc. and W. Gregory Orr (Exhibit
                         10.23 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.24 -- Noncompetition Agreement, dated June 17, 1997, between U S Liquids Inc. and Thomas B. Blanton (Exhibit
                         10.24 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.25 -- Noncompetition Agreement, dated June 17, 1997, between U S Liquids Inc. and William H. Wilson, Jr. (Exhibit 10.25 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.26 -- Agreement to Vote Stock, dated June 16, 1997, among U S Liquids Inc., Thomas B. Blanton, W. Gregory Orr, Earl J. Blackwell, William M. DeArman and certain other parties (Exhibit 10.26 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.27 -- Estoppel, Waiver and Amendment Agreement, dated June 16, 1997, between Sanifill, Inc. and U S Liquids Inc. (Exhibit 10.27 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.28 -- Financial Advisory Agreement, dated May 15, 1997, between U S Liquids Inc. and Sanders Morris Mundy Inc. and supplemental letter dated July 10, 1997 (Exhibit
                         10.28 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.29 -- Service Agreement, dated June 23, 1997, between U S Liquids Inc. and Bellmeade Capital Partners (Exhibit
                         10.29 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.30 -- Service Agreement, dated June 23, 1997, between U S Liquids Inc. and Mark Liebovit (Exhibit 10.30 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333- 30065), effective August 19, 1997, is hereby incorporated by reference).

             10.31 -- Warrant, dated December 13, 1996, issued by U S Liquids Inc. to Sanifill, Inc. (Exhibit 10.31 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.32 -- Warrant Agreement, dated May 15, 1997, between U S Liquids Inc. and Sanders Morris Mundy Inc. (Exhibit
                         10.32 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.33 -- Warrant Agreement among U S Liquids Inc., Van Kasper & Company and Sanders Morris Mundy Inc. (Exhibit 10.33 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-34875), effective September 18, 1997, is hereby incorporated by reference).

             10.34 -- Warrant, dated June 23, 1997, issued by U S Liquids Inc. to Bellmeade Capital Partners (Exhibit 10.34 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333- 30065), effective August 19, 1997, is hereby incorporated by reference).

             10.35 -- Warrant, dated June 23, 1997, issued by U S Liquids Inc. to Mark Liebovit (Exhibit 10.35 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.36 -- Stock Purchase Agreement, dated September 10, 1996, among Mesa Processing, Inc., Jack C. Wolcott and South Texas By-Products Company, Inc. (Exhibit 10.36 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.37 -- Non-Competition Agreement, dated September 10, 1996, between Jack C. Wolcott and Mesa Processing, Inc. (Exhibit 10.37 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.38 -- Stock Distribution Agreement, dated June 16, 1997, between U S Liquids Inc. and Earl J. Blackwell (Exhibit
                         10.38 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.39 -- Stock Distribution Agreement, dated June 16, 1997, between U S Liquids Inc. and William M. DeArman (Exhibit 10.39 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.40 -- Employment Agreement, dated July 2, 1997, between U S Liquids Inc. and Michael P. Lawlor (Exhibit 10.40 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333- 30065), effective August 19, 1997, is hereby incorporated by reference).

             10.41 -- Warrant, dated January 1, 1998, issued by U S Liquids Inc. to Glenn A. Pratt (Exhibit 10.41 of the Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference).

             10.42 -- Amendment No. 1 to Financial Advisory Agreement, dated August 18, 1997, between U S Liquids Inc. and Sanders Morris Mundy Inc. (Exhibit 10.42 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.43 -- Agreement and Plan of Merger, dated June 16, 1997, among U S Liquids Inc., AWW Acquisition Corp., American WasteWater Inc., William H. Wilson, Jr. and Michael W. Minick (Exhibit 2.1 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.44 -- Agreement and Plan of Merger, dated June 16, 1997, among U S Liquids Inc., Mesa Acquisition Corp., T&T GS Acquisition Corp., Phoenix F&O Acquisition Corp., Mesa Processing, Inc., T&T Grease Service, Inc., Phoenix Fats & Oils, Inc. and Thomas B. Blanton (Exhibit 2.2 of the U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-30065), effective August 19, 1997, is hereby incorporated by reference).

             10.45 -- Warrant, dated August 25, 1997, issued by U S Liquids Inc. to Van Kasper & Company (Exhibit 10.45 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-34875), effective September 18, 1997, is hereby incorporated by reference).

             10.46 -- Warrant, dated August 25, 1997, issued by U S Liquids Inc. to Sanders Morris Mundy Inc. (Exhibit
                         10.46 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-34875), effective September 18, 1997, is hereby incorporated by reference).

             10.47 -- Warrant issued by U S Liquids Inc. to Sanders Morris Mundy Inc. (Exhibit 10.47 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-34875), effective September 18, 1997, is hereby incorporated by reference).

             10.48 -- Warrant, dated January 1, 1998, issued by U S Liquids Inc. to John Bailey (Exhibit 10.48 of the Form 10-K for the year ended December 31, 1997 is hereby incorporated by reference).

             10.49 -- Purchase and Sale of Assets Agreement, dated January 1, 1998, among Environment Management, Inc., Enviro-Plumbing, Inc., Michael L. Briggle and Mark A. Emmert (Exhibit 10.49 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

             10.50 -- Agreement and Plan of Reorganization, dated January 1, 1998, among U S Liquids Inc., U S Liquids/EMI Acquisition Corporation, Environment Management, Inc., Michael L. Briggle and Mark A. Emmert (Exhibit 10.50 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

             10.51 -- Stock Purchase Agreement, dated January 1, 1998, among U S Liquids Inc., Environment Management, Inc., Enviro-Waste Type V of Texas, Inc., Michael L. Briggle and Mark A. Emmert (Exhibit 10.51 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

              10.52 -- Purchase and Sale of Assets Agreement, dated January 1, 1998, among U S Liquids Inc., U S Liquids Northeast, Inc., Suburban Wastewater Services, Inc., Glenn A. Pratt, James D. Baird, Peter J. Collins and John J. Bailey (Exhibit 10.52 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

              10.53 -- First Amendment to Purchase and Sale of Assets Agreement, dated as of January 1, 1998, among U S Liquids Inc., U S Liquids Northeast, Inc., Suburban Wastewater Services, Inc., Glenn A. Pratt, James D. Baird, Peter J. Collins and John J. Bailey (Exhibit
                         10.53 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

              10.54 -- Purchase and Sale of Assets Agreement, dated March 15, 1998, among Environment Management, Inc., Trapmaster, Inc., Joel Curtis, Sid Ankrom and Scott Ankrom (Exhibit 10.54 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

              10.55 -- Purchase and Sale of Assets Agreement, dated March 15, 1998, among Environment Management, Inc., Bug Master Exterminating Service, Inc. and Ned Ewart (Exhibit 10.55 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

              10.56 -- Purchase and Sale of Assets Agreement, dated April 1, 1998, among Mesa Processing, Inc., Reclamation Technology Management, Inc. and Don E. Henley (Exhibit
                         10.56 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

              10.57 -- Purchase and Sale of Assets Agreement, dated April 1, 1998, among Mesa Processing, Inc., Betts Pump Service, Inc. and Keith Betts (Exhibit 10.57 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

              10.58 -- Agreement for Purchase and Sale of Assets, dated April 2, 1998 among U S Liquids Northeast, Inc., South Shore Pumping Corp. and Randy F. Bern (Exhibit 10.58 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

              10.59 -- Estoppel and Waiver Agreement, dated April 10, 1998, between U S Liquids Inc. and Sanifill, Inc. (Exhibit
                         10.59 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333- 52121), effective June 4, 1998, is hereby incorporated by reference).

              10.60 -- Agreement and Plan of Merger, dated April 15, 1998 among The National Solvent Exchange Corp., U S Liquids Inc., NS Acquisition Corp., Ronald T. Calloway and Maxwell R. Calloway (Exhibit 2.1 to the Form 8-K filed on April 30, 1998 is hereby incorporated by reference).

              10.61 -- Amendment No. 1 to Warrant Agreement, dated April 20, 1998, among U S Liquids Inc., Van Kasper & Company and Sanders Morris Mundy Inc. (Exhibit 10.61 of U S Liquids Inc.

                         Registration Statement on Form S-1 (File No.
                         333-52121), effective June 4, 1998, is hereby incorporated by reference).

             10.62 -- Agreement for Purchase and Sale of Assets, dated April 21, 1998, among USL Parallel Products of California, Parallel Products of Kentucky, Inc., Parallel Products of Florida, Inc., Parallel Products, DWA of Belvedere Company, the Estate of David W. Allen, David W. Allen Trust No. 1, Peter Allen, Neal Koehler and Richard Eastman (Exhibit 2.1 to the Form 8-K filed on May 6, 1998 is hereby incorporated by reference).

             10.63 -- Stock Purchase Agreement, dated April 21, 1998, among U S Liquids Northeast, Inc., U S Liquids Inc., Waste Stream Environmental, Inc., C. Wesley Gregory, Jr. and Donald E. Gordon (Exhibit 2.2 to the Form 8-K filed on May 6, 1998 is hereby incorporated by reference).

             10.64 -- Stock Purchase Agreement, dated April 21, 1998, among U S Liquids Northeast, Inc., U S Liquids Inc., Earth Blends, Inc., C. Wesley Gregory III, C. Wesley Gregory Jr. and Donald E. Gordon (Exhibit 2.3 to the Form 8-K filed on May 6, 1998 is hereby incorporated by reference).

             10.65 -- Agreement and Plan of Reorganization, dated April 21, 1998, among U S Liquids Inc., Amigo Acquisition, Inc., Amigo Diversified Services, Inc., Raoul Garza and Alex Salas (Exhibit 2.4 to the Form 8-K filed on May 6, 1998 is hereby incorporated by reference).

             10.66 -- Purchase and Sale of Assets Agreement, dated May 8, 1998, among USL City Environmental, Inc., City Management Corporation and USA Waste Services, Inc. (Exhibit 10.66 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

             10.67 -- Purchase and Sale of Assets Agreement, dated May 8, 1998, among USL City Environmental Services of Florida, Inc., City Management Corporation and USA Waste Services, Inc. (Exhibit 10.67 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

             10.68 -- Stock Purchase Agreement, dated May 8, 1998, among U S Liquids Inc., United Waste Systems Inc. and USA Waste Services, Inc. (Exhibit 10.68 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

             10.69 -- Leachate Treatment Agreeement, dated May 8, 1998, between City Management Corporation and USL City Environmental, Inc. (Exhibit 10.69 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

             10.70 -- Disposal Agreement, dated May 8, 1998, between City Management Corporation and USL City Environmental, Inc. (Exhibit 10.70 of U S Liquids Inc. Registration Statement on Form S-1 (File No. 333-52121), effective June 4, 1998, is hereby incorporated by reference).

             10.71 -- Form of Lock-Up Agreement between Donaldson, Lufkin & Jenrette Securities Corporation and certain holders of U S Liquids Inc. common stock.

              21.1       -- List of subsidiaries of U S Liquids Inc.

             +23.1       -- Consent of Arthur Andersen LLP.

              23.2       -- Consent of Hartzog Conger & Cason (contained in
                            Exhibit 5.1)

             *24.1       -- Power of attorney (included on signature page).

             +27.1       -- Financial Data Schedule.

--------------------
+ Filed herewith.

* Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Registration Statement on Form S-1 as filed on September 3, 1997 and amended on September 3, 1997 and June 15, 1998 and incorporated herein by reference.

       (b) All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, U S Liquids Inc. has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 22, 1998.

                                                         U S LIQUIDS INC.

                                                 By: /s/ MICHAEL P. LAWLOR
                                                         Michael P. Lawlor
                                                         CHIEF EXECUTIVE OFFICER

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON JUNE 22, 1998.

            SIGNATURE                            TITLE
            ---------                            -----
      /s/ MICHAEL P. LAWLOR
        Michael P. Lawlor           Chief Executive Officer and Director

       /s/ W. GREGORY ORR
          W. Gregory Orr            Chief Operating Officer, President and
                                    Director

      /s/ EARL J. BLACKWELL
        Earl J. Blackwell           Chief Financial Officer and Senior Vice
                                    President-Finance

   /s/ WILLIAM A. ROTHROCK IV*
      William A. Rothrock IV        Director

     /s/ THOMAS B. BLANTON*
        Thomas B. Blanton           Director

      /s/ ALFRED TYLER 2ND*
         Alfred Tyler 2nd           Director

_________________________________
     James F. McEneaney, Jr.        Director

* By Earl J. Blackwell as attorney-in-fact.